AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON
FEBRUARY 13, 2008

REGISTRATION NO. ______________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO 2 ON FORM S-1 TO
FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LEGEND INTERNATIONAL HOLDINGS, INC
(name of small business issuer in its charter)

DELAWARE	1041	23-3067904
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Mr. Peter Lee
LEGEND INTERNATIONAL HOLDINGS, INC
Level 8, 580 St Kilda Road
Melbourne  Victoria  3004
Australia
Telephone: 613-8532-2866
Facsimile: 613-8532-2805
(Name, address, including zip code, and
telephone number, including
area code, of agent for service)

Copies of communications to:
R. Brian Brodrick, Esq.
Phillips Nizer LLP
666 Fifth Avenue
New York  NY
Telephone: 212-841-0700

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	¨	Accelerated filer	¨
Non-accelerated filer	x	Smaller reporting company	¨
(Do not check if a smaller reporting company)	¨

CALCULATION OF REGISTRATION FEE:

Title Of Each Class Of Securities To Be Registered	Amount to be registered(1)	Proposed Maximum offering price per share (2)	Proposed aggregate price (2)	Amount of Registration Fee

Common Stock, Par Value $0.001 per Share	154,580,284(3)	$1.54	$238,033,637	$7,308.00
Common Stock, Par Value $0.001 per Share	3,146,130 (4)	$1.54	$4,983,629	$153.00
Common Stock, Par Value $0.001 per Share	19,779,000 (6)	$1.05	$20,767,950	$816.18
			$263,785,216	$8,277.18

(1) Pursuant to Rule 416, the Registration Statement also covers any additional shares of Common Stock that may become issuable by virtue of antidilution provisions of the stock options.

(2) The offering price has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(C), based upon the average of the closing bid and asked prices for the Common Stock as reported by the OTC-Bulletin Board (i) on July 30, 2007 of $1.54, in connection with shares registered pursuant to the filing of the original Registration Statement and (ii) on February 11, 2008 of $1.05 in connection with the additional shares of Common Stock registered pursuant to Amendment No. 2.

(3) Represents outstanding shares of Common Stock registered for sale by selling stockholders pursuant to the original Registration Statement.

(4) Represents (i) 3,033,630 shares issuable upon exercise of outstanding stock options that were issued on a pro rata basis to all of the stockholders of the Registrant effective as of December 31, 2005 and that are not transferable or exercisable (other than pursuant to a cashless exercise feature) until the underlying shares have been registered, and (ii) 112,500 shares of Common Stock that are issuable upon exercise of stock options that were issued in November 2006 in connection with the settlement of an employment dispute registered pursuant to the original Registration Statement.

(5) Includes $7,461 of the filing fee that was paid in connection with the original Registration Statement August 3, 2007.

(6) Represents additional outstanding shares of Common Stock being registered for sale by selling stockholders pursuant to Amendment No. 2.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

The Company initially filed this registration statement on Form SB-2.  Upon the adoption of SEC Release 33-8876, this amendment is being filed on Form S-1, with the disclosures in accordance with those for Form SB-2 as provided for in such SEC Release.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION,

DATED FEBRUARY 13, 2008

LEGEND INTERNATIONAL HOLDINGS, INC

  177,505,414 SHARES OF COMMON STOCK

This prospectus relates to the sale of up to 174,471,784 shares of Legend’s Common Stock by certain persons who are, or will become, stockholders of Legend (including 112,500 shares of Common Stock issuable upon exercise of stock options). Please refer to "Selling Stockholders" beginning on page 15.

In addition, we are registering 3,033,630 shares of Common Stock that are issuable upon exercise of outstanding stock options at an exercise price of $U$0.111 per share.  Effective as of December 31, 2005, we issued two options for each share of Common Stock held, on a pro-rata basis, to all stockholders for no consideration.  The options are not transferable or exercisable (except pursuant to a cashless exercise feature) until the underlying shares have been registered.

Legend is not selling any shares of Common Stock in this offering and therefore will not receive any proceeds from this offering. Legend will however receive proceeds from the sale of Common Stock upon exercise of options to the extent they are exercised for cash. All costs associated with this registration will be borne by Legend.

The shares of Common Stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering.  On February 11, 2008 , the last reported sale price of our Common Stock was $1.05 per share. Our Common Stock is quoted on the Over-the-Counter Bulletin Board under the symbol "LGDI."  These prices will fluctuate based on the demand for the shares of Common Stock.

Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under the applicable state law or that an exemption from registration is available.

These securities are speculative and involve a high degree of risk.

Please refer to "Risk Factors" beginning on page 10 .

No other underwriter or person has been engaged to facilitate the sale of shares of Common Stock in this offering. This offering will terminate 24 months after the accompanying registration statement is declared effective by the Securities and Exchange Commission. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY HAVE THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is ______________, 2008 .

We have not authorized anyone to provide information different from that contained in this prospectus.  Neither the delivery of this prospectus nor the sale of shares of Common Stock means that information contained in this prospectus is correct after the dates of this prospectus.  This prospectus is not an offer to sell or a solicitation of an offer to buy these shares of Common Stock in any circumstances under which the offer or solicitation is unlawful.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains numerous forward-looking statements relating to our business. such forward-looking statements are identified by the use of words such as believes, intends, expects, hopes, may, should, plan, projected, contemplates, anticipates or similar words. actual production, operating schedules, results of operations, ore reserve and mineral deposit estimates and other projections and estimates could differ materially from those projected in the forward-looking statements.  The factors that could cause actual results to differ materially from those projected in the forward-looking statements include:

•	The risk factors set forth herein,

•	The possibility that the phosphates we find are not commercially economical to mine,

•	The possibility that we do not find diamonds or that the diamonds we find are not commercially economical to mine,

•	The risks and hazards inherent in the diamonds mining business (including environmental hazards, industrial accidents, weather or geologically related conditions),

•	Changes in the market price of phosphate and diamonds,

•	The uncertainties inherent in our production, exploratory and developmental activities, including risks relating to permitting and regulatory delays,

•	The uncertainties inherent in the estimation of ore reserves ,

•	The effects of environmental and other governmental regulations, and

•	Uncertainty as to whether financing will be available to enable further exploration and mining operations.

Investors are cautioned not to put undue reliance on forward-looking statements.  We disclaim any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

PROSPECTUS SUMMARY

This summary is not complete and does not contain all of the information that you should consider before investing in our Common Stock.  This summary highlights selected information contained elsewhere in this prospectus.  You should read the entire prospectus carefully, including the more detailed information regarding our company, the risks of purchasing our Common Stock discussed under “Risk Factors”, and our financial statements and the accompanying notes, before making an investment decision.

Our Business

General

Our name is Legend International Holdings, Inc. and we sometimes refer to ourselves in this Prospectus as “Legend,” “Company”, or as “we”, “our”, and “us”.

We are an exploration stage mining company. Our objective is to exploit our interest in certain mining tenements which are in Queensland and the Northern Territory of Australia. Our principal exploration target is for phosphate, base metals and diamonds and we are seeking to determine whether they are present in commercially economic quantities on our tenements to develop an operating mine.

We sometimes refer to our tenements collectively in this Prospectus as either the “Queensland Phosphate tenements”, “Lady Jane”, “Lady Annie”, “D-Tree”, “Thorntonia”, “Drifter”, “Quita Creek”, “Highlands Plains”, “Lily Creek”, and the “North Australian diamond tenements”, “Calvert Hills Project”, “Foelsche”, “Selby”, “Cox” or “Abner Range”. Our tenements are registered in the Department of Mines & Energy in Queensland and Department of Primary Industry, Fisheries and Mines in the Northern Territory of Australia, and give us the right to explore and mine minerals from the tenements.

We were incorporated in the State of Delaware on January 2, 2001 as Sundew International, Inc. and changed our name to Legend on March 13, 2003. We registered Legend as a foreign corporation in Australia on August 8, 2006. Our executive offices are at Level 8, 580 St Kilda Road, Melbourne, Victoria, 3004, Australia. Our website is www.lgdi.net. Information included on our website shall not be deemed to be incorporated in this Prospectus.

Legend has a 100% owned subsidiary company Legend Consolidated Group Inc, a Delaware corporation. This company is inactive.

Recent Stock Split

Effective November 17, 2006, Legend issued one (1) new bonus share of Common Stock for every two (2) shares of Common Stock outstanding on the record at that date. The issue of the new bonus shares of Common Stock were on a pro-rate basis to all shareholders. As a result, the Company issued 27,599,722 shares of its Common Stock. Effective December 31, 2006, Legend issued one (1) new bonus share of Common Stock for every two (2) shares of Common Stock outstanding on the record at that date. The issue of the new bonus shares of Common Stock were on a pro-rata basis to all shareholders. As a result, the Company issued 41,934,337 shares of its Common Stock.

The Company has accounted for these bonus issues as a stock split (the “Stock Split”) and accordingly, all share and per share data included in this Prospectus has been retroactively restated.

Proposed Spin-off of Uranium Interests

On May 14, 2007, the Company announced that it intends to spin off its uranium exploration interests to a new public company to be traded on the over the counter market in the United States.  The Company intends to distribute to existing shareholders of the Company, as a dividend, shares in the new company, on a pro-rata basis to their holdings in Legend.  A record date for the transaction will be announced.  The shares of the new company will not be distributed to the shareholders of Legend until a registration statement covering such shares has been filed with and declared effective by the Securities and Exchange Commission.  This communication does not constitute an offer of any securities for sale. Legend has incorporated a new Delaware company for the purpose of the spin off called “Calvert River Resources Inc”. Legend has conducted research into previous exploration for phosphate-uranium and the research indicates several sites of potential phosphate mineralization of possible resources grade, over an area of up to 60 kilometres. Filed reconnaissance has confirmed this view. The phosphate mineralization is associated with uranium enrichment.

The Offering.

This offering relates to the sale of 178,716,975 shares of Common Stock by certain selling stockholders. Of these shares being offered:

•	175,683,345 are currently held by selling stockholders;

•
112,500 shares issuable upon exercise of outstanding stock options at an exercise price of US$0.111 per share. Effective November 30, 2006, we issued 112,500 options in connection with the settlement of a dispute.

In addition, we are registering 3,033,630 shares of Common Stock that are issuable upon exercise of outstanding stock options at an exercise price of US$0.111 per share.  Effective as of December 31, 2005, we issued two options for each share of Common Stock held, on a pro-rata basis, to all stockholders for no consideration.  The options are not transferable or exercisable (except pursuant to a cashless exercise feature) until the underlying shares have been registered.

Our shares are quotated on the "over-the-counter" ("OTC") Bulletin Board maintained by the National Association of Securities Dealers, Inc. The shares may be sold at prevailing market prices or privately negotiated prices.

Risk Factors.

You should read the "RISK FACTORS" section as well as the other cautionary statements throughout this prospectus so that you understand the risks associated with an investment in our securities. Any investment in our Common Stock should be considered a high-risk investment because of the nature of mineral exploration. Only investors who can afford to lose their entire investment should invest in these securities.

Use of Proceeds.

We will not receive any proceeds from the shares offered by the selling stockholders.  See "Use of Proceeds."  We will, however, receive proceeds from the sale of Common Stock upon exercise of the options to the extent they are received for cash. We are paying all of the expenses relating to the registration of the shares for the selling stockholders.

Defined Terms.

A number of technical and industry terms, as well as other defined terms used in this prospectus, are defined in the GLOSSARY at the end of this prospectus. Generally, we have provided a definition of each such defined term in the first instance that it is used in this prospectus and again in the GLOSSARY.

Currency

We use the Australian dollar as our reporting currency, since we are headquartered in Australia and our administrative expenses are incurred in Australian dollars.  References to dollars are to Australian dollars (A$) unless otherwise indicated as being United States dollars (US$).  For the convenience of the reader, the Australian Dollar figures for the year ended December 31, 2006 have been translated into United States Dollars (“US$”) using the rate of exchange at December 31, 2006 of A$1.00=US$0.7893.  Prior to July 31, 2006, the Company’s functional currency was the US dollar.  However, as a result of the purchase of diamond mining tenements in Northern Australia in July 2006, the Company’s 2006 revenue and expenses will be primarily denominated in Australian dollars (A$).  Statement of Financial Accounting Standards (“SFAS”) No. 52, Foreign Currency Translation, states that the functional currency of an entity is the currency of the primary economic environment in which the entity operates. Accordingly the Company determined that from August 1, 2006 the functional currency of the Company is the Australian dollar.  Assets, liabilities and equity were translated at the rate of exchange at July 31, 2006.  Revenue and expenses were translated at actual rates.  Transaction gains and losses were included as part of accumulated other comprehensive gain.

Restatement of comparative numbers was made for the change in functional and reporting currency.  The change was adopted prospectively beginning July 31, 2006 in accordance with SFAS No. 52.

Summary Financial Data

The following summary financial data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

Statement of Operations Data

	Year ended December 31			Nine months ended September 30
	2005 A$000	2006 A$000	Conv. Transl. US$000	2006 A$000	2007 A$000	Conv. Transl. US$000
Revenues - interest	-	2	2	-	6	5
Costs and expenses	77	4,537	3,581	3,028	4,577	4,066
Loss from operations	(77)	(4,535)	(3,579)	(3,028)	(4,570)	(4,061)
Other income (loss)	1	(40)	(32)	(32)	(316)	(281)
Profit (loss) before income taxes	(76)	(4,575)	(3,612)	(3,060)	(4,886)	(3,780)
Provision for income taxes	-	-	-	-	-	-
Net profit (loss)	(76)	(4,575)	(3,612)	(3,060)	(4,886)	(3,780)
	A$	A$	US$	A$	A$	US$
Net profit (loss) per share on continuing operations	(0.00)	(0.06)	(0.05)	(0.05)	(0.03)	(0.03)
Weighted average number of shares outstanding (000’s)	28,669	75,230	75,230	59,523	141,566	141,566

Balance Sheet Data
	A$000	A$000	US$000	A$000	A$000	US$000
Total assets	-	1,149	907	151	3,565	3,167
Total liabilities	89	1,881	1,484	1,731	841	747
Stockholders’ equity (deficit)	(89)	(731)	(577)	(1,580)	2,724	2,420

Convenience translation at December 31, 2006 using December 31, 2006 exchange rate and at September 30 , 2007 using September 30 , 2007 exchange rate.

RISK FACTORS

You should carefully consider each of the following risk factors and all of the other information provided in this prospectus before purchasing our Common Stock.  An investment in our Common Stock involves a high degree of risk, and should be considered only by persons who can afford the loss of their entire investment.  The risks and uncertainties described below are not the only ones we face.  There may be additional risks and uncertainties that are not known to us or that we do not consider to be material at this time.  If the events described in these risks occur, our business, financial condition and results of operations would likely suffer.  Additionally, this prospectus contains forward-looking statements that involve risks and uncertainties.  Our actual results may differ significantly from the results discussed in the forward-looking statements.  This section discusses the risk factors that might cause those differences.

Risks of Our Business

We Lack an Operating History And Have Losses Which We Expect To Continue Into the Future.

To date we have had no material source of revenue. We have no operating history as a mineral exploration or mining company upon which an evaluation of our future success or failure can be made. Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

-	exploration and development of any mineral property we identify;

-	our ability to locate economically viable mineral reserves in any mineral property we identify;

-
our ability to raise the capital necessary to conduct exploration and preserve our interest in mineral claims, increase our interest in mineral claims and continue as an exploration and mining company; and

-	our ability to generate revenues and profitably operate a mine on any mineral property we identify.

We Have No Mineral Reserves And We Cannot Assure You That We Will Find Such Reserves. If We Develop A Mineral Reserve, There Is No Guarantee That Production Will Be Profitable.

We cannot guarantee we will ever find any or that we will be successful in locating commercial mineral reserves on any exploration properties that we may obtain.  Even if we find a commercial mineral reserve, there is no assurance that we will be able to mine them. Even if we develop a mine, there is no assurance that we will make a profit. If we do not find commercial minerals you could lose part or all of your investment.

We Will Need Financing To Determine If There Is Commercial Minerals And To Maintain The Mineral Claims.

Our success will depend on our ability to raise capital. We will require substantial additional funds to conduct mineral exploration and development activities on our tenements. There is no assurance whatsoever that funds will be available from any source or, if available, that they can be obtained on terms acceptable to us to make investments. If funds are not available in the amounts required to achieve our business strategy, we would be unable to reach our objective. This could cause the loss of all or part of your investment.

The Report Of Our Independent Registered Public Accounting Firm Contain An Explanatory Paragraph Questioning Our Ability To Continue As A Going Concern.

The report of our independent registered public accounting firm on our financial statements as of December 31, 2006 and for the years ended December 31, 2006 and 2005 includes an explanatory paragraph questioning our ability to continue as a going concern.  This paragraph indicates that we have not yet commenced revenue producing operations and have a retained deficit at December 31, 2006 of A$5,355,734 which conditions raise substantial doubt about our ability to continue as a going concern.  Our financial statements do not include any adjustment that might result from the outcome of this uncertainty.

We Are A Small Operation And Do Not Have Significant Capital.

Because we will have limited working capital, we must limit our exploration. If we are unable to raise the capital required to undertake adequate exploration, we may not find commercial minerals even though properties that we may acquire may contain commercial minerals. If we do not find commercial minerals we may be forced to cease operations and you may lose your entire investment.

We Could Encounter Delays Due To Regulatory And Permitting Delays.

We could face delays in obtaining mining permits and environmental permits. Such delays, could jeopardize financing, if any, in which case we would have to delay or abandon work on the properties.

There Are Uncertainties Inherent In The Estimation Of Mineral Reserves.

Reserve estimates, including the economic recovery of ore, will require us to make assumptions about recovery costs and market prices. Reserve estimation is, by its nature, an imprecise and subjective process and the accuracy of such estimates is a function of the quality of available data and of engineering and geological interpretation, judgment and experience. The economic feasibility of properties will be based upon our estimates of the size and grade of ore reserves, metallurgical recoveries, production rates, capital and operating costs, and the future price of diamonds. If such estimates are incorrect or vary substantially it could affect our ability to develop an economical mine and would reduce the value of your investment.

If We Define An Economic Ore Reserve And Achieve Production, It Will Decline In The Future. An Ore Reserve Is A Wasting Asset.

Our future ore reserve and production, if any, will decline as a result of the exhaustion of reserves and possible closure of any mine that might be developed.  Eventually, at some unknown time in the future, all of the economically extractable ore will be removed from the properties, and there will be no ore remaining unless this Company is successful in near mine site exploration to extend the life of the mining operation. This is called depletion of reserves. Ultimately, we must acquire or operate other properties in order to continue as an on going business. Our success in continuing to develop reserves, if any, will affect the value of your investment.

There Are Significant Risks Associated With Mining Activities.

The mining business is generally subject to risks and hazards, including quantity of production, quality of the ore, environmental hazards, industrial accidents, the encountering of unusual or unexpected geological formations, cave-ins, flooding, earthquakes and periodic interruptions due to inclement or hazardous weather conditions. These occurrences could result in damage to, or destruction of, our mineral properties or production facilities, personal injury or death, environmental damage, reduced production and delays in mining, asset write-downs, monetary losses and possible legal liability. We could incur significant costs that could adversely affect our results of operation.  Insurance fully covering many environmental risks (including potential liability for pollution or other hazards as a result of disposal of waste products occurring from exploration and production) is not generally available to us or to other companies in the industry. What liability insurance we carry may not be adequate to cover any claim.

We May Subject To Significant Environmental And Other Governmental Regulations That Can Require Substantial Capital Expenditure, And Can Be Time-Consuming.

We may be required to comply with various laws and regulations pertaining to exploration, development and the discharge of materials into the environment or otherwise relating to the protection of the environment in the countries that we operate, all of which can increase the costs and time required to attain operations. We may have to obtain exploration, development and environmental permits, licenses or approvals that may be required for our operations. There can be no assurance that we will be successful in obtaining, if required, a permit to commence exploration, development and operation, or that such permit can be obtained in a timely basis. If we are unsuccessful in obtaining the required permits it may adversely affect our ability to carry on business and cause you to lose part or all of your investment.

Mining Accidents Or Other Adverse Events At Our Property Could Reduce Our Production Levels.

If and when we reach production it may fall below estimated levels as a result of mining accidents, cave-ins or flooding on the properties. In addition, production may be unexpectedly reduced if, during the course of mining, unfavorable ground conditions or seismic activity are encountered, ore grades are lower than expected, or the physical or metallurgical characteristics of the ore are less amenable to mining or processing than expected. The happening of these types of events would reduce our profitably or could cause us to cease operations which would cause you to lose part or all of your investment.

The acquisition of mineral properties is subject to substantial competition. If we must pursue alternative properties, companies with greater financial resources, larger staffs, more experience, and more equipment for exploration and development may be in a better position than us to compete for properties. We may have to undertake greater risks than more established companies in order to compete which could affect the value of your investment.

We May Lose Our Claims If We Do No Maintain A Minimum Level of Work On The Claims

We will be required to carry out a minimum level of work on each claim to maintain of our claims in good standing. If we cannot afford to carry out the work or pay the fees we could lose our interest in claims. The loss of some or all of our mineral claims would adversely affect the value of your investment.

We are substantially dependent upon AXIS Consultants To Carry Out Our Activities

We are substantially dependent upon AXIS for our senior management, financial and accounting, corporate legal and other corporate headquarters functions.  For example, each of our officers is employed by AXIS and, as such, is required by AXIS to devote substantial amounts of time to the business and affairs of the other shareholders of AXIS.

Pursuant to a services agreement, AXIS provides us with office facilities, administrative personnel and services, management and geological staff and services.  No fixed fee is set in the agreement and we are required to reimburse AXIS for any direct costs incurred by AXIS for us.  In addition, we pay a proportion of AXIS indirect costs based on a measure of our utilization of the facilities and activities of AXIS plus a service fee of not more than 15% of the direct and indirect costs.  To date, AXIS has not charged us a service fee but there can be no assurance that AXIS will not charge a fee in the future.  This service agreement may be terminated by us or AXIS on 60 days’ notice.  See “Certain Relationships and Related Party Transactions.”

We are one of four affiliated companies of which three are Australian public companies listed on Australian Stock Exchange.  Each of the companies has some common Directors, officers and shareholders.  In addition, each of the companies is substantially dependent upon AXIS for its senior management and certain mining and exploration staff.  A number of arrangements and transactions have been entered into from time to time between such companies.  Currently, there are no material arrangements or planned transactions between the Company and any of the other affiliated companies other than AXIS.  However, it is possible we may enter into such transactions in the future which could present conflicts of interest.

Future Sales of Common Stock Could Depress The Price Of Our Common Stock

Future sales of substantial amounts of Common Stock pursuant to this prospectus or Rule 144 under the Securities Act of 1933 or otherwise by certain stockholders could have a material adverse impact on the market price for the Common Stock at the time.  As of the date of this prospectus, there are 176,718,825 shares of Common Stock outstanding, of which 175,843,345 shares of Common Stock are restricted securities.  We are registering all the restricted securities in this prospectus which will be available for sale when this prospectus becomes effective. The remaining restricted securities will be available for sale pursuant to Rule 144 under the Securities Act.  In general, under rule 144, a person (or persons whose shares are aggregated) who has satisfied a six-month holding period and who is not an affiliate of the Company may sell restricted securities without limitation as long as the Company is current in its SEC reports. A person who is an affiliate of the Company may sell within any three-month period a number of restricted securities which does not exceed the greater of one (1%) percent of the shares outstanding or the average weekly trading volume during the four calendar weeks preceding the notice of sale required by Rule 144.   In addition, Rule 144 permits, under certain circumstances, the sale of restricted securities by a non-affiliate without any limitations after a one-year holding period.   Any sales of shares by stockholders pursuant to this prospectus or Rule 144 may have a depressive effect on the price of our Common Stock.

Our Common Stock Is Traded Over the Counter, Which May Deprive Stockholders Of The Full Value Of Their Shares

Our Common Stock is quoted via the Over The Counter Bulletin Board (OTCBB).  As such, our Common Stock may have fewer market makers, lower trading volumes and larger spreads between bid and asked prices than securities listed on an exchange such as the New York Stock Exchange or the NASDAQ Stock Market.  These factors may result in higher price volatility and less market liquidity for the Common Stock.

A Low Market Price May Severely Limit The Potential Market For Our Common Stock

Our Common Stock is currently trading at a price substantially below $5.00 per share, subjecting trading in the stock to certain SEC rules requiring additional disclosures by broker-dealers.  These rules generally apply to any equity security that has a market price of less than $5.00 per share, subject to certain exceptions (a “penny stock”).  Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and institutional or wealthy investors.  For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to the sale.  The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market.  Such information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer.  Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.  The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in our Common Stock.

The Market Price Of Your Shares Will Be Volatile.

The stock market price of mineral exploration companies like us has been volatile. Securities markets may experience price and volume volatility. The market price of our stock may experience wide fluctuations that could be unrelated to our financial and operating results. Such volatility or fluctuations could adversely affect your ability to sell your shares and the value you might receive for those shares.

USE OF PROCEEDS

This prospectus relates to shares of our Common Stock that may be offered and sold from time to time by the selling stockholders.  There will be no proceeds to us from the sale of shares of Common Stock in this offering. In addition, any proceeds that we receive from the exercise of options to the extent they are exercised for cash will be used for working capital and general corporate purposes.

DETERMINATION OF OFFERING PRICE

The Offering Price is estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the “Act”), and is based on the average of the closing bid and asked prices for the Registrant’s Common Stock as reported on the NASDAQ OTC Bulletin Board on July 30, 2007 and February .

DILUTION

The net tangible book value of our Company as of September 30, 2007 was A$2,723,246 or A$0.17 per share of Common Stock . Net tangible book value per share is determined by dividing the tangible book value of our Company (total tangible assets less total liabilities) by the number of outstanding shares of our Common Stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to our Company, our net tangible book value will be unaffected by this offering.

SELLING STOCKHOLDERS

The following table sets forth as of January 31, 2008 , the number of shares of our Common Stock owned by each selling stockholder and the number of such shares included for sale in this prospectus, which in each case, except as set forth below, is equal to the number of shares owned by such person.

Except as set forth below, the shares being offered by the selling stockholders were issued or are issuable upon exercise of securities that were issued in connection with one or more of the following transactions.

1.           Effective as of December 31, 2005, we issued two options for each share of Common Stock held, on a pro-rata basis, to all stockholders for no consideration.  Each option can be exercised by the payment of US$0.111 per option.  The options are not transferable or exercisable (except pursuant to a cashless exercise feature described in the next sentence) until the underlying shares have been registered.  The options contain a cashless exercise provision and the holder, at its option, may exercise the option by surrender and cancellation of a portion of the shares of our Common Stock issuable upon the exercise of the options based on the then current market price of our Common Stock. If the holders of the options elected to exercise the options pursuant to this provision, we would not receive any proceeds from the exercise of these options (the “Option Offering”).  The shares set forth below include shares that were issued upon a cashless exercise of certain options.

2.           On November 30, 2006, we issued 112,500 shares of Common Stock and 112,500 options, with an exercise price of US$0.111 per share, over shares of Common Stock to Pinchas T Althaus in connection with a settlement of a dispute.

3.           From September 19, 2006 to November 17, 2006, we entered into subscription agreements with a number of accredited investors pursuant to which we issued to those parties in a private placement transaction shares of Common Stock in Legend at an issue price of US$0.50 per share (the “September 2006 Offering”).

4.           On December 31, 2006, we entered into a subscription agreement with an accredited investor pursuant to which we issued to that party in a private placement transaction shares of Common Stock and options on the basis of one option for every two shares subscribed for with no exercise price in Legend at an issue price of US$0.50 per share (the “December 2006 Offering”).

5.           From February 19, 2007 to July 31, 2007, we entered into subscription agreements with a number of accredited investors pursuant to which we issued to those parties in a private placement transaction shares of Common Stock in Legend at an issue price of US$0.25 per share (the “2007 Offering”).

6.           From July 19, 2006 to July 31, 2007, an affiliate of our principal stockholder sold shares of Common Stock in a private transaction to a number of accredited investors (the “Affiliate Offering”).

7.           On November 2, 2007, we entered into an agreement with Iron Duyfken Pty Ltd to acquire three (3) project areas in the Georgina Basin of Queensland, Australia. We agreed to pay A$500,000 and issue 500,000 shares of Common Stock as consideration.

8.           On November 22 and 24, 2007, we agreed to issue a total of 104,000 shares of Common Stock for investor relations and consulting services.

9.           On December 12, 2007, we entered into a Subscription Agreement with Atticus European Fund Ltd and Green Way Managed Account Series Ltd in respect of its segregated account, Green Way Portfolio D (collectively “Atticus”) pursuant to which the Company issued in a private placement transaction (the ”Private Placement”) to Atticus an aggregate of 18,750,000 shares of Common Stock at a price of US$0.80 per share for an aggregate purchase price of US$15,000,000 For information concerning the Company’s registration obligations with respect to these shares, see footnote (pp), below.

10.           On December 31, 2007, we issued 200,000 shares of Common Stock for services rendered to us and 150,000 shares of Common Stock for consulting services.

	Beneficial Ownership Prior to Offering			Beneficial Ownership After Offering
Selling Stockholders	Common Stock	Percentage of Outstanding Common Stock*	Shares Being Offered(a)	Common Stock	Percentage of Outstanding Common Stock

Abraham D Minkowitz	40,000	0.02	40,000	-	-
Active Properties Pty Ltd (e)	45,000	0.03	45,000	-	-
Ariel Funding LLC (f)	50,000	0.03	50,000
Alex P Antebi Living Trust	100,000	0.06	100,000
Amerika Direct Finance LLC	80,000	0.05	80,000	-	-
Andrew Barwicki	4,000	0.00	4,000
BBY Limited (w)	6,264,761	3.55	6,264,761
Ben Bloom	95,000	0.05	95,000	-	-
Benny Shabtai	1,500,000	0.85	1,500,000	-	-
Berkley Consultants Pty Ltd (g)	1,125,000	0.64	1,125,000	-	-
Brendan Hawes	125,000	0.07	125,000	-	-
C Victor Chevillion	40,000	0.02	40,000	-	-
Camilla Jane Stokes	18,000	0.01	18,000	-	-
Camp Gan Israel inc (h)	240,000	0.14	240,000	-	-
Cathal Donal Clarke	24,000	0.01	24,000	-	-
Chabad House of Caulfield Pty Ltd (b)	19,901,250	11.26	19,901,250	-	-
Christina Francis Wardle and Andrew James Wardle	13,500	0.01	13,500	-	-
Christina Hawes-Mohr	800,000	0.45	800,000	-	-
David Cantwell	200,000	0.11	200,000

David and Rina Likht	146,250	0.08	146,250	-	-
David B Katzin MD PHD	144,000	0.08	144,000	-	-
David Childs and Bianca Power	33,881	0.02	33,881	-	-
David Schwartz	1,000,000	0.57	1,000,000	-	-
Davoon Pty Ltd (j)	977,863	0.55	977,863	-	-
Denis O'Brien	800,000	0.45	800,000	-	-
Dianne Elizabeth Reid	90,000	0.05	90,000	-	-
DMC Fund (qq)	85,714	0.05	85,714
Donald William Beileiter	90,000	0.05	90,000	-	-
Dov Junik	100,000	0.06	100,000	-	-
Elmenson Pty Ltd (k)	225,000	0.13	225,000	-	-
Emily Sarah Stokes	18,000	0.01	18,000	-	-
Esther Gutnick	86,535	0.05	86,535	-	-
Esther Horn	90,000	0.05	90,000	-	-
Fredrick J Todd	5,400,000	3.06	6,600,000	-	-
GARF Pty Ltd (l)	482,480	0.27	482,480	-	-
George T Hawes	5,000,000	2.83	5,000,000	-	-
Gijsbert Johannes Groenewegen	100,000	0.06	100,000	-	-
Gold Arrow Global Mining Fund (m)	400,000	0.23	400,000	-	-
Harbor Business Group LLC (n)	400,000	0.23	400,000	-	-
Helping Hand in Hand (o)	450,000	0.25	450,000	-	-
Howard Moser	400,000	0.23	400,000	-	-
Hui Wu	200,000	0.11	200,000	-	-
Ian Hawes	125,000	0.07	125,000	-	-
J and N Invest LLC (p)	1,360,000	0.77	1,360,000	-	-
Jacob Shallman	121,200	0.07	121,200	-	-
Jacques Antebi	50,000	0.03	50,000
James William Beileiter	1,350	0.00	1,350	-	-
Jared Thomas Beileiter	900	0.00	900	-	-
JAY LLC (f)	180,000	0.10	180,000
Jeff Broude & Adele Broude as trustees for the Broude Superannuation Fund (q)	158,000	0.09	158,000	-	-
Jeremy John Beileiter	900	0.00	900	-	-
Jeremy M Minkowitz	40,000	0.02	40,000	-	-
John Douglas Thompson and Sarah Jane Thompson	337,500	0.19	337,500	-	-
John Gregory Stokes	135,000	0.08	135,000	-	-
John Hugh McDonnell	100,000	0.06	100,000	-	-
John Wakefield Jennings (Crover Family A/C) (r)	90,000	0.05	90,000	-	-
Jonathon & Faygie Herzog	940,500	0.53	940,500	-	-
Jonathon Herzog custodian for Aryeh Herzog (s)	18,000	0.01	18,000	-	-
Jonathon Herzog custodian for Chaya Herzog (t)	18,000	0.01	18,000	-	-
Jonathon Herzog custodian for Chayla Herzog (u)	18,000	0.01	18,000	-	-
Jonathon Herzog custodian for Sarah Herzog (v)	18,000	0.01	18,000	-	-
Joseph Davidsohn	875,000	0.50	875,000	-	-
Joseph Futeras	40,000	0.02	40,000
Joseph Katz	90,000	0.05	90,000	-	-
Joshua Greisman	100,000	0.06	100,000	-	-
Joshua Weinberg	200,000	0.11	200,000	-	-
Ken Rosewall	257,480	0.15	257,480	-	-
Kevin Ernst	100,000	0.06	100,000	-	-
Kevin Stanley	285,714	0.16	285,714
Kieran Phillips	200,000	0.11	200,000	-	-
Kraka Pty Ltd (Super Fund A/C) (x)	22,500	0.01	22,500	-	-

Laura O Kettell	121,429	0.07	121,429
Laurence Barry Jacobs	310,000	0.18	310,000	-	-
LC Asia Limited (y)	225,000	0.13	225,000	-	-
Len van der Sluijs	250,000	0.14	250,000
Levi Banash	1,441,000	0.82	1,441,000
Louis C Robin	300,000	0.17	300,000	-	-
Luba Bloom	95,000	0.05	95,000	-	-
Marc Jacobowitz	80,000	0.05	80,000	-	-
Martin Daskal	2,000,000	1.13	2,000,000	-	-
Max & Asia New	836,000	0.47	836,000	-	-
Maxine Joan McDowell	22,500	0.01	22,500	-	-
Menachem Gansburg	200,000	0.11	200,000	-	-
Michelle A Minkowitz	40,000	0.02	40,000	-	-
Miguel Poyastro	1,500,000	0.85	1,500,000
Mike Ford and Theresa Perez	4,500	0.00	4,500	-	-
Minette C Lew	40,000	0.02	40,000
Miriam A Minkowitz	40,000	0.02	40,000	-	-
Moshe D Gutnick	86,535	0.05	86,535	-	-
Musgrave Investments Limited (z)	100,000	0.06	100,000	-	-
Nadine Kettell-Osborn	142,857	0.08	142,857
Nicholas James Stokes	18,000	0.01	18,000	-	-
Perspective Holdings Pty Ltd (aa)	67,500	0.04	67,500	-	-
Peter Moroney <Tracker Network Super Account> (bb)	85,895	0.05	85,895	-	-
Patrick a Delaney	28,571	0.02	28,571
Patsy M Nakari	40,000	0.02	40,000
Pilmore Pty Ltd (rr)	250,000	0.14	250,000
Pini Althaus	225,000	0.13	225,000	-	-
Pirchei Shoshanim Inc (ss)	1,200,000	0.68	1,200,000
President Street Fund LP (cc)	200,000	0.11	200,000	-	-
Rachel H Minkowitz	40,000	0.02	40,000	-	-
Ralph Kettell	121,429	0.07	121,429
Renika Pty Ltd (d)	63,775,476	36.09	63,775,476	-	-
Riccalo Pty Ltd (ee)	1,225,000	0.69	1,225,000	-	-
Richard Mohr	200,000	0.11	200,000	-	-
Richard A Sines	14,286	0.01	14,286
RK Legend LLC (ff)	11,137,624	6.30	11,137,624	-	-
Rodney Jensen Superannuation Fund (gg)	45,000	0.03	45,000	-	-
Roger Conan	300,000	0.17	300,000	-	-
Ruvi New	70,000	0.04	70,000	-	-
Samuel Kopfstein	140,000	0.08	140,000	-	-
Samuel Levitin	100,000	0.06	100,000	-	-
Sean Francis Coleman and Sarah Leanne Coleman	4,500	0.00	4,500	-	-
Shannon Theresa Corbett and Peter Raymond Corbett	6,804	0.00	6,804	-	-
Sharon & Gerald Minkowitz	800,000	0.45	800,000	-	-
Shedco Pty Ltd (hh)	450,000	0.25	450,000	-	-
Shimmie Horn	90,000	0.05	90,000	-	-
Shmaya Krinsky	645,551	0.37	645,551	-	-
Simon Jacobson	960,000	0.54	960,000	-	-
Solomon Perlstein	500,000	0.28	500,000	-	-
Stephen Hamilton	100,000	0.06	100,000
Steven Gryczman and Susan Gryczman as Co Trustees of the Gryczman Living Trust dated March 30, 1990 (ii)	450,000	0.25	450,000	-	-
Syrette C Lew	40,000	0.02	40,000
Tamir Shemesh	400,000	0.23	400,000	-	-

The Harlo Trust (jj)	171,270	0.10	171,270	-	-
Tiferet Services LLC kk)	729,000	0.41	729,000	-	-
UTA Mesivta of Kiryas Joel (ll)	1,000,000	0.57	1,000,000	-	-
Vicki Ann Fenwick	9,000	0.01	9,000	-	-
Victoria Louise Thompson	45,000	0.03	45,000	-	-
Victoria Thompson and Carmel Thompson	33,750	0.02	33,750	-	-
Wabana Holdings Pty Ltd (mm)	450,000	0.25	450,000	-	-
Wade Newton Black	40,000	0.02	40,000	-	-
Wendell YM Lew Rev. Living Trust (nn)	2,980,000	1.69	2,980,000	-	-
William Bernstein MD	100,000	0.06	100,000	-	-
William Lupien	2,000,000	1.13	2,000,000	-	-
William Matlock	2,080,000	1.18	2,080,000	-	-
Yehuda Zarchi	82,590	0.05	82,590	-	-
Yonit and Boruch Duchman, Tenants in Entities (oo)	2,340,000	1.32	2,340,000	-	-
Yerachmeal Jacobson	150,000	0.08	150,000
Yosef Samuels	80,000	0.05	80,000	-	-
Yossi New	80,000	0.05	80,000	-	-
Atticus European Fund (pp)	17,606,901	9.96	17,606,901
Green Way Portfolio D (pp)	1,143,099	0.65	1,143,099

__________________
*           Based upon 177,068,825 shares outstanding at January 31, 2008 .
(a)
Where applicable, the share amounts give effect to two bonus issues of shares on the basis of one new share for every two shares issued with a record date of November 17, 2006 and December 31, 2006, respectively.  The Company has accounted for these two bonus issues as a stock split.

(b)
Chabad House of Caulfield Pty Ltd. (“Chabad House”), is a private corporation that is the trustee of the Heichal Menachem Community Centre Fund, a charitable organization. Joseph Gutnick and Stera Gutnick are directors of Chabad House but disclaim any beneficial interest in the shares of Common Stock owned by Chabad House.

(c)	Includes shares issued as a consulting fee in June and July 2007 in connection with a private placement offering.
(d)	Joseph Gutnick and Stera Gutnick share voting and investment control over the shares of Common Stock owned by Renika by virtue of their positions as officers, directors and stockholders of Renika.
(e)	Peter Anderson has share voting and investment control over the shares of Common Stock owned by Active Properties Pty Ltd.
(f)	Samuel Hecht has share voting and investment control over the shares of Common Stock owned by Ariel Funding LLC and JAY LLC .
(g)	Mark Kerr has share voting and investment control over the shares of Common Stock owned by Berkley Consultants Pty Ltd.
(h)	Joseph Futerfas has share voting and investment control over the shares of Common Stock owned by Camp Gan Israel Inc.
(i)	Not used
(j)	Peter Lefkovic has share voting and investment control over the shares of Common Stock owned by Davoon Pty Ltd.
(k)	Peter Schwarcz has share voting and investment control over the shares of Common Stock owned by Elmenson Pty Ltd.
(l)	Glenn Rosewall has share voting and investment control over the shares of Common Stock owned by GARF Pty Ltd.
(m)	Kjeld Thygesen has share voting and investment control over the shares of Common Stock owned by Gold Arrow Global Mining Fund.
(n)	Levi Banash has share voting and investment control over the shares of Common Stock owned by Harbor Business Group LLC.
(o)	Shlomo Zarchi has share voting and investment control over the shares of Common Stock owned by Helping Hand in Hand.
(p)	Jeffrey Rubin has share voting and investment control over the shares of Common Stock owned by J & N Invest LLC.
(q)	Jeff Broude and Adele Broude have share voting and investment control over the shares of Common Stock as they are trustees for the Broude Superannuation Fund..
(r)	John Wakefield Jennings has share voting and investment control over the shares of Common Stock as he is trustee for the Crover Family Account.

(s)	Jonathon Herzog has share voting and investment control over the shares of Common Stock as he is custodian for Aryeh Herzog.
(t)	Jonathon Herzog has share voting and investment control over the shares of Common Stock as he is custodian for Chaya Herzog.
(u)	Jonathon Herzog has share voting and investment control over the shares of Common Stock as he is custodian for Chayla Herzog.
(v)	Jonathon Herzog has share voting and investment control over the shares of Common Stock as he is custodian for Sarah Herzog.
(w)	Glenn Rosewall has share voting and investment control over the shares of Common Stock owned by BBY Ltd .
(x)	Stan Karantonis has share voting and investment control over the shares of Common Stock owned by Kraka Pty Ltd (Super Fund Account).
(y)	Dominic Sum has share voting and investment control over the shares of Common Stock owned by LC Asia Limited.
(z)	Peter Grut has share voting and investment control over the shares of Common Stock owned by Musgrave Investments Pty Ltd.
(aa)	Alfred Likht has share voting and investment control over the shares of Common Stock owned by Perspective Holdings Pty Ltd.
(bb)	Peter Moroney has share voting and investment control over the shares of Common Stock owned by Tracker Network Super Fund.
(cc)	Francis L Mlynarczyk Jr has share voting and investment control over the shares of Common Stock owned by President Street Fund LP.
(ee)	Henry Herzog has share voting and investment control over the shares of Common Stock owned by Riccalo Pty Ltd.
(ff)	Steven Rosenfeld has share voting and investment control over the shares of Common Stock owned by RK Legend LLC.
(gg)	Rodney Jensen has share voting and investment control over the shares of Common Stock owned by Rodney Jensen Superannuation Fund.
(hh)	David Ah Chee has share voting and investment control over the shares of Common Stock owned by Shedco Pty Ltd.
(ii)	Steven Gryczman and Susan Gryczman have share voting and investment control over the shares of Common Stock as they are co-trustees of the Gryczman Living Trust dated March 30, 1990.
(jj)	Harry Luchtenstein has share voting and investment control over the shares of Common Stock owned by The Harlo Trust.
(kk)	Louis Rubin has share voting and investment control over the shares of Common Stock owned by Tiferet Services LLC.
(ll)	Akiva Klein has share voting and investment control over the shares of Common Stock owned by UTA Mesivta of Kiryas Joel.
(mm)	Geoff Young has share voting and investment control over the shares of Common Stock owned by Wabana Holdings Pty Ltd.
(nn)	Wendell YM Lew has share voting and investment control over the shares of Common Stock owned by Wendell YM Lew Rev. Living Trust.
(oo)	Yonit and Boruch Duchman have share voting and investment control over the shares of Common Stock owned by Yonit and Boruch Duchman, Tenants in Entities.
(pp)
In accordance with a Form 3/A dated January 3, 2008, Atticus Capital L.P., Atticus Management Limited and Mr. Timothy Barakett may be deemed to be beneficial owners of the shares of Common Stock.  The Company has agreed to prepare and file with the Securities and Exchange Commission a registration statement covering the resale of the shares of Common Stock within seventy-five (75) calendar days after the closing date of the Atticus subscription agreement (the “Filing Deadline”).  The Company has agreed to use its best efforts to cause such registration statement to become effective as soon as possible thereafter, and within the earlier of: (i) one hundred twenty (120) calendar days after the closing date (one hundred and fifty (150) calendar days in the event the SEC shall elect to review the registration statement), or (ii) five (5) calendar days of the SEC clearance to request acceleration of effectiveness (the "Effectiveness Deadline"). The Company agreed that in the event that the registration statement to be filed by the Company is not filed with the SEC on or before the Filing Deadline, or (ii) such registration statement is not declared effective by the SEC on or before the Effectiveness Deadline, then the Company shall (x) for the period commencing on the seventy-sixth (76th) day after the closing date and on the first day of each month thereafter until the date that the registration statement is filed and (y) for the period commencing on the one hundred twenty first (121st) day after the closing date (the one hundred fifty first (151st) day after the closing date in the event the SEC shall elect to review the registration statement) the Company will pay to the subscribers as liquidated damages and not as a penalty for such failure (the "Liquidated Damages"): on the first day of each month thereafter until the registration statement is declared effective by the SEC either: (A) a cash payment equal to 1.2% of the purchase price or (B) at the sole election of the subscribers, shares of Common Stock equal to 1.2% of the number of shares of Common Stock purchased by the subscribers, not to exceed 10% of the purchase price or number of shares.

(qq)	David Cantwell has share voting and investment control over the shares of Common Stock owned by DMC Fund.
(rr)	Fred Swaab has share voting and investment control over the shares of Common Stock owned by Pilmore Pty Ltd.
(ss)	Fredrick J Todd has share voting and investment control over the shares of Common Stock owned by Pirchei Shoshanim Inc.

PLAN OF DISTRIBUTION

General

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  The selling stockholders may use any one or more of the following methods when selling shares:

▪	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

▪	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

▪	purchase by a broker-dealer as principal and resale by the broker-dealer for its account;

▪	an exchange distribution in accordance with the rules of the applicable exchange;

▪	privately negotiated transactions;

▪	short sales;

▪	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

▪	a combination of any such methods of sale; and

▪	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.  The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities, and may sell or deliver shares in connection with these trades.  The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements.  If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchase of shares, from the purchaser) in amounts to be negotiated.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses (excluding selling expenses) incident to the registration of the shares being registered herein.

Blue Sky Laws.  Under the securities laws of certain states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of Common Stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

Costs of Registration.  We will pay all the expenses incident to the registration, offering and sale of the shares of Common Stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We estimate that the expenses of the offering to be borne by us will be approximately US$27,548. The offering expenses consist of: a SEC registration fee of US$7,548, accounting fees of US$5,000, legal fees of US$10,000 and miscellaneous expenses of US$5,000.

Regulation M.  The selling stockholders should be aware that the anti manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of Common Stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, a selling stockholder or its agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our Common Stock while such selling stockholder is distributing shares covered by this prospectus. The selling stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. The selling stockholders are advised that if a particular offer of Common Stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post- effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

LEGAL PROCEEDINGS

We are not a party to any pending legal proceeding or litigation and none of our property is the subject of a pending legal proceeding.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, CONTROL PERSONS

The following table sets out certain information concerning the Company’s officers and directors.

Name	Age	Position(s) Held

Joseph Gutnick	55	Chairman of the Board President, Chief Executive Officer and Director.

David Tyrwhitt	69	Director.

Peter Lee	50	Secretary, Chief Financial Officer and Principal Accounting Officer.

Craig Michael	30	General Manager Resources

Joseph Gutnick

Mr. Gutnick has been Chairman of the Board, President and Chief Executive Officer since November 2004 and has been Chairman of the Board, President and Chief Executive Officer of numerous public listed companies in Australia and the USA specialising in the mining sector since 1980 and is currently a Director of Quantum Resources Limited.  Mr. Gutnick has previously been a Director of the World Gold Council.  He is a Fellow of the Australasian Institute of Mining & Metallurgy and the Australian Institute of Management and a Member of the Australian Institute of Company Directors.

David Tyrwhitt

Dr Tyrwhitt was appointed a Director in March 2005. He is a geologist, holding a Bachelor of Science and PhD degrees and has 46 years experience in mineral exploration and management development and operation of gold mines in Australia.  Dr Tyrwhitt has been a Director of numerous public listed companies in Australia in the mining industry and is currently a Director of Astro Diamond Mines N.L., Great Gold Mines N.L., and Quantum Resources Limited and has also been a Director of Golden River Resources Corp, a Delaware corporation (GORV.OB) since 1996.

Peter Lee

Mr Lee has been Chief Financial Officer since March 2005 and Secretary since November 2004.  He is a Director, Chief Financial Officer and Secretary of Golden River Resources Corp, a Delaware corporation (GORV.OB).  Mr Lee is a Member of the Institute of Chartered Accountants in Australia, a Fellow of Chartered Secretaries Australia Ltd., a Member of the Australian Institute of Company Directors and holds a Bachelor of Business (Accounting) from Royal Melbourne Institute of Technology. He has over 25 years commercial experience and is currently General Manager Corporate and Company Secretary of several listed public companies in Australia.

Craig Michael

Mr. Michael has 8 years experience in the mining and resources industry. His previous work was with Oxiana Ltd where he was based in Laos in a Supervisor/Trainer role, both as a Mine Geologist and Resource Geologist at the Sepon Copper Gold Project. He was responsible for the geological interpretation ofthe Khanong copper-gold deposit and the surrounding oxide and primary gold deposits. In conjuction with training the national geologic staff in all mining and resource geology functions Mr. Michael also conducted resource estimates for public reporting. Prior to his time with Oxiana, he was a Mine Geologist at Sons of Gwalia’s Carosue Dam Gold Project in Western Australia where he also conducted his honours thesis on their flagship Karari gold deposit.

Involvement on Certain Material Legal Proceedings During the Last Five Years

No director, officer, significant employee or consultant has been convicted in a criminal proceeding, exclusive of traffic violations.  No director, officer, significant employee or consultant has been permanently or temporarily enjoined, barred, suspended or otherwise limited from involvement in any type of business, securities or banking activities. No director, officer or significant employee has been convicted of violating a federal or state securities or commodities law.

Board of Directors

Our Certificate of Incorporation provides that there must be at least one Director of the Company.  Our Board of Directors currently consists of two directors.

Directors need not be stockholders of the Company or residents of the State of Delaware.  Directors are elected for an annual term and generally hold office until the next Directors have been duly elected and qualified.  Directors may receive compensation for their services as determined by the Board of Directors. A vacancy on the Board may be filled by the remaining Directors even though less than a quorum remains.  A Director appointed to fill a vacancy remains a Director until his successor is elected by the Stockholders at the next annual meeting of Shareholder or until a special meeting is called to elect Directors.

The executive officers of the Company are appointed by the Board of Directors.  There are no family relationships between any Directors or executive officers of the Company.

Our Board of Directors consists of two members, of whom one has been, and continues to be, independent under applicable regulations. During fiscal 2006, our Board of Directors met two times. The Board of Directors also uses resolutions in writing to deal with certain matters and during fiscal 2006, one resolution in writing were signed by all Directors.

The Company encourages all Directors to attend the Annual Meeting of stockholders, either in person or by telephone and all of the Directors attended the 2006 Annual Meeting.

Nominating Committee

We do not have a nominating committee. Historically our entire Board has selected nominees for election as directors. The Board believes this process has worked well thus far particularly since it has been the Board's practice to require unanimity of Board members with respect to the selection of director nominees. In determining whether to elect a director or to nominate any person for election by our stockholders, the Board assesses the appropriate size of the Board of Directors, consistent with our bylaws, and whether any vacancies on the Board are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, the Board will consider various potential candidates to fill each vacancy. Candidates may come to the attention of the Board through a variety of sources, including from current members of the Board, stockholders, or other persons.  The Board of Directors has not yet had the occasion to, but will, consider properly submitted proposed nominations by stockholders who are not directors, officers, or employees of Legend on the same basis as candidates proposed by any other person.

Audit and Compensation Committees

We do not have an Audit Committee or a Compensation Committee as we only have two Directors, only one of whom (Dr. Tyrwhitt) may be deemed to be independent.  However, Dr Tyrwhitt liaises directly with the auditors on matters normally dealt with by an Audit Committee. It is the opinion of the Board of Directors that Mr. Tyrwhitt is an independent director as defined in Rule 10A-3 of the Securities Exchange Act of 1934. In addition, the Board believes that Mr. Tyrwhitt would meet the director independence requirements of the Nasdaq Stock Market if we were listed on such Market. Our Board does not include a "financial expert" as defined in Item 401(e) of Regulation S-B. The Company only has one independent Director and this Director does not have a finance background.

Executive and Director compensation matters are determined by the entire Board of Directors.

Code of Ethics

We have adopted a Code of Conduct and Ethics and it applies to all Directors, Officers and employees.  A copy of the Code of Conduct and Ethics will be posted on our website and we will provide a copy to any person without charge.  If you require a copy, you will be able to download it from our website at www.lgdi.net or alternatively, contact us by facsimile or email and we will send you a copy.

Stockholder Communications with the Board

Stockholders who wish to communicate with the Board of Directors should send their communications to the Chairman of the Board at the address listed below. The Chairman of the Board is responsible for forwarding communications to the appropriate Board members.

Mr. Joseph Gutnick
Legend International Holdings, Inc.
PO Box 6315 St Kilda Road
Central Melbourne, Victoria 8008 Australia

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, our Directors, executive officers and beneficial owners of more than 10% of the outstanding Common Stock are required to file reports with the Securities and Exchange Commission concerning their ownership of and transactions in our Common Stock and are also required to provide to us copies of such reports.  Based solely on such reports and related information furnished to us, we believe that in fiscal 2006 all such filing requirements were complied with in a timely manner by all Directors and executive officers and 10% stockholders, except that Mr. Gutnick and Renika Pty Ltd. filed three Form 4’s in connection with the sale of stock and Mr. Gutnick filed one Form 4 with respect to the receipt of options, after the respective due dates of such forms.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS.

The following table sets out, to the best of our knowledge, the numbers of shares of Common Stock beneficially owned as at January 31, 2008 by:

(i)	each of our present Executive Officers and Directors,

(ii)	each person (including any “group” as that term is defined in Section 13(d)(3) of the Securities Exchange Act) who beneficially owns more than 5% of our Common Stock, and

(iii)	all of our present Directors and officers as a group.

Name	Number of Shares Owned		Percentage of Shares (1)
Joseph and Stera Gutnick *	84,426,726	(2)(3)(4)(5)	47.68
David Tyrwhitt *	-		-
Peter Lee *	525,000	(6)	**
Craig Michael	-	(7)

All officers and Directors As a Group	84,951,726		47.98
Atticus Capital LP 767 Fifth Avenue – 12th Fl. New York, NY 10153	17,606,901	(8)	9.94
Green Way Portfolio D 767 Fifth Avenue – 12th Fl. New York, NY 10153	1,143,099	(8)	0.65

*	unless otherwise indicated, the address for each person is C/- Legend International Holdings, Inc., Level 8, 580 St Kilda Road, Melbourne, Victoria 3004, Australia.
**	less than 1%

(1)	Based on 177,068,825 shares outstanding as of January 31, 2008 .

(2)	Includes 63,775,476 shares of Common Stock owned by Renika Pty. Ltd., of which Mr Joseph Gutnick, Stera M. Gutnick and members of their family are officers, Directors and principal stockholders.

(3)
Includes 750,000 shares issuable to Mr Joseph Gutnick upon exercise of stock options of which vested on September 19, 2007. Mr Gutnick holds a further 750,000 options which vest on September 19, 2008 and 750,000 options which vest on September 19, 2009.

(4)	Joseph Gutnick and Stera Gutnick are husband and wife.

(5)
Includes 19,901,250 shares of Common Stock owned by Chabad House of Caulfield Pty Ltd. (“Chabad House”), a private corporation that is the trustee of the Heichal Menachem Community Centre Fund, a charitable organization. Joseph Gutnick and Stera Gutnick are directors of Chabad House but disclaim any beneficial interest in the shares of Common Stock owned by Chabad House.

(6)
Includes 525,000 shares issuable to Mr Peter Lee upon exercise of stock options of which vested on September 19, 2007. Mr Lee holds a further 525,000 options which vest on September 19, 2008, 333,333 options which vest on December 28, 2009   525,000 options which vest on September 19, 2009, 333,333 options which vest on December 28, 2009, 333,333, options which vest on December 28, 2010 and 333,334, options which vest on December 28, 2011.

(7)
Does not include 100,000 options which vest on September 10, 2009, 416,666 options which vest on December 28, 2009  100,000 options which vest on September 10, 20010, 416,667 options which vest on December 28, 2010, 100,000, options which vest on September 10, 2011 and 416,667, options which vest on December 28, 2011.

(8)	In accordance with a Form 3/A dated January 3, 2008, Atticus Capital L.P., Atticus Management Limited and Mr. Timothy Barakett may be deemed to be beneficial owners of the shares of Common Stock.

Transfer Agent

The transfer agent and registrar for the Company's Common Stock is BNY Mellon Shareowner Services of 400 S. Hope Street, 4th Floor, Los Angeles, California 90071.

DESCRIPTION OF SECURITIES

The following description of our Common Stock is a summary of the material terms of our Common Stock. This summary is subject to and qualified in its entirety by our Certificate of Incorporation as amended, our Bylaws and by the applicable provisions of the State of Delaware law.

Our authorized capital stock consists of 20,000,000 shares of preferred stock and 300,000,000 shares of Common Stock having a par value of $0.001 per share, of which 177,068,825 shares were issued and outstanding as of January 31, 2008 .

There is no cumulative voting for the election of directors. There are no preemptive rights to purchase shares. The holders of shares of Common Stock are entitled to dividends, out of funds legally available therefore, when and as declared by the Board of Directors. The Board of Directors has never declared a dividend and does not anticipate declaring a dividend in the future. Each outstanding share of Common Stock entitles the holder thereof to one vote per share on all matters. In the event of liquidation, dissolution or winding up of our affairs, holders are entitled to receive, ratably, our net assets available to shareholders after payment of all creditors. All of our issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid, and non-assessable. To the extent that our unissued shares of Common Stock are subsequently issued, the relative interests of existing shareholders may be diluted.

INTEREST OF NAMED EXPERTS AND COUNSEL

Not applicable

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT

The Delaware Business Corporation Act and our by-laws, provide that we shall indemnify our officers and directors and hold harmless each person who was, is or is threatened to be made a party to or is otherwise involved in any threatened proceedings by reason of the fact that he or she is or was our director or officer, against losses, claims, damages, liabilities and expenses actually and reasonably incurred or suffered in connection with such proceeding.  However, the statutory indemnity does not apply to: (a) acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law; (b) unlawful distributions; or (c) any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the forgoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

ORGANIZATION WITHIN LAST FIVE YEARS

Not Applicable

DESCRIPTION OF BUSINESS

The Company has never generated any significant revenues from operations and is still considered an exploration stage company.  The Company was initially formed to engage in the business of selling compatible inkjet cartridges and refill kits on the Internet for the consumer printer market.  In March 2003, management of the Company decided to engage in the business of building and acquiring controlling or other interests in one or more companies engaged in the contract sales and distribution of specialty medical products, and raise additional capital for this purpose.  Neither business was successful and operations of both were eventually discontinued.  During fiscal 2004, management of the Company developed a plan of operations to acquire income-producing real property.  The Company did not acquire any properties pursuant to such plan.

Following the change of management in November 2004, the Company developed a new plan of operations, which was to engage in mineral exploration and development activities.  Legend's business plan calls for the identification of mineral properties, in South America and other parts of the world, where it can obtain secure title to exploration, development and mining interests. Our preference is to identify large gold deposits with low operating costs. We are prepared to consider the exploration, development and mining of profitable base metal interests.  At the beginning of 2006, Legend expanded its areas of interest to include diamond exploration activities which are discussed below.

Legend’s Land Holdings and Projects

The Legend landholdings, prospective for phosphate, diamonds and base metals cover 40,525 square acres in Queensland, Australia and 4.7 million square acres in the Northern Territory, Australia. In Queensland, Legend’s holdings are historical phosphate deposits located in the Mt. Isa district, along the margin of the Georgina Basin which is host to major base metal and phosphate deposits.

Legend’s mining tenements are divided into the following project areas:

·	Phosphate Projects:
§	the Queensland Phosphates &
§	Selby Project, Northern Territory.

·	Diamond Projects:
§	The Foelsche Project encompassing:
§	McArthur River, Northern Territory.
§	Glyde River, Northern Territory.
§	Foelsche, Northern Territory
§	Abner Range, Northern Territory.
§	Cox, Northern Territory.

·	All of these project areas are also prospective for Base Metals.

Queensland Projects

Tenement Status, Details & Commitments (Projected) Queensland, Australia

Lease	Lease Status	Project	App. Date	Grant Date	Expiry Date	Area (Ha)	Anni. Date (2008)	Rent $ (2008)	Commit. $ (2008)
EPM14905	Granted	Quita Creek	10/12/2004	12/12/2006	11/12/2011		11/12/2008	$11,178	$70,000
EPM14906	Granted	Highland Plains	10/12/2004	24/08/2007	23/08/2012		23/08/2008	$12,150	$50,000
EPM14912	Granted	Lily Creek	17/12/2004	30/01/2007	29/01/2012		29/01/2008	$12,460	$50,000
EPM14753	Application	D-Tree	9/08/2004
EPM16683	Application	Lady Jane	30/07/2007
EPM16940	Application	Lady Annie	9/10/2007
EPM16941	Application	Thorntonia	9/10/2007
EPM16942	Application	Lady Annie	9/10/2007
EPM17087	Application	Drifter	3/12/2007

Landholdings

Some of Legend’s landholdings (tenements) are held under licence from the Queensland Government in Australia. Tenements are granted as either exploration permits, mineral development licences or mining leases.

Exploration permits can only be applied for over available ground.  Applications consist of a prescribed application form, proposed exploration programme with estimated expenditure and the prescribed application fee.  An exploration permit number is assigned when the application is received.  The Department then assesses the application to determine whether a company is a suitable candidate and proposes to spend sufficient funds on exploration on the licence.  If the Department considers a company to be a suitable candidate, the Department then assesses the environmental impact of the proposed exploration programme and also commences the native title process.  The native title process involves advertising the application for the purpose of determining whether there are any objections to the licence being granted. If there are no objections, the permit is granted.

The exploration permit is granted for five years provided the company continues to comply with the licences conditions.  There is a statutory requirement to reduce the area of the exploration licence by fifty percent before the end of years three, four and five.

Rent is required to be paid each year in advance.

An annual expenditure report is due each year, as a statement of the amount that has been spent on the ground.  An annual technical report is also due each year, as a statement of the exploration work that has been undertaken on the ground and what work is proposed to be undertaken for the coming year.

The exploration permit is due to expire at the end of year five but a renewal application can be lodged prior to the expiry to, if granted, extend the permit for up to another five years.  A summary of work completed on the ground together with a detailed explanation of the work proposed for the ground is required to accompany the renewal application.

If the company proposes to mine a measured resource it will need to apply for a Mining Lease.  As the Exploration Permit holder it has automatic priority to the ground to be the subject of the mining Lease.  Applications consist of a prescribed application form, details of the proposed development, the financial resources to fund the proposal and the prescribed application fee.  A mining lease number is assigned when the application is received.  The Department then assesses the application to determine the suitability of the proposal.  The application will then pass through the environmental and native title process.  An agreement will need to be negotiated with the native title holders/claimants as part of the native title process.

A mineral lease may be granted for such term as the Minister thinks fit.  The company is required to state the term of the lease required at the time of application.  The term required is stated on the application form.

Rent is required to be paid each year in advance.

An annual expenditure report is due each year, as a statement of what has been spent on the ground.  An annual technical report is also due each year, as a statement of what work has been done on the ground and what work is proposed for the coming year.

Geological History of the Georgina Basin of Queensland.

The Georgina Basin hosts a number of phosphorate deposits near Mt Isa. In particular, the Beetle Creek Formation and Thorntonia Limestone contain three key phosphatic lithologies: pelletal, microsphorite and replacement-types. The Lady Annie, Lady Jane, D-Tree & Thorntonia phosphate deposits lie within the Beetle Creek Formation and its lateral facies equivalents. (Howard, 1986)

The Inca Formation is the youngest unit, composed of  laminated siltstones and shales and conformably overlies Thorntonia Limestone. The Thorntonia Limestone is a dolomitic limestone with increasing chert bands toward top. It is the lateral facies equivalent to the Beetle Creek Formation, with which it intertongues. The Beetle Creek Formation hosts the phosphate deposits, composed predominately of interbedded coarse to fine grained phosphorites, siltstone, claystone, chert and some descrete carbonate lenses. Locally, karst-like surfaces are filled with chalky high-grade phosphate that appear to replace the underlying limestone. This unit conformably and gradationally overlies Mt Hendry Formation which is a discontinuous conglomerate and sandstone. (Cook & Elgueta, 1986)

All the deposits formed under coastal, shallow marine conditions. These Cambrian sediments are covered by up to 71m of Mesozoic claystone and sandstone and Cainozoic alluvium and eluvium. Coarse to medium grained skeletal-ovulitic grainstone and packstone phosphorites are thought to have formed through reworking, transport and accumulation grains.  Phosphatic microsphorite are thought to have formed from the suspension of very fine grained detrital material or precipitation from the water column in very shallow supratidal areas. (Cook & Elgueta, 1986) The replacement phosphates are thought to have occurred due to post-depositional phosphate replacement of carbonate, such as found at D-Tree.

LEGEND
Capital City or Major Town
Coastline
Class 1 Road
Tenement Boundary
Land Holdings
Land Holdings
Northern Territory
DARWIN
TOWNSVILLE
MT ISA
ALICE SPRINGS
BRISBANE
KALGOORLIE
PERTH
BROKEN HILL
SYDNEY
ADELAIDE
CANBERRA
BALLARAT
MELBOURNE
HOBART
N
Scale 1:22000000
0 200 400 600 800 Kms
0 100 200 300 400 500 Miles
Decimal Degrees
Legend International Holdings,Inc.
Australia
Northern Territory & Queensland
Comp.: L Bowyer Date: 7/02/08
APR: ase_plans_31Dec07 Loc.: ELMS
Plot: IndexMap Figure: 1

137°
138°
139°
140°
141°
19°
20°
21°
22°
Highland Plains
Thorntonia
Lady Jane
D-Tree
Drifter
Lady Annie
Lily Sherrin Creek
MOUNT ISA
Northern Territory
Queensland
Quita Creek
LEGEND
Town
Coastline
Roads
Class 1
Class 2
Class 3
Tenement Boundary
N
Scale 1:2500000
0 20 40 60 80 Kilometres
0 10 20 30 40 50 Miles
Decimal Degrees
Legend International Holdings,Inc.
Queensland
Tenement Holdings
Comp.: L Bowyer Date: 7/02/08
APR: ase_plans_31Dec07 Loc.: ELMS
Plot: Overview_QLD Figure: 1

LEGEND
Town
Coastline
Roads
Class 1
Class 2
Class 3
Projects
Abner Range
Cox
Foelsche
Glyde
Selby
Cox
Foelsche
Abner Range
Glyde
Selby
BORROLOOLA
134°
135°
136°
137°
15°
16°
17°
N
Scale 1:2000000
Miles
Decimal Degrees
Legend International Holdings,Inc.
Northern Territory
Tenement Holdings
Comp.: L Bowyer
Date: 7/02/08
APR: ase_plans_31Dec07
Loc.: ELMS
Plot: Overview_NT
Figure: 1

Exploration History and Forward Work Program

The Lady Annie, Lady Jane, D-Tree & Thorntonia phosphate deposits are located approximately 130km north west of Mt Isa in the Georgina Basin. The historically published deposits lie within the same geological rock unit and their size and tonnages are as follows:

Deposit	Classification	Estimated million tonnes	% P2O5
Lady Annie	Indicated Deposit	293	16.6 [1]
Lady Jane	Indicated Deposit	193	17.6 1
D-Tree	Inferred Deposit	339	16 1
Thorntonia	Inferred Deposit	47	18.1 2
Source of Information
Historically published resources & reserves in Queensland  Minerals Mines & Projects, 4th Edition. From:1 1990 Freeman, M.J., Shergold, J.H., Morris, D.G., & Walter, M.R. Late Proterozoic And Palaeozoic Basins of Central and Northern Australia- Regional Geology And Mineralisation. 21996 Draper, J.J Phosphate- Queensland Mineral Commodity Report, Queensland Government Mining Journal, 97 (1131) 14-25.

Past feasibility studies by BH South Ltd (Rogers J.K, 1988) occurred in 1974 on a phosphate rock beneficiation plant and slurry pipeline to the Queensland coast. Beneficiation test shafts and mining scale trenches were dug. A pilot plant built in 1973 produced 34% P205 concentrate at Lady Annie from 17% P205 rock (Cook, P.J. 1989). Feasiblity was concluded at that time at a production rate of 4-5 million tonnes per year (Cook, P.J. 1989).

A thorough Open File Historical data review has commenced. Past exploration and reserve estimation data is being acquired and compiled into a global database for use in re-validating the past surveys, drilling and sampling. Appropriate Heritage, Environmental and Proposals for Works approvals are being sought. A detailed field sampling and drilling program is being developed in full awareness of quality control and compliance procedures to verify past data and re-establish the volumes and percentage of phosphate in these deposits. It is anticipated that fieldwork will commence mid 2008.

Access

Access to the Queensland project areas is by commercial airline to Mount Isa, a mining district in Queensland. From Mount Isa it is approximately 96 kilometres by road however, helicopter is often used due to rugged terrain. Mount Isa has substantial infrastructure, accommodation and other facilities. Between April to November, in the dry season, four wheel drive vehicles can be used on dirt roads

Project	Access
Queensland Phosphates	Via the Barkly Highway from Mount Isa.

Government Regulations, Declarations & Conditions

The Company’s exploration operations are subject to federal and state laws and regulations governing the method of acquisition and ownership of mining rights, exploration, development, mining, production, taxes, labour standards, occupational health, mine safety, toxic substances other matters.   Federal and State legislation also governs environmental management and native title issues.  We are committed to and, to our knowledge, are in compliance with all governmental legislation and regulations.

Mineralisation

No known mineral reserves are known on our land in Queensland, however phosphate resources are recorded.  Our proposed program will be developed with a view to verify existing data and prove the deposits up to resource grade.

Government Requirements for Maintenance of Licences

To ensure that licences are kept in good standing the Company is required to pay the annual rent amount for each licence on its respective anniversary date.  The amount due is dependent upon the size and age of the licence.  The Company is also required to work the licences and meet the annual expenditure commitments.  Annual reporting is required, specifying details of the exploration programme which has occurred and which is anticipated for the following year.  Failure to comply would place the licences at risk of cancellation and therefore forfeit the right to explore on that ground.

Licence Conditions

The Company is required to meet certain standard conditions and obligations as specified by the Queensland Mineral Resources Act, Exploration Permits. These include conducting activities in a way which minimise environmental damage, rehabilitation, avoiding interference with registered native title sites or areas and ensuring compliance with any other relevant legislation. Programmes of Work are to be submitted at the time of application for any ground disturbance or exploration works, the conditions of which are clearly specified and adhered to. Security bonds are payable on the grant of the permits and additional conditions can be imposed by the government State Minister.

Native Title

The rights and obligations of the Company with respect to native title obligations differ depending upon the permit’s proposed impact on the land.  All the exploration permit applications held by the company will need to comply with the Native Title Act.  The overwhelming majority on permit applications will be advertised under the expedited procedure and require advertising to determine whether there are any objections.  If they are no objections, the Queensland Government can grant the permit and will impose the Native Title Protection Conditions on the permit before grant.  These conditions ensure that any native title claimants are aware of the proposed exploration work and gives them an opportunity to identify any culturally sensitive areas.  If there are objections, the company will need to negotiate an agreement with the native title claimants.  Following lodgement of this agreement with the Queensland government the permit will be granted.

Environment

The rights and obligations of the Company with respect to environmental management and rehabilitation are based upon the principles of disturbance minimisation, including such things as preservation of mature trees, preventing the spread of noxious weeds, avoiding the disturbance of waterways and waste management.  Rehabilitation is a condition of the Security bond and requires such things as sealing of collars, plugging of casings and replacement of topsoils.

Royalties

The royalty rate for phosphate rock is the higher of the following: (a) 80 cents for each tonne of phosphate rock; or (b) the rate, rounded down to 2 decimal places, for each tonne of phosphate rock worked out using the following formula –

where R is the royalty rate, G is the average P2O5 content of the phosphate rock for the return period, and Pcurr is the average price for the return period, converted to Australian dollars at the average hedge settlement rate for the return period, of Moroccan phosphate rock with 32.3% P2O5 content.

Contractual Agreements in relation to Queensland Phosphate Interests

(i)
On November 2, 2007, we entered into an agreement with Iron Duyfken Pty Ltd to acquire three (3) project areas in the Georgina Basin of Queensland, Australia. Each project hosts a known and well documented, substantial deposit of phosphate rock (Cook, P.J, 1989, Howard, P.F, 1986). These deposits were delineated by earlier work conducted by previous major companies since 1967 and have been named the Lady Annie, Lady Jane and Thorntonia phosphate deposits. The deposits were defined in times when phosphate prices were low. Phosphate prices have risen considerably since those times due to increased world demand especially from China and India. Past feasibility studies on these deposits will be reassessed with a view to commercialization of the deposits, based on current prices. Legend agreed to pay A$500,000 and issue 500,000 shares of Common Stock as consideration.

(ii)
Effective November 7, 2007, Legend International Holdings, Inc entered into an agreement with Ansett Resources & Industries Pty Ltd to acquire one (1) project area in the Georgina Basin of Queensland, Australia. The project hosts a known and well documented, substantial deposit of phosphate rock (Cook, P.J, 1989, Howard, P.F, 1986). The deposit was delineated by earlier work conducted by previous major companies since 1967 and have been named the D-Tree phosphate deposit. As set out above, the deposit was defined in times when phosphate prices were low. Phosphate prices have risen considerably since those times due to increased world demand especially from China and India. Past feasibility studies on this deposit will be reassessed with a view to commercialization of the deposit, based on current prices. Legend agreed to pay A$300,000 as consideration.

(iii)
Legend entered into a farm-in and joint venture heads of agreement with King Eagle Resources Pty Limited on December 7, 2007 pursuant to which Legend can earn an 80% interest in phosphate on three tenement blocks named Quita Creek, Highland Plains and Lily and Sherrin creek by spending $3 million on phosphate exploration over five years. Legend has no rights to any other minerals on the three tenement blocks.

Northern Territory Exploration Interests

Tenement Status, Details & Commitments (Projected) Northern Territory, Australia

Lease	Lease Status	Project	Grant Date	Expiry Date	Area (Ha)	Anni. Date $ (2008)	Rent $ (2008)	Commit. $ (2008)
EL22244	Granted	Foelsche	3/7/2003	3/6/2009	144,500	3/6/2008	79,376	30,000
EL22245	Granted	Foelsche	3/7/2003	3/6/2009	42,410	3/6/2008	22,704	100,000
EL22246	Granted	Selby	2/5/2003	2/4/2009	103,700	2/4/2008	61,600	30,000
EL22247	Granted	Selby	2/5/2003	2/4/2009	159,000	2/4/2008	86,944	30,000
EL22251	Granted	Selby	4/24/2003	4/23/2009	164,400	4/23/2008	88,000	500,000
EL22252	Granted	Selby	8/22/2002	8/21/2008	23,580	8/21/2008	25,344	50,000
EL22294	Application 12/9/1999	Cox			108,600
EL22295	Granted	Cox	2/5/2003	2/4/2009	79,050	2/4/2008	42,944	30,000
EL22296	Granted	Cox	2/5/2003	2/4/2009	43,400	2/4/2008	23,936	30,000
EL22297	Granted	Cox	8/5/2003	8/4/2009	70,920	8/4/2008	37,840	30,000
EL22298	Granted	Cox	4/24/2002	4/23/2008	98,480	4/23/2008	105,248	30,000
EL22299	Application 12/9/1999	Cox			125,600
EL22300	Granted	Cox	9/26/2002	9/25/2008	16,560	9/25/2008	17,600	20,000
EL22302	Granted	Cox	9/26/2002	9/25/2008	53,270	9/25/2008	59,840	30,000
EL22351	Granted	Foelsche	8/5/2003	8/4/2009	31,290	8/4/2008	16,720	30,000
EL23116	Granted	Abner Range	3/3/2003	3/2/2009	1,646	3/2/2008	880	15,000
EL23117	Granted	Abner Range	3/3/2003	3/2/2009	1,645	3/2/2008	880	20,000

EL23118	Granted	Abner Range	3/3/2003	3/2/2009	10,520	3/2/2008	5,632	50,000
EL23119	Granted	Foelsche	3/3/2003	3/2/2009	4,927	3/2/2008	2,640	30,000
EL23121	Granted	Foelsche	3/3/2003	3/2/2009	5,915	3/2/2008	3,168	100,000
EL23126	Granted	Cox	8/5/2003	8/4/2009	19,700	8/4/2008	10,560	20,000
EL23127	Application 4/10/2001	Cox			36,020
EL23162	Application 5/9/2001	Cox			38,577
EL23510	Granted	Foelsche	3/3/2003	3/2/2009	985	3/2/2008	528	40,000
EL23511	Granted	Foelsche	3/3/2003	3/2/2009	4,596	3/2/2008	2,464	20,000
EL23512	Granted	Foelsche	3/3/2003	3/2/2009	7,237	3/2/2008	3,872	20,000
EL23513	Granted	Abner Range	3/3/2003	3/2/2009	22,690	3/2/2008	12,144	30,000
EL23514	Granted	Abner Range	3/3/2003	3/2/2009	2,959	3/2/2008	1,584	100,000
EL23515	Granted	Foelsche	7/4/2003	7/3/2009	22,820	7/3/2008	13,024	150,000
EL25486	Application 7/18/2006	Cox			91,570
EL25491	Granted	Foelsche	3/12/2007	3/11/2013	2,628	3/11/2008	88	60,000
EL25612	Application 9/20/2006	Cox			91,750
EL25613	Application 9/20/2006	Cox			81,710
EL25614	Application 9/20/2006	Cox			103,200
EL25615	Application 9/20/2006	Cox			28,710
EL25616	Granted	Foelsche	8/23/2007	8/22/2013	6,136	8/22/2008	209	15,000
EL25617	Granted	Foelsche	8/23/2007	8/22/2013	24,840	8/22/2008	847	40,000
EL25629	Application 9/25/2006	Cox			17,190
EL26175	Application 5/22/2007	Foelsche			126
EL26176	Application 5/22/2007	Foelsche			590
EL26177	Application 5/22/2007	Foelsche			281
EL26360	Application 8/3/2007	Selby			329
EL26405	Application 8/27/2007	Foelsche			29,310
EL26406	Application 8/27/2007	Foelsche			8,079
EL26495	Application 10/23/2007	Foelsche			1,970
EL26507	Application 10/29/2007	Foelsche			7,235
EL26509	Application 10/29/2007	Foelsche			2,630
EL26514	Application 11/5/2007	Cox			5,011
EL26515	Application 11/5/2007	Cox			3,635
EL26528	Application 11/19/2007	Foelsche			32,240

Landholdings

All of Legend’s landholdings (tenements) are held under licence from the Northern Territory Government in Australia. Tenements are granted as either exploration licences or mining leases.

Exploration licences can only be applied for over available ground.  Applications consist of a prescribed application form, proposed exploration programme with estimated expenditure and the prescribed application fee.  An exploration licence number is assigned when the application is received.  The Department then assesses the application to determine whether a company is a suitable candidate and proposes to spend sufficient funds on exploration on the licence.  If the Department considers a company to be a suitable candidate, the Department then commences the native title process which involves advertising for the purpose of determining whether there are any objections to the licence being granted. If there are no objections, the licence is granted.

The exploration licence is granted for six years provided the company continues to comply with the licences conditions.  There is a statutory requirement to reduce the area of the exploration licence by fifty percent before the end of years two, three, four and five.  An application to waive the reduction can be made at the time the reduction is due.

Rent is required to be paid each year in advance.  The cost per block is increased by 100% each year after year two.

An annual expenditure report is due each year, as a statement of the amount that has been spent on the ground.  An annual technical report is also due each year, as a statement of the exploration work that has been undertaken on the ground and what work is proposed to be undertaken for the coming year.

The exploration licence is due to expire at the end of year six but a renewal application can be lodged prior to the expiry to, if granted, extend the licence for another two years.  A summary of work completed on the ground together with a detailed explanation of the work proposed for the ground is required to accompany the renewal application.  The rent of the two year period is also required with the renewal application.

If the company proposes to mine a measured resource it will need to apply for a Mineral Lease.  As the Exploration Licence holder it has automatic priority to the ground to be the subject of the Mineral Lease.  Applications consist of a prescribed application form, details of the proposed development, the financial resources to fund the proposal and the prescribed application fee.  A mineral lease number is assigned when the application is received.  The Department then assesses the application to determine the suitability of the proposal.  The application will then pass through the native title process.  An agreement will need to be negotiated with the native title holders/claimants as part of the native title process.  The mineral leases must be surveyed before it is granted.

A mineral lease may be granted for such term as the Minister thinks fit.  The company is required to state the term of the lease required at the time of application.  The term required is stated on the application form.

Rent is required to be paid each year in advance.

An annual expenditure report is due each year, as a statement of what has been spent on the ground.  An annual technical report is also due each year, as a statement of what work has been done on the ground and what work is proposed for the coming year.

Geological History and Kimberlite Occurrence in the McArthur River Basin.

The North Australian Craton is one of two principal tectonic domains in the Northern Territory. The dominant tectonic episode for formation of the Craton, reworking the Archaean (or Palaeo-Proterozoic) basement, was the Barramundi Orogeny at 1865-1850Ma. Outcrops of these older deformed and metamorphosed rocks are now surrounded by younger basins.

The McArthur Group is the principal element of cover over the North Australian Craton, composed of mildly deformed and unmetamorphosed Meso-proterozoic (1800-570Ma) dolomitic carbonate, evaporates and sediments. The McArthur River Basin extends over 180,000 square kilometers and its sediments host a number of base metal occurrences including the McArthur Lead-Zinc-Silver shale-hosted deposit; strata-bound, disseminated Lead-Zinc deposits; the Redbank Copper deposits and Cobalt, Uranium and Iron.

The McArthur River Basin is covered by approximately 100 meters of Cambrian Bukalara sandstone and flood basalts in the south. Widespread, young Cretaceous sedimentation covered the region but much has been removed through erosion. One remnant of Cretaceous sediment is host to the Merlin field which represents the youngest volcanic event in the region.

The major structural feature in the McArthur Basin is the north to north-west trending Batten Trough or Batten Fault Zone approximately 70 kilometres wide, to which Legend’s holdings lie to the east. The Trough is bound on the west by the Emu Fault which transects Legend’s holdings in the McArthur River Project. The associated Mallapunyah and Calvert faults are approximately 50 kilometres apart and also trend north-west.

The presence of microdiamonds across the North Australian Craton defies geological boundaries, extending right across its heart. This wide distribution may be due to recycling of the microdiamonds through the younger Cretaceous by fluvial processes. However, an element of high-level fracture control is now evidenced by the Merlin deposits. Since the discovery of the Merlin field, diamond exploration approaches have shifted from Proterozoic mobile belts with little consideration of regional geology, to incorporate the range of fracture zones in the North Australian Craton. The North Australian Craton is extensively underlain by Archaean basement and deep lithospheric, cratonic rocks may be tapped by younger kimberlites as they intrude into these fractures. The Merlin kimberlites are certainly younger than their Cambrian sandstone host, yet older than their Cretaceous cover.

Access

Access to the Northern Territory project areas is by commercial airline to Darwin, the capital of the Northern Territory. From Darwin it is approximately 950 kilometres by road approximately 2 hours flying time by air. The nearest major town is Borroloola which has limited accommodation and other facilities, where Legend has a base. Access from Borroloola to the drilling sites is normally via helicopter as terrain is rugged. Between April to November, in the dry season, four wheel drive vehicles can be used on dirt roads however, distances from Borroloola to field sites range between 90 and 150 kilometres.

Access to the Queensland project areas is by commercial airline to Mount Isa, a mining district in Queensland. From Mount Isa it is approximately 96 kilometres by road however, helicopter is often used due to rugged terrain. Mount Isa has substantial infrastructure, accommodation and other facilities. Between April to November, in the dry season, four wheel drive vehicles can be used on dirt roads

Project	Access
Queensland Phosphates	Via the Barkly Highway from Mount Isa.
Selby	Via the Carpentaria Highway, east from Daly Waters to Cape Crawford, Borroloola and from the south via Wollogorang.
McArthur
Glyde
Abner Range
Foelsche
Cox	Via the Roper Highway and station roads to Hodgson River, Nutwood Downs and Cox River. Or, via the Carpentaria Highway towards Cape Crawford.

Exploration History and Forward Work Program

Selby Project

The Selby project is located 100km SW of the coast of the Gulf of Carpentaria in the McArthur Basin, adjacent to the Georgina Basin which hosts Legend’s Queensland phosphates. Historically recorded phosphate rock outcrops at surface in recurrent lenses over a 60 kilometre strike. Uranium, which is a common by-product of marine phosphate deposits, accounting for a significant proportion of the world’s Uranium production, is also present.

An historical Open File review of the Selby region has also identified base metal results from stream sampling adjacent to the Karns Dolomite and regional fault systems. Historical data also reveals that the region remains prospective for diamonds.

A multi-facetted approach to exploration of the Selby phosphate was established in 2007. Geological mapping, rock chip, stream and loam sampling, diamond and RC drilling was undertaken. Early results from Legend’s rock chip sampling of phosphate-bearing siltstones are as such:

Geochemical analysis of sampling will be undertaken to assist in the further development of this program, in order to adequately delineate the extent of phosphate present. Further work is anticipated to explore for structural or shale-hosted base metals.

McArthur River

Legend’s base metal project is situated approximately 20 kilometres south west of Borroloola. The Emu fault zone which runs through Legend’s tenements is a mineralised geological feature hosting the HYC Pyritic Shale base metal prospect and a number of known base metal deposits accounting for 8% of world base metal (lead-zinc-silver) production.

A detailed collation and analysis of a significant amount of available historical open file geophysical and geochemical data is underway. Tracks have been made to enable access for a detailed geological mapping program, stream & loam sampling. 149 RC/RAB drill holes have been approved and this drilling will commence in 2008.

Abner Range

The Abner Range Plateau is approximately 300 kilometers south of Borroloola, west of The Gulf of Carpentaria in the Northern Territory. It is host to the diamondiferous Abner Range Kimberlite part of the Merlin diamondiferous intrusive field, only seven kilometres north of Legend’s holdings. Past indicator mineral sampling by Ashton and Rio Tinto has recovered macrodiamonds, microdiamonds and chromite indicator minerals with no primary source yet determined.

Airborne Electro-Magnetic (“EM”), magnetic and gravity surveys flown in late 2006 have identified numerous EM, gravity & magnetic anomalies and grid-based loam samples were taken as follow up to this result and of other targets.

Geochemical analysis of the results of the loam gridding and sampling will be used to inform regions of high priority for ground gravity surveys. This will be conducted as a part of the ongoing diamond core and reverse circulation drilling program.

Glyde Project

The Glyde River is in the Batten Trough and hosts 40 kilometres of alluvial gravels sourced from numerous diamond bearing catchments including the entire Merlin diamond field. The pipes in the Merlin field are located on the eastern shoulder of the Battern Trough only six kilometres east of the Emu Fault. They have intruded the Cambrian Bukalara sandstone and were emplaced around the time of the Alice Springs Orogeny.

The Legend tenement is north of the HYC Pyritic Shale base metal prospect and this Member has been intersected in several drill holes. CRAE has explored the tenement area for kimberlite. Ashton collected two bulk samples from separate drainages and had diamond responses. Helicopter magnetics and EM covered the northern part of the tenement as part of Rio Tinto’s exploration around the Merlin pipe field.

An airborne geophysical program flown in late 2006 located many targets for drilling. Bulk sampling, stream and loam sampling and an RC drilling program was undertaken in December 2006.

The geochemistry of drilling and sampling undertaken in 2006 will be analysed in conjunction with geophysical and geological data in order to delineate priority targets. The tenement covering the Glyde River to the north will be examined for alluvial diamonds.

Foelsche Project

Legend’s Foelsche Project tenements lie east of the Glyde Project and Merlin diamond field. They are bound by regional scale faults which act as fluid conduits for mineralisation and have uplifted basement rocks up to lie against younger sandstones. The area contains historical trains of kimberlite indicator minerals in streams draining the area.

In 2005, airborne EM/magnetics were flown by Astro which identified priority geophysical anomalies. These were investigated with ground gravity surveys and RC/diamond drill holes in 2006. The source of the geophysical anomalies was attributed to depressions in the Proterozoic sandstone bedrock which were infilled by younger Cretaceous/Tertiary sediment. Similar infill sequences are known to typically occur over kimberlites in the region.

Many exploration targets at Foelsche are not yet explored and numerous kimberlite indicator mineral trains require follow-up. Re-appraisal of airborne EM/magnetics, additional aeromagnetic surveys and follow-up drilling is planned for the area.

Cox Project

The Cox Project covers approximately 8,676.9 square kilometers and is located between Roper Bar and Cape Crawford on the north western part of the Bauhinia Downs. In the 1980’s indicator mineral sampling by Ashton and Rio Tinto recovered numerous microdiamonds and three macrodiamonds. Magnetic anomolies and some chromite indicator minerals were found but a primary source was not found by these companies.

Exploration carried out over the Cox Project has included site investigations to verify historical sampling results, a compilation and analysis of historic exploration data from open-file reports and multi-client airborne magnetic data with a view to developing an appropriate exploration strategy.

A loam and stream sampling program is being developed to chase the results observed in the limited sampling undertaken to date. This would enable a thorough coverage of transportation systems in the tenements.

Tenement Commitment & Expenditure Figures (Past & Projected) Northern Territory, Australia.

The Department have verbally agreed with Legend that as long as legend spends more on exploration than the commitment on a project basis, the Department will consider legend to have met commitment and grant waiver of reduction applications. Furthermore, the Department agreed to grant waivers of the Cox project as a result of the amounts spent on other projects by Legend.

Project	TenID	Grant	2005-2006		2006-2007		2007-2008
			Commit	Expend	Commit	Expend	Commit	Expend
COX	EL 22295	05/02/2003	25,000	7,899	25,000	15,700	30,000	1,898
COX	EL 22296	05/02/2003	25,000	7,483	25,000	35,927	30,000	5,959
COX	EL 22297	05/08/2003	20,000	12,736	20,000	5,103	30,000	2,235
COX	EL 22298	24/04/2002	20,000	20,211	20,000	25,705	30,000	52,055
COX	EL 22300	26/09/2002	20,000	6,190	20,000	2,521	20,000	3,814
COX	EL 22302	26/09/2002	20,000	6,190	30,000	2,833	30,000	4,470
COX	EL 23126	05/08/2003	20,000	3,532	15,000	4,381	20,000	1,845
			150,000	64,241	155,000	92,170	190,000	72,276
FOELSCHE	EL 22244	07/03/2003	20,000	20,341	20,000	3,570	30,000	2,667
FOELSCHE	EL 22245	07/03/2003	20,000	223,256	20,000	484,319	100,000	15,411
FOELSCHE	EL 22351	05/08/2003	20,000	4,318	15,000	11,466	30,000	7,607
FOELSCHE	EL 23116	03/03/2003	20,000	5,275	15,000	9,763	15,000	17,467
FOELSCHE	EL 23117	03/03/2003	20,000	5,251	10,000	67,170	20,000	19,729
FOELSCHE	EL 23118	03/03/2003	20,000	69,689	20,000	103,087	50,000	444,841
FOELSCHE	EL 23119	03/03/2003	20,000	86,536	20,000	76,691	30,000	5,057
FOELSCHE	EL 23121	03/03/2003	20,000	9,248	15,000	529,146	100,000	76,911
FOELSCHE	EL 23510	03/03/2003	20,000	98,161	20,000	135,159	40,000	42,884
FOELSCHE	EL 23511	03/03/2003	20,000	6,058	20,000	3,535	20,000	2,924
FOELSCHE	EL 23512	03/03/2003	15,000	6,338	15,000	3,535	20,000	41,861
FOELSCHE	EL 23513	03/03/2003	15,000	6,088	15,000	62,547	30,000	21,257
FOELSCHE	EL 23514	03/03/2003	20,000	6,088	15,000	228,272	100,000	404,475
FOELSCHE	EL 23515	04/07/2003	20,000	6,914	15,000	10,731	150,000	25,902
FOELSCHE	EL 25491	12/03/2007	N/A	N/A	N/A	N/A	60,000	3,508
FOELSCHE	EL 25616	23/08/2007	N/A	N/A	N/A	N/A	15,000	4,844
FOELSCHE	EL 25617	23/08/2007	N/A	N/A	N/A	N/A	40,000	843
			270,000	553,561	235,000	1,728,991	795,000	1,138,188
SELBY	EL 22246	05/02/2003	25,000	8,714	25,000	10,350	30,000	10,790
SELBY	EL 22247	05/02/2003	25,000	10,454	25,000	9,970	30,000	67,815
SELBY	EL 22251	24/04/2003	20,000	150,857	20,000	339,821	500,000	1,360,596
SELBY	EL 22252	22/08/2002	20,000	23,000	25,000	39,510	50,000	11,048
			90,000	193,025	95,000	399,651	610,000	1,450,249

Government Regulations, Declarations & Conditions

The Company’s exploration operations are subject to federal and state laws and regulations governing the method of acquisition and ownership of mining rights, exploration, development, mining, production, taxes, labour standards, occupational health, mine safety, toxic substances other matters.  Federal and State legislation also governs environmental management and native title issues. We are committed to and, to our knowledge, are in compliance with all governmental legislation and regulations.

Mineralisation

No known mineral reserves are known on our land in the Northern Territory. Our previous and proposed programs are exploratory in nature.

Government Requirements for Maintenance of Licences

To ensure that licences are kept in good standing the Company is required to pay the annual rent amount for each licence on its respective anniversary date.  The amount due is dependent upon the size and age of the licence.  The Company is also required to work the licences and meet the annual expenditure commitments.  Annual reporting is required, specifying details of the exploration programme which has occurred and which is anticipated for the following year. Failure to comply would place the licences at risk of cancellation and therefore forfeit the right to explore on that ground.

Licence Conditions

The Company is required to meet certain standard conditions and obilgations as specified by the Northern Territory Of Australia Mining Act, Exploration Licence. These include conducting activities in a way which minimise environmental damage, rehabilitiation, avoiding interference with registered native title sites or areas and ensuring compliance with any other relevant legislation. Mine Management Plans are to be submitted for any ground disturbance or exploration works, the conditions of which are to be clearly specified for approval and adhered to. Security bonds are payable on Mine Management plans and additional conditions can be imposed by the government State or Territory Minister.

Native Title

The rights and obligations of the Company with respect to native title obligations differ between licences depending upon the underlying ownership of the land.  Crown land, namely pastoral lease land, falls under the Native Title Act while Aboriginal freehold land falls under the Aboriginal Land Rights Act (Northern Territory). All the granted licences held by the Company are on pastoral lease land.  The Company is currently in negotiations with the local native title council working towards the grant of several more applications that are situated on aboriginal freehold land. Heritage surveys are contracted where necessary to ensure the protection of local registered and unregistered aboriginal heritage sites.

Environment

The rights and obligations of the Company with respect to environmental management and rehabilitation are based upon the principles of disturbance minimisation, including such things as preservation of mature trees, preventing the spread of noxious weeds, avoiding the disturbance of waterways and waste management. Rehabilitation is a condition of the Security bond and requires such things as sealing of collars, plugging of casings and replacement of topsoils.

Royalties

Certain of the tenements have a 1% gross revenue royalty payable to an external party from all mineral production derived on the tenements.

Acquisition of Northern Territory Tenements

Effective as of March 3, 2006, Legend entered into a Contract for the Sale of Mining Tenements (“Contract”) with Astro Diamond Mines N.L. (“Astro”) an Australian company  pursuant to which the Company acquired certain diamond mining tenements in Northern Australia from Astro. The consideration payable by Legend to Astro was Australian dollars $1.5 million and Legend was also required to pay to Astro any costs incurred on the tenements after February 1, 2006.  Astro provided commercial warranties which are usual for a transaction of this nature in favour of Legend. Under Australian law, Astro was required to provide an independent experts report to shareholders for this transaction. In order to prepare the independent experts report, a mineral valuation was prepared on behalf of Astro which indicated that the preferred value for the tenements that are the subject of the transaction was A$1.5 million. This formed the basis of the consideration agreed by the parties. The President and Chief Executive Officer of the Company, Mr. J. I. Gutnick was Chairman and Managing Director of Astro at the time of entering into the Contract and Dr DS Tyrwhitt, an independent Director of the Company, who is also a Director of Astro was a Director of Astro at the time of entering into the Contract. The tenements are located in the Northern Territory of Australia and are prospective for diamonds.

HISTORY

Legend was incorporated in the State of Delaware on January 5, 2001 under the name Sundew International, Inc., to engage in the business of selling compatible inkjet cartridges and refill kits on the Internet.

On March 13, 2003, Legend filed for an Amendment to its Certificate of Incorporation (the "Amendment") pursuant to which the name of Sundew International, Inc. was changed to "Legend International Holdings, Inc."

In November 2004, Renika Pty Ltd, an Australian corporation (“Renika”) acquired an 88% interest in Legend from William and Michael Tay (the “Tays”), the Tays resigned as Directors and Officers of Legend, Joseph Gutnick was appointed President, Chief Executive Officer and a Director and Peter Lee was appointed Secretary.  The Tays also granted Renika an option to acquire an additional 578,240 shares of Common Stock that Renika exercised in 2005. Commencing in fiscal 2005, Legend has decided to focus its business on mineral exploration activities.

Effective as of March 3, 2006, the Company entered into a Contract for the Sale of Mining Tenements (“Contract”) with Astro Diamond Mines N.L. (“Astro”) an Australian company pursuant to which the Company shall acquire certain diamond mining tenements in Northern Australia from Astro, which is described above.

In November 2007, Legend acquired a number of phosphate exploration interests in the State of Queensland in Australia

Legend is an exploration stage company.  Legend has not been involved in any bankruptcy, receivership or similar proceeding.  Legend has not been involved in any material reclassification, merger consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION OR PLAN OF OPERATION

General

The following discussion and analysis of our financial condition and plan of operation should be read in conjunction with the Financial Statements and accompanying notes and the other financial information appearing elsewhere in this report.  This report contains numerous forward-looking statements relating to our business. Such forward-looking statements are identified by the use of words such a s believes, intends, expects, hopes, may, should, plan, projected, contemplates, anticipates or similar words. Actual operating schedules, results of operations, ore grades and mineral deposit estimates and other projections and estimates could differ materially form those projected in the forward-looking statements.

We are an exploration stage mining company.  Our principal exploration target is for diamonds. We are in the initial stages of our exploration program and we have not yet identified any ore reserves.  We have not generated any material revenues from operations.

Selected Financial Data

Our selected financial data presented below for each of the years in the two-year period ended December 31, 2006, and the balance sheet data at December 31, 2006 has been derived from financial statements, which have been audited by PKF, Certified Public Accountants, a Professional Corporation.  The selected financial data should be read in conjunction with our financial statements for each of the years in the two year period ended December 31, 2006 and Notes thereto, which are included elsewhere in this Annual Report.

Statement of Operations Data
	Year ended December 31			Nine months ended September 30
	2005 A$000	2006 A$000	Conv. Transl. US$000	2006 A$000	2007 A$000	Conv. Transl. US$000
Revenues	-	-	-	-	-	-
Other income Costs and expenses	- (77)	2 (4,537)	2 (3,581)	- (3,028)	6 (4,577)	5 (4,066)
Loss from operations	(77)	(4,535)	(3,579)	(3,028)	(4,570)	(4,061)
Foreign currency gain/(loss)	1	(40)	(32)	(32)	(316)	(281)
Profit (loss) before income taxes	(76)	(4,575)	(3,612)	(3,060)	(4,886)	(3,780)
Provision for income taxes	-	-	-	-	-	-
Net profit (loss)	(76)	(4,575)	(3,612)	(3,060)	(4,886)	(3,780)
	A$	A$	US$	A$	A$	US$
Net profit (loss) per share on continuing operations	(0.00)	(0.06)	(0.05)	(0.05)	(0.03)	(0.03)
Weighted average number of shares outstanding (000’s)	28,669	75,230	75,230	59,523	141,566	141,566

Balance Sheet Data
	A$000	A$000	US$000	A$000	A$000	US$000
Total assets	-	1,149	907	151	3,565	3,167
Total liabilities	89	1,881	1,484	1,731	841	747
Stockholders’ equity (deficit)	(89)	(731)	(577)	(1,580)	2,724	2,420

Foreign Currency Translation

The majority of our administrative operations are in Australia and, as a result, our accounts are reported in Australian dollars. The income and expenses of its foreign operations are translated into Australian dollars at the average exchange rate prevailing during the period. Assets and liabilities of the foreign operations are translated into Australian dollars at the period-end exchange rate. The following table shows the period-end rates of exchange of the Australian and US dollar compared with the US dollar during the periods indicated.

12 months ended December 31, 2005                                                                       A$1.00                 =           US$0.7674
12 months ended December 31, 2006                                                                       A$1.00                 =           US$0.7893
9 months ended September 30 , 2006                                                                        A$1.00                 =           US$0.7468
9 months ended September 30 , 2007                                                                        A$1.00                 =           US $0.8884

Prior to July 31, 2006, the Company’s functional currency was the US dollar. However, as a result of the purchase of diamond mining tenements in Northern Australia in July 2006, the Company’s 2007 revenue and expenses will be primarily denominated in Australian dollars (A$). Statement of Financial Accounting Standards (‘‘SFAS’’) No. 52, Foreign Currency Translation, states that the functional currency of an entity is the currency of the primary economic environment in which the entity operates. Accordingly the Company determined that from August 1, 2006 the functional currency of the Company is the Australian dollar. Assets, liabilities and equity were translated at the rate of exchange at July 31, 2006.  Revenue and expenses were translated at actual rates. Translation gains and losses were included as part of accumulated other comprehensive gain. Restatement of comparative numbers was made for the change in functional and reporting currency. The change was adopted prospectively beginning July 31, 2006 in accordance with SFAS No. 52.

Plan of Operation

We have A$15.6 million in cash at February 7, 2008 . See “Liquidity and Capital Resources” for a discussion of how the Company intends to finance its plan of operations.

We commenced exploration activities on the tenements we acquired in July 2006 and since that time and up to September 30 , 2007, have spent A $7.5 million on exploration activities. We plan to continue our exploration program throughout 2008 and anticipate spending A$5,000,000 on exploration. However, if exploration results are positive, we believe that we will be able to raise additional equity capital in order to progress our exploration program at a faster rate.

As set out in Item 1 “Employees” the services of our Chief Executive Officer, Chief Financial Officer, General Manager Resources and geologists as well as certain clerical employees are provided by AXIS.  At the current time, we have no plans to change these arrangements or employ any further persons.

Results of Operations

Nine Months Ended September 30, 2007 vs. Nine Months Ended September 30, 2006.

Costs and expenses increased from A$3,027,728 in the nine months ended September 30, 2006 to A$4,576,712 in the nine months ended September 30, 2007. The increase in expenses is a net result of:

a)
exploration expenditure incurred and written off for the nine months ended September 30, 2007 of A$2,969,928 compared to A$2,853,528 in the nine months ended September 30, 2006. In July 2006, we acquired diamond exploration tenements and commenced exploration activities for the first time. The exploration costs included drilling, helicopter support, geological/geophysical contractors, salaries for contract field staff, travel costs, accommodation, meals and tenement holding costs. During the nine months ended September 30, 2007, we have used drillers almost continuously on our exploration program in the Northern Territory. During the nine months ended September 30, 2006 exploration expenditure of A$2,853,528 included the A$1,500,000 being the acquisition cost of the mineral tenements, A$81,000 in stamp duty paid and A$452,915 of exploration expenditure incurred by Astro from February 1, 2006 to the date of settlement and A$819,000 of exploration expenditure incurred since acquisition by the Company. The Company commenced a drilling program on the tenement interests in the Northern Territory of Australia as soon as settlement of the acquisition of the tenements was completed.

b)
an increase in legal, accounting and professional expense from A$51,281 for the nine months ended September 30, 2006 to A$107,296 for the nine months ended September 30, 2007 as a result of the increase in legal fees for general legal work including stock transfer matters, regulatory filings, stock transfer agent fees, and audit fees for professional services in relation to the Form 10-QSB’s and the Form SB-2 Registration Statement. All fees have increased in the nine months ended September 30, 2007 as a result of increased activity by the Company as a consequence of the acquisition of mining tenements, capital raising activities and preparation of the Form SB-2 Registration Statement.

c)
an increase in administrative costs from A$110,484 in the nine months ended September 30, 2006 to A$1,196,894 in the nine months ended September 30, 2007 as a result of an increase in direct costs, including salaries, indirect costs and service fees charged to the Company by AXIS Consultants Pty Ltd. The increase related to the increase in activity by the Company as a consequence of the acquisition of mining tenements, preparation of regulatory filings and capital raising activities and preparation of the Form SB-2 Registration Statement.

d)
an increase in interest expense from A$12,435 for the nine months ended September 30, 2006 to A$47,015 for the nine months ended September 30, 2007 due to the increase in interest bearing debt of the Company. For the nine months ended September 30, 2006, the Company was charged interest on short term loan funds used to maintain the Company’s activities For the nine months ended September 30, 2007, AXIS charged interest on outstanding amounts and interest was incurred on the motor vehicle finance lease and the camp lease.

e)
an increase in stock based compensation from A$nil in the nine months ended September 30, 2006 to A$255,579 in the nine months ended September 30, 2007 as a result of the issue of options under the 2006 Incentive Option Plan in September 2006 and in May 2007 and an adjustment for forfeited options. See note 2 for further details on the options issued.

As a result of the foregoing, the loss from operations increased from A$3,027,728 for the nine months ended September 30, 2006 to A$4,570,241 for the nine months ended September 30, 2007. A foreign currency exchange loss of $315,995 was recorded for the nine months ended September 30, 2007 as a result of the movement in the Australian dollar versus the US dollar (nine months ended September 30, 2006: loss $32,115). The net loss was A$3,059,843 for the nine months ended September 30, 2006 compared to a net loss of A$4,886,236 for the nine months ended September 30, 2007.

Year ended December 31, 2006 versus Year ended December 31, 2005

Effective November 17, 2006, Legend issued one (1) new bonus share of Common Stock for every two (2) shares of Common Stock outstanding on the record at that date. The issue of the new bonus shares of Common Stock were on a pro-rate basis to all shareholders. As a result, the Company issued 27,599,722 shares of its Common Stock. Effective December 31, 2006, Legend issued one (1) new bonus share of Common Stock for every two (2) shares of Common Stock outstanding on the record at that date. The issue of the new bonus shares of Common Stock were on a pro-rata basis to all shareholders. As a result, the Company issued 41,934,337 shares of its Common Stock.

The Company has accounted for these bonus issues as a stock split and accordingly, all share and per share data in this prospectus has been retroactively restated.

As an exploration company, we do not have an ongoing source of revenue. Our revenue stream is normally from ad-hoc tenement disposals and interest received on cash in bank. During the year ended December 31, 2006, we received A$1,930 in interest on funds in the bank (2005:A$nil).

Costs and expenses increased during the year from A$76,851 for the year ended December 31, 2005 to A$4,536,507 (US$3,580,665) for the year ended December 31, 2006.

The main components of costs and expenses are as follows:-

(i)
An increase in exploration expenditure written off from A$nil in fiscal 2005 to A$3,811,385 (US$3,088,326) in fiscal 2006. In fiscal 2006, the Company acquired certain diamond mining tenements in Northern Australia for A$1,500,000 (US$1,183,950), paid A$81,010 (US$63,941) in stamp duty, A$921,131 (US$727,049) of exploration expenditure incurred by Astro from February 1, 2006 to September 30, 2006 and A$1,309,244 (US$1,033,386) of exploration expenditure incurred since acquisition by the Company. All costs incurred in connection with this acquisition have been expensed as part of exploration costs. The Company commenced a drilling program on the tenement interests in the Northern Territory of Australia as soon as settlement of the acquisition of the tenements was completed. The exploration costs included drilling, salaries for contract field staff, travel costs, accommodation, meals and tenement holding costs.

(ii)
An increase in interest expense from A$2,482 in fiscal 2005 to A$41,371 (US$32,655) in fiscal 2006. During fiscal 2006, we borrowed A$324,951 (US$254,116) from Wilzed, a company which our President and CEO is a Director and shareholder and in October 2006, the total debt of A$336,081 (US$265,268) was repaid. Wilzed charged us A$3,588 (US$2,832) in interest at a rate between 9.35% to 9.85% during fiscal 2006. AXIS provides management and geological services to us pursuant to a Service Agreement dated December 2004. AXIS charged us A$13,498 (US$10,654) in interest for fiscal 2006. AXIS charged interest at a rate between 9.35% to 10.10% during fiscal 2006 on accounts owing under the Service Agreement. Astro charged us A$21,302 (US$16,814) in interest on amounts owed for exploration expenditure incurred by Astro. During March, 2007, the Company paid the amount outstanding including interest accrued. During fiscal 2005, we borrowed A$7,361 (US$5,565) from Wilzed. Wilzed charged us A$181 (US$131) in interest. Wilzed charged interest at a rate of 9.35% for 2005. AXIS charged us interest of A$2,357 on amounts owing to AXIS under the Service Agreement. AXIS charged interest at a rate of 9.35% for 2005.

(iii)
An increase in legal, professional and accounting from A$28,305 for fiscal 2005 to A$89,351 (US$70,524) for fiscal 2006. During fiscal 2006, we incurred legal expenses of A$28,295 (US$22,234) in relation to general legal work including stock transfer matters, stock option plans and regulatory filings; audit fees of A$35,062 (US$27,674) for professional services in relation to financial statements, the quarterly Form 10-QSBs and Form 10-KSB; and A$25,993 (US$20,516) for a stock transfer agent and regulatory filing fees. During fiscal 2005, we incurred legal expense of A$9,105 for general legal work; audit fees of A$13,513 for professional services in relation to financial statements, the quarterly Form 10-QSBs and Form 10-KSB; and A$5,687 for a stock transfer agent and regulatory filing fees. All fees have increased in 2006, as a result of the increase in activity by the Company as a consequence of the acquisition of mining tenements and capital raising.

(iv)
An increase in administrative costs from A$46,064 in fiscal 2005 to A$479,093 (US$378,148) in fiscal 2006. During fiscal 2006, the management fee charged by AXIS to us was $76,910 (US$60,705). AXIS charged us A$75,410 (US$59,521) for Director’s fees and salaries incurred on behalf of the Company which relates to fees paid to the President and Chief Executive Officer, Chief Financial Officer and Secretary, and other staff of AXIS who provide services to the Company. One independent Director charged directly to the Company the amount of A$35,000 (US$27,625) for the period from the date of his appointment to December 31, 2006, for which there was no comparable amount on fiscal 2005. The Company paid A$8,350 (US$6,591) in insurance premiums, and there was no comparable amount in fiscal 2005 as the insurance policies were only taken out when exploration operations commenced in August 2006. The Company incurred A$66,477 in travel and accommodation costs, A$61,878 in relation to travel by Directors and officers on capital raising trips and A$4,598 for travel of support contractors to the field; A$193,513 for consultants, A$179,464 for investor relations consultants and A$14,049 for lodging annual tax returns, employee share option valuation and exploration tenement maintenance; A$8,350 for postage and freight costs; A$11,351 for motor vehicle costs related to the motor vehicle proposals for the field program, and there were no comparable amounts for 2005. In fiscal 2005, the management fee charged by AXIS to us was A$26,236 (US$20,203) and AXIS charged us A$14,636 (US$12,171) for salaries incurred in relation to AXIS staff that provided administration services to the Company.

(v)
Stock based compensation has increased from A$nil for fiscal 2005 to A$115,307 (US$91,012) for fiscal 2006. On September 19, 2006, the Company issued 7,425,000 options pursuant to the 2006 Equity Incentive Plan. Of the total 7,425,000 options issued, 2,475,000 vest on September 19, 2007, 2,475,000 vest on September 19, 2008 and 2,475,000 vest on September 19, 2009. The exercise price of the options is US$1.00 for the President and Chief Executive Officer and for all other participants, US$0.444 for 50% of the options and US$1.00 for the balance of 50% of the options. The options expire on September 19, 2016. The Company has accounted for all options issued in 2006 based upon their fair market value using the Binomial pricing model. There were no employee stock options issued by the Company prior to 2006. An external consultant has calculated the fair value of the options using the Binomial valuation method using a fair value share price of US$0.50, strike price as set out above, maturity period of 5.5 to 6.5 years depending on the vesting date, risk free interest rate of 4.69% and volatility of 60%. This equates to values ranging from US$0.05 to US$0.10 per option depending on the exercise price and vesting date.  The total value of the options equates to A$683,628 (US$574,635). The gross fair value is amortised into operations over the vesting period.  For fiscal 2006, the amortization amounted to A$115,307 (US$91,012).

Accordingly, the loss from operations increased from A$76,851 for the year ended December 31, 2005 to A$4,534,577 (US$3,579,142) for the year ended December 31, 2006.

The net loss amounted to A$4,574,594 (US$3,610,727) for the year ended December 31, 2006, compared to a net loss of A$75,508 for the year ended December 31, 2005.

The net loss per common equivalent share in 2006 was A$0.06 (US$0.05) compared with a net loss with a common equivalent share price of A$0.00 in the prior year.

The Company does not believe the spin off of its phosphate-uranium project into a new company will have an affect on its operations.

There was no provision for tax in either the prior year or the current year.

Liquidity and Capital Resources

For the nine months ended September 30, 2007, net cash used in operating activities was A$4,352,769 primarily consisting of the net loss of A$4,866,236, an increase in prepayments and deposits of A$295,762 and accounts receivable of A$33,833, and a decrease in accounts payable and accrued expenses of A$6,400; net cash used in investing activities was A$125,899 being primarily for the purchase of motor vehicles; net cash provided by financing activities was A$6,757,606 being net proceeds from share issues of A$8,029,107 and net repayments to affiliates of A1,271,501.

As at September 30, 2007 the Company had A$2,807,432 in cash and A$333,956 in other current assets and short-term obligations of A$749,157 comprising accounts payable and accrued expenses.

On December 12, 2007, we entered into a Subscription Agreement with Atticus European Fund Ltd and Green Way Managed Account Series Ltd in respect of its segregated account, Green Way Portfolio D (collectively “Atticus”) pursuant to which the Company issued in a private placement transaction (the ”Private Placement”) to Atticus an aggregate of 18,750,000 shares of Common Stock at a price of US$0.80 per share for an aggregate purchase price of US$15,000,000.. We agreed to prepare and file with the Securities and Exchange Commission a registration statement covering the resale of the shares of Common Stock.

We commenced exploration activities on the tenements we acquired in July 2006 and since that time and up to September 30 , 2007, have spent A$7.5 million on exploration activities which includes the amounts paid in connection with our Astro acquisition. The Company has continued with its exploration plan to drill targets on the North Australian tenements following the completion of the wet season in approximately March 2008. Exploration activities will then re-commence and continue through to the end of the dry season in approximately late November 2008 when access to field sites becomes difficult .

We anticipate spending A$3,000,000 on exploration. However, if exploration results are positive, we believe that we will be able to raise additional equity capital in order to progress our exploration program at a faster rate. In addition, we expect that we will need to spend $1,000,000 on legal, professional, accounting and administration expenses..  The Company plans to satisfy its cash requirements by additional equity financing or loans. This will be in the form of private placements of restricted Common Stock, preferred stock or debentures. The Company may not be able to operate if it does not obtain the additional capital or financing it requires. There can be no assurance that the Company will be successful in raising such capital or financing and thus, be able to satisfy its cash requirements.

The Company's financial statements are prepared using generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company has incurred net losses since its inception.

The Company is considered to be an exploration stage company, with no significant revenue, and is dependent upon the raising of capital through placement of its Common Stock, preferred stock or debentures. In the event the Company is unsuccessful in raising such capital, it may never commence active operations.

The Company does not believe the spin off of its phosphate-uranium project into a new company will have an affect on its liquidity.

Impact of Australian Tax Law

Australian resident corporations are subject to Australian income tax on their non-exempt worldwide assessable income (which includes capital gains), less allowable deductions, at the rate of 30%. Foreign tax credits are allowed where tax has been paid on foreign source income, provided the tax credit does not exceed 30% of the foreign source income.

Under the U.S./Australia tax treaty, a U.S. resident corporation such as us is subject to Australian income tax on net profits attributable to the carrying on of a business in Australia through a “permanent establishment” in Australia. A “permanent establishment” is a fixed place of business through which the business of an enterprise is carried on. The treaty limits the Australian tax on interest and royalties paid by an Australian business to a U.S. resident to 10% of the gross interest or royalty income unless it relates to a permanent establishment. Although we consider that we do not have a permanent establishment in Australia, it may be deemed to have such an establishment due to the location of its administrative offices in Melbourne. In addition we may receive interest or dividends from time to time.

Impact of Australian Governmental, Economic, Monetary or Fiscal Policies

Although Australian taxpayers are subject to substantial regulation, we believe that our operations are not materially impacted by such regulations nor is it subject to any broader regulations or governmental policies than most Australian taxpayers.

Recent Issuance of Securities

In 2004, a total of 2,004,750 common shares were issued to the Company’s former sole officer and director for services valued at A$58,053 (US$44,550) or $0.029 (US$ 0.022) per share.

In December 2004, the Company issued to Renika Pty Limited (“Renika”), a company associated with Mr J I Gutnick, 20,250,000 options to be converted into 20,250,000 shares of Common Stock, at an exercise price of $0.022 and a latest exercise date of December 2009 for services to be rendered to the Company.  The Company undertook a Black Scholes valuation of these options using a A$0.029 (US$0.022) exercise price, A$0.029 (US$0.022) market price, 5 year life, risk free interest rate of 5.155% and a volatility of 16.7%.  The 20,250,000 options were valued at A$160,672 (US$123,300) or A$0.008 (US$0.006) each.

The stock options were issued for services rendered, to be rendered and for agreeing to provide financial assistance to the Company (not the actual provision of financial assistance).  The issue of the stock options was not contingent upon any further services or events.  The stock options are not forfeitable if the services or financial assistance are not provided.  Accordingly, the value of the stock options was expensed immediately during 2004.

In September 2005, Renika exercised the 20,250,000 options using the cashless exercise feature and were issued 17,085,937 shares of Common Stock.

Effective as of December 12, 2005, the Board of Directors of Company approved the distribution to all stockholders for no consideration of an aggregate of 36,135,500 non-transferable options, each of which is exercisable to purchase one share of Common Stock of the Company at an exercise price of 25 cents per share with a latest exercise date of December 31, 2012.  The options were issued on a pro-rata basis to all stockholders of record on December 31, 2005 on the basis of two (2) options for every one (1) share of Common Stock owned by a stockholder on the record date. The options may not be exercised until the shares underlying the options are registered under federal and state securities laws.

Effective July 21, 2006, Legend issued 71,730,079 shares of Common Stock to Renika, following the cashless exercise of 34,778,220 options. The shares of Common Stock issued are restricted shares.

From September 19, 2006 to November 17, 2006, we entered into subscription agreements with a number of parties pursuant to which we issued to those parties in a private placement transaction shares of Common Stock in Legend at an issue price of US$0.50 per share.

Effective November 17, 2006, Legend issued one (1) new bonus share of Common Stock for every two (2) shares of Common Stock outstanding on the record at that date. The issue of the new bonus shares of Common Stock were on a pro-rate basis to all shareholders. As a result, the Company issued 27,599,722 shares of its Common Stock. The Company has accounted for these bonus issues as a stock split and accordingly, all share and per share data has been retroactively restated.

On November 30, 2006, we issued 112,500 shares of Common Stock and 112,500 options over shares of Common Stock to Pinchas T Althaus in connection with the settlement of a dispute.

On December 31, 2006, we entered into a subscription agreement with a party pursuant to which we issued to that party in a private placement transaction shares of Common Stock and options on the basis of one option for every two shares subscribed for with no exercise price in Legend at an issue price of US$0.50 per share. The Company has accounted for these bonus issues as a stock split and accordingly, all share and per share data has been retroactively restated.

Effective December 31, 2006, Legend issued one (1) new bonus share of Common Stock for every two (2) shares of Common Stock outstanding on the record at that date. The issue of the new bonus shares of Common Stock were on a pro-rata basis to all shareholders. As a result, the Company issued 41,934,337 shares of its Common Stock.

From February 19, 2007 to July 31, 2007, we entered into subscription agreements with a number of parties pursuant to which we issued to those parties in a private placement transaction 29,336,824 shares of Common Stock in Legend at an issue price of US$0.25 per share.

From June 15, 2007 to July 31, 2007, we issued an aggregate of 2,150,000 shares of Common Stock as consulting fees in connection with a private placement.

In November 2007, we issued 75,000 shares of Common Stock as a result of the cashless exercise of 90,000 options expiring December 31, 2012.

In November 2007, we also issued 104,000 shares of Common Stock to two parties for investor relations and consulting services.

In November 2007, we entered into an agreement with Iron Duyfken Pty Limited to purchase a number of tenements for the purpose of phosphate exploration. As part consideration, we issued 250,000 shares to each of Pilmore Pty Limited and Len van der Sluijs.

On November 22 and 24, 2007, we agreed to issue a total of 104,000 shares of Common Stock for investor relations and consulting services.

On December 12, 2007, we entered into a Subscription Agreement with Atticus European Fund Ltd and Green Way Managed Account Series Ltd in respect of its segregated account, Green Way Portfolio D (collectively “Atticus”) pursuant to which the Company issued in a private placement transaction (the ”Private Placement”) to Atticus an aggregate of 18,750,000 shares of Common Stock at a price of US$0.80 per share for an aggregate purchase price of US$15,000,000.

On December 31, 2007, we issued 200,000 shares of Common Stock for services rendered to us and 150,000 shares of Common Stock for consulting services.

The securities described above were issued in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act) under Section 4(2) of the Act and/or under Regulation S promulgated under the Act.

Impact of Recent Accounting Pronouncements

For a discussion of the impact of recent accounting pronouncements on the Company’s annual financial statements, see Note 2 to the Company’s Financial Statements which are included herein.

Quantitative and Qualitative Disclosures about Market Risk

The Company is exposed to interest rate risk primarily through its loan facilities.  The Company utilizes these borrowings to meet its working capital needs.

At March 31, 2007, the Company had outstanding borrowings under its Loan Facilities of A$387,310.  In the event that interest rates associated with these facilities were to increase 100 basis points, the impact on future cash flows would be a decrease of approximately A$3,873 annually.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet agreements.

DESCRIPTION OF PROPERTY

We occupy certain executive and office facilities in Melbourne, Victoria, Australia which are provided to us pursuant to a service agreement with AXIS Consultants. See “Certain Relationships and Related Transactions.” The Company believes that its administrative space is adequate for its current needs.

For information about our mineral claims, see “Description of Business and Appendix B.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In April 2004, the Company issued to Mr. Michael Tay 2,004,750 shares of its restricted Common Stock, at a valuation of $0.05 per share, in satisfaction of amounts owed to Mr. Tay for services rendered to the Company as its former President and Treasurer.

In November 2004, the Company repaid to Mr. William Tay and Michael Tay all amounts owed pursuant to the Company’s $100,000 in principal amount of 8% Senior Subordinated Debentures.

In December 2004, the Company entered into an agreement with AXIS Consultants Pty Ltd to provide geological, management and administration services to the Company.  AXIS is affiliated through common management. We are one of five affiliated companies of which three are Australian public companies listed on Australian Stock Exchange.  Each of the companies has some common Directors, officers and shareholders.  In addition, each of the companies is substantially dependent upon AXIS for its senior management and certain mining and exploration staff.  A number of arrangements and transactions have been entered into from time to time between such companies.  It has been the intention of the affiliated companies and respective Boards of Directors that each of such arrangements or transactions should accommodate the respective interest of the relevant affiliated companies in a manner which is fair to all parties and equitable to the shareholders of each. Currently, there are no material arrangements or planned transactions between the Company and any of the other affiliated companies other than AXIS.

AXIS is paid by each company for the costs incurred by it in carrying out the administration function for each such company.  Pursuant to the Service Agreement, AXIS performs such functions as payroll, maintaining employee records required by law and by usual accounting procedures, providing insurance, legal, human resources, company secretarial, land management, certain exploration and mining support, financial, accounting advice and services.  AXIS procures items of equipment necessary in the conduct of the business of the Company.  AXIS also provides for the Company various services, including but not limited to the making available of office supplies, office facilities and any other services as may be required from time to time by the Company as and when requested by the Company.

We are required to reimburse AXIS for any direct costs incurred by AXIS for the Company.  In addition, we are required to pay a proportion of AXIS’s overhead cost based on AXIS’s management estimate of our utilisation of the facilities and activities of AXIS plus a service fee of not more than 15% of the direct and overhead costs.  AXIS has not charged the 15% service fee to us. Amounts invoiced by AXIS are required to be paid by us.  We are also not permitted to obtain from sources other than AXIS, and we are not permitted to perform or provide ourselves, the services contemplated by the Service Agreement, unless we first requests AXIS to provide the service and AXIS fails to provide the service within one month.

The Service Agreement may be terminated by AXIS or us upon 60 days prior notice.  If the Service Agreement is terminated by AXIS, we would be required to independently provide, or to seek an alternative source of providing, the services currently provided by AXIS.  There can be no assurance that we could independently provide or find a third party to provide these services on a cost-effective basis or that any transition from receiving services under the Service Agreement will not have a material adverse effect on us.  Our inability to provide such services or to find a third party to provide such services may have a material adverse effect on our operations.

In accordance with the Service Agreement AXIS provides the Company with the services of our Chief Executive Officer, Chief Financial Officer, geologists and clerical employees, as well as office facilities, equipment, administrative and clerical services. We pay AXIS for the actual costs of such facilities plus a maximum service fee of 15%.

During fiscal 2005, AXIS charged the Company A$28,600 in management fees, A$26,954 for salaries incurred in relation to AXIS staff that provided services to the Company and charged interest of A$2,357 on the outstanding balance. AXIS charged interest at a rate of 9.35% for 2005. The amount owed to AXIS at December 31, 2005 was A$57,911. During fiscal 2006, AXIS charged the company A$170,800 in management fees, A$122,393 for salaries incurred in relation to AXIS staff that provided services to the Company, A$123,151 for exploration services provided to the Company, AXIS charged interest of A$13,498, loaned us A$4,500 and we repaid A$180,000. AXIS charged interest at a rate of between 9.35% and 10.10% for fiscal 2006. The amount owed to AXIS at December 31, 2006 was A$312,253. During the nine months ended September 30, 2007, AXIS charged the Company A$709,243 for management and administration services, and A$622,096 for exploration services and charged interest of A$14,683 on the outstanding balance and the Company repaid A$1,826,060. AXIS charged interest at a rate of 10.10% for the nine months ended September 30, 2007. The amount owed by AXIS at September 30, 2007 was A$15,984 which is included in current receivables.

Effective as of March 3, 2006, Legend entered into a Contract for the Sale of Mining Tenements (“Contract”) with Astro Diamond Mines N.L. (“Astro”) an Australian company pursuant to which the Company acquired certain diamond mining tenements in Northern Australia from Astro. The consideration payable by Legend to Astro was A$1.5 million and Legend was also required to pay to Astro any costs incurred on the tenements after February 1, 2006.  Astro provided commercial warranties which are usual for a transaction of this nature in favour of Legend. Under Australian law, Astro was required to provide an independent experts report to shareholders for this transaction. In order to prepare the independent experts report, a mineral valuation was prepared on behalf of Astro which indicated that the preferred value for the tenements that are the subject of the transaction was A$1.5 million. This formed the basis of the consideration agreed by the parties. The President and Chief Executive Officer of the Company, Mr. J. I. Gutnick, is Chairman and Managing Director of Astro and Dr D.S. Tyrwhitt, an independent Director of the Company is also a Director of Astro. The tenements are located in the Northern Territory of Australia and are prospective for diamonds. Astro incurred costs on the mining tenements from February 1, 2006 which at settlement Legend was required to pay. However, Astro had not quantified the amount at the date of settlement. At December 31, 2006, the Company owed Astro A$942,433 including interest of A$21,302. During fiscal 2007, the amount was repaid in full including interest charge for fiscal 2007 of A$16,774. Astro charged interest at a rate between 9.85% and 10.10%.

Transactions with Management.

We have a policy that we will not enter into any transaction with an Officer, Director or affiliate of us or any member of their families unless the transaction is approved by a majority of our disinterested non-employee Directors and the disinterested majority determines that the terms of the transaction are no less favourable to us than the terms available from non-affiliated third parties or are otherwise deemed to be fair to us at the time authorised.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Legend's Common Stock is traded on the NASD Over-the-Counter Bulletin Board ("OTCBB") under the ticker symbol "LGDI" and CUSIP# 52467C 10 0. The Company's Common Stock was initially cleared for trading on the OTC-BB on September 26, 2003.

The following table sets out the high and low bid information for the Common Stock as reported by the National Quotation Service Bureau for each period/quarter indicated in US$:

Calendar Period	High Bid (1)	Low Bid (1)

2004
First Quarter	1.00	0.05
Second Quarter	0.25	0.04
Third Quarter	0.06	0.02
Fourth Quarter	0.25	0.05

2005
First Quarter	0.30	0.13
Second Quarter	0.32	0.20
Third Quarter	0.25	0.15
Fourth Quarter	3.25	0.15

2006
First Quarter	3.75	2.50
Second Quarter	3.90	2.50
Third Quarter	2.55	0.85
Fourth Quarter	2.10	1.00

2007
First Quarter	1.80	0.90
Second Quarter	1.95	1.50
Third Quarter	1.45	1.25
Fourth Quarter	1.50	0.75
(1)	The quotations set out herein reflect inter-dealer prices without retail mark-up, mark-down or commission and may not necessarily reflect actual transactions.

As of January 31, 2008 , there are 177,068,825 shares of Common Stock outstanding.

To date we have not paid dividends on our Common Stock and we do not expect to declare or pay any dividends on our Common Stock in the foreseeable future. Payment of any dividends will depend upon our future earnings, if any, our financial condition, and other factors deemed relevant by the Board of Directors.

Shareholders

As of January 31, 2008 , there were approximately 159 record holders of the Company's Common Stock. Within the holders of record of the Company's Common Stock are depositories such as Cede & Co., a nominee for The Depository Trust Company (or DTC), that hold shares of stock for brokerage firms which, in turn, hold shares of stock for one or more beneficial owners. Accordingly, the Company believes there are many more beneficial owners of its Common Stock whose shares are held in "street name", not in the name of the individual shareholder.

Options

Effective as of December 12, 2005, the Board of Directors of Company approved the distribution to stockholders for no consideration of an aggregate of 36,135,500 non-transferable options, each of which is exercisable to purchase one share of Common Stock of the Company at an exercise price of US$0.25 ($0.111, as adjusted) per share with a latest exercise date of December 31, 2012 and otherwise on the terms and conditions set out in Appendix A to the Form 8-K dated December 12, 2005.  The options were issued on a pro-rata basis to all stockholders of record on December 31, 2005 on the basis of two (2) options for every one (1) share of Common Stock owned by a stockholder on the record date. The options may not be exercised until the shares underlying the options are registered under federal and state securities laws. On June 26, 2006, the Board of Directors amended the terms and conditions of the options and included a cashless exercise clause for the options in the terms and conditions. On July 21, 2006, Renika exercised 34,778,220 options using the cashless exercise feature and were issued 71,730,079 shares of Common Stock. In December 2006, the Company issued 700,000 shares with attaching options on the basis of one option for every two shares at no exercise price. The options were exercised in December 2006. On December 27, 2006, a further optionholder exercised 19,000 options using the cashless exercise feature and were issued 24,750 shares of Common Stock.  3,123,630 of these options remained outstanding as of the date of this prospectus.

On September 19, 2006, the Company issued 7,425,000 options (as adjusted for the Stock Split) pursuant to the 2006 Equity Incentive Plan. Of the total 7,425,000 options issued, 2,475,000 vest on September 19, 2007, 2,475,000 vest on September 19, 2008 and 2,475,000 vest on September 19, 2009. The exercise price of the options is US$1.00 for the President and Chief Executive Officer and for all other participants, US$0.444 for 50% of the options and US$1.00 for the balance of 50% of the options. The options expire on September 19, 2016. The Company has accounted for all options issued in 2006 based upon their fair market value using the Binomial pricing model. There were no employee stock options issued by the Company prior to 2006. An external consultant has calculated the fair value of the options using the Binomial valuation method using a share price of US$0.50, strike price as set out above, maturity period of 5.5 to 6.5 years depending on the vesting date, risk free interest rate of 4.69% and volatility of 60%. This equates to values ranging from US$0.116 to US$0.233 per option depending on the exercise price and vesting date.  The total value of the options equates to A$683,628 (US$574,635).

In November 2006, the Company issued options to purchase 112,500 shares of Common Stock with an exercise price of US$0.111 per share in connection with the settlement of a dispute.

On December 28, 2007, the Board of Directors of the Company agreed to issue/ratify the issue of 4,787,500 options under the 2006 Incentive Option Plan to officers, employees and consultants as follows:

(i)
300,000 options which  will vest 1/3 on September 10, 2009, 1/3 on September 10, 2010 and the balance on September 10, 2011 and 50% have an exercise price of US$0.444 per option and 50% have an exercise price of US$1.00 per option. An external consultant has calculated the fair value of the options using the Binomial valuation method using a share price of US$1.25, strike price as set out above, maturity period of 5.5 to 6.5 years depending on the vesting date, risk free interest rate of 4.637% and volatility of 60%. This equates to values ranging from US$0.79 to US$1.01 per option depending on the exercise price and vesting date.  The total value of the options equates to A$256,644;

(ii)
300,000 options which  will vest 1/3 on December 19, 2009, 1/3 on December 19, 2010 and the balance on December 19, 2011 and 50% have an exercise price of US$0.444 per option and 50% have an exercise price of US$1.00 per option. An external consultant has calculated the fair value of the options using the Binomial valuation method using a share price of US$0.95, strike price as set out above, maturity period of 5.5 to 6.5 years depending on the vesting date, risk free interest rate of 4.441% and volatility of 60%. This equates to values ranging from US$0.54 to US$0.72 per option depending on the exercise price and vesting date.  The total value of the options equates to A$180,221; and

(iii)
4,187,500 options which  will vest 1/3 on December 28, 2009, 1/3 on December 28, 2010 and the balance on December 28, 2011 and have an exercise price of US$1.00 per option. An external consultant has calculated the fair value of the options using the Binomial valuation method using a share price of US$1.09, strike price as set out above, maturity period of 5.5 to 6.5 years depending on the vesting date, risk free interest rate of 4.488% and volatility of 60%. This equates to values ranging from US$0.65 to US$0.69 per option depending on the exercise price and vesting date.  The total value of the options equates to A$1,246,578.

Dividend Policy

The Company has not previously paid any cash dividends on Common Stock and does not anticipate or contemplate paying dividends on Common Stock in the foreseeable future. It is the present intention of management to utilize all available funds for the development of the Company's business. The only restrictions that limit the ability to pay dividends on common equity or that are likely to do so in the future, are those restrictions imposed by law. Under Delaware corporate law, no dividends or other distributions may be made which would render the Company insolvent or reduce assets to less than the sum of its liabilities plus the amount needed to satisfy any outstanding liquidation preferences.

Effective November 17, 2006, the Company’s Board of Directors declared a 1-for-2 share bonus issue in the form of a dividend that was payable in December 2006 to stockholders of record as of November 17, 2006.  An aggregate of 27,599,722 shares of Common Stock were issued in connection with this dividend.

In November 2006, the Company’s Board of Directors declared a second 1-for-2 share bonus issue in the form of a dividend that was payable in January 2007 to stockholders of record as of December 31, 2006.  An aggregate of 41,934,337 shares of Common Stock were issued in connection with this dividend.

EXECUTIVE COMPENSATION

The following table sets forth the annual salary, bonuses and all other compensation awards and pay outs on account of our Chief Executive Officer for services rendered to us during the fiscal years ended December 31, 2006 and 2007 .  No other executive officer received more than US$100,000 per annum during this period.

Summary Compensation Table

Name and Principal Position	Year	Salary (A$)	Bonus (A$)	Stock Awards (A$)	Option Awards (A$)	Non-Equity Incentive Plan Compensation (A$)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (A$)	All Other Compensation (A$)	Total (US$)
Joseph Gutnick, Chairman of the Board, President and CEO	2007 2006	82,132 -	- -	- -	86,764 28,892	- -	- -	26,768 -	195,664 28,892

2006 Equity Incentive Plan

The 2006 Plan provides for the granting of options. The maximum number of shares available for awards is 10% of the issued and outstanding shares of Common Stock on issue at any time.  If an option expires or is cancelled without having been fully exercised or vested, the remaining shares will generally be available for grants of other awards.

The 2006 Plan is administered by the Board comprised solely of directors who are not employees or consultants to Legend or any of its affiliated entities.

Any employee, director, officer, consultant of or to Legend or an affiliated entity (including a company that becomes an affiliated entity after the adoption of the 2006 Plan) is eligible to participate in the 2006 Plan if the Committee, in its sole discretion, determines that such person has contributed significantly or can be expected to contribute significantly to the success of Legend or an affiliated entity. During any one year period, no participant is eligible to be granted options to purchase more than 5% shares of our issued and outstanding Common Stock or if they provide investor relations activities, or are a consultant to the Company, 2% of the issued and outstanding shares of Common Stock in any 12 month period.

Options granted under the 2006 Plan are to purchase Legend Common Stock.  The term of each option will be fixed by the Board, but no option will be exercisable more than 10 years after the date of grant.  The option exercise price is fixed by the Board at the time the option is granted.  The exercise price must be paid in cash. Options granted to participants vest and have a term of 10 years.

Outstanding Equity Awards at Fiscal Year-End

Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Been Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Joseph Gutnick, Chairman of the Board, President and CEO	-	-	2,250,000	US$1.00	9/19/16	-	-	-	-

On September 19, 2006, the Company issued 7,425,000 options (adjusted for the Stock Split) pursuant to the 2006 Equity Incentive Plan. Of the total 7,425,000 options issued, 2,475,000 vest on September 19, 2007, 2,475,000 vest on September 19, 2008 and 2,475,000 vest on September 19, 2009. The exercise price of the options is US$1.00 for the President and Chief Executive Officer and for all other participants, US$0.444 for 50% of the options and US$1.00 for the balance of 50% of the options. The options expire on September 19, 2016. The Company has accounted for all options issued in 2006 based upon their fair market value using the Binomial pricing model. There were no employee stock options issued by the Company prior to 2006. An external consultant has calculated the fair value of the options using the Binomial valuation method using a share price of US$0.50, strike price as set out above, maturity period of 5.5 to 6.5 years depending on the vesting date, risk free interest rate of 4.69% and volatility of 60%. This equates to values ranging from US$0.05 to US$0.10 per option depending on the exercise price and vesting date.  The total value of the options equates to A$683,628 (US$574,635). The gross fair value is amortised into operations over the vesting period.

On December 28, 2007, the Board of Directors of the Company agreed to issue/ratify the issue of 4,787,500 options under the 2006 Incentive Option Plan to officers, employees and consultants as follows:

(i)
300,000 options which  will vest 1/3 on September 10, 2009, 1/3 on September 10, 2010 and the balance on September 10, 2011 and 50% have an exercise price of US$0.444 per option and 50% have an exercise price of US$1.00 per option. An external consultant has calculated the fair value of the options using the Binomial valuation method using a share price of US$1.25, strike price as set out above, maturity period of 5.5 to 6.5 years depending on the vesting date, risk free interest rate of 4.637% and volatility of 60%. This equates to values ranging from US$0.79 to US$1.01 per option depending on the exercise price and vesting date.  The total value of the options equates to A$256,644;

(ii)
300,000 options which  will vest 1/3 on December 19, 2009, 1/3 on December 19, 2010 and the balance on December 19, 2011 and 50% have an exercise price of US$0.444 per option and 50% have an exercise price of US$1.00 per option. An external consultant has calculated the fair value of the options using the Binomial valuation method using a share price of US$0.95, strike price as set out above, maturity period of 5.5 to 6.5 years depending on the vesting date, risk free interest rate of 4.441% and volatility of 60%. This equates to values ranging from US$0.54 to US$0.72 per option depending on the exercise price and vesting date.  The total value of the options equates to A$180,221; and

(iii)
4,187,500 options which  will vest 1/3 on December 28, 2009, 1/3 on December 28, 2010 and the balance on December 28, 2011 and have an exercise price of US$1.00 per option. An external consultant has calculated the fair value of the options using the Binomial valuation method using a share price of US$1.09, strike price as set out above, maturity period of 5.5 to 6.5 years depending on the vesting date, risk free interest rate of 4.488% and volatility of 60%. This equates to values ranging from US$0.65 to US$0.69 per option depending on the exercise price and vesting date.  The total value of the options equates to A$1,246,578.

No award is transferable, or assignable by the participant except upon his or her death.

The Board may amend the 2006 Plan, except that no amendment may adversely affect the rights of a participant without the participant’s consent or be made without stockholder approval if such approval is necessary to qualify for or comply with any applicable law, rule or regulation the Board deems necessary or desirable to qualify for or comply with.

Subject to earlier termination by the Board, the 2006 Plan has an indefinite term except that no ISO may be granted following the tenth anniversary of the date the 2006 Plan is approved by stockholders.

Other than the issue of these Options, there are no other current plans or arrangements to grant any options under the 2006 Plan.

Compensation Pursuant to Plans

The Company does not have any pension or profit sharing plans.  The Company does not have any employees and therefore has no superannuation obligations.

Equity Compensation Plan Information

The following table sets forth, as of December 31, 2007, information regarding options under our 2006 stock option plan, our only active plan.  The 2006 stock option plan has been approved by our stockholders.  Outstanding options under this plan that are forfeited or cancelled will be available for future grants.  All of the options are for the purchases of our Common Stock.

	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available future issuance under equity compensation (excluding securities reflected in Column One)

Equity compensation plans approved by security holders	12,087,500	A$0.8629	5,619,382

Equity compensation plans not approved by security holders	-	-	-

(1)  The maximum number of shares available for issuance under the 2006 stock option plan is equal to 10% of the issued and outstanding shares of Common Stock, at any time.  [The numbers in the table appears to exceed 10% of the issued and outstanding shares on a fully diluted basis.]

Director Compensation

Name	Fees Earned or Paid in Cash (A$)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total (A$)
David Tyrwhitt	20,000	-	-	-	-	-	20,000

It is our policy to reimburse Directors for reasonable travel and lodging expenses incurred in attending Board of Directors meetings.  Commencing January 2005, non-management Directors are paid Directors fees of A$20,000 per annum.

FINANCIAL STATEMENTS

See the Consolidated Financial Statements beginning on page F-1, “Index to Consolidated Financial Statements”

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not applicable.

LEGAL MATTERS

The validity of the Common Stock offered in this prospectus has been passed upon by Phillips Nizer LLP of New York, New York

EXPERTS

The financial statements of Legend as of December 31, 2006 and for the years ended December 31, 2006 and 2005 have been audited by PKF, Certified Public Accountants, a Professional Corporation, as set forth in their report thereon appearing in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

HOW TO GET MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement.  Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

Annual Financial Statements

Item 1. FINANCIAL STATEMENTS

Introduction to Interim Financial Statements.

The interim financial statements included herein have been prepared by Legend International Holdings, Inc. (“Legend International” or the “Company”) without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (The “Commission”). Certain information and footnote disclosure normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. These interim financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2006.

In the opinion of management, all adjustments, consisting of normal recurring adjustments and consolidating entries, necessary to present fairly the financial position of the Company and subsidiaries as of September 30, 2007, the results of its operations for the three and nine month periods ended September 30, 2007 and September 30, 2006, and the changes in its cash flows for the three and nine month periods ended September 30, 2007 and September 30, 2006, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the full year.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Foreign Currency

The functional and reporting currency of the Company is the Australian dollar.

UNLESS OTHERWISE INDICATED, ALL FINANCIAL INFORMATION PRESENTED IS IN AUSTRALIAN DOLLARS.

LEGEND INTERNATIONAL HOLDINGS, INC.
(An Exploration Stage Company)
Balance Sheet
September 30 , 2007
(Unaudited)

ASSETS	A$

Current Assets:
Cash	2,807,432
Receivables	218,983
Prepayments	114,973

Total Current Assets	3,141,388

Non-Current Assets:
Property and Equipment, net	141,527
Deposits	281,708

Total Non-Current Assets	423,235

Total Assets	3,564,623

LIABILITIES

Current Liabilities:
Accounts payable and accrued expenses	423,382
Lease liability	325,777

Total Current Liabilities	749,159

Non Current Liabilities:
Lease liability	2,218
Provision for rehabilitation	90,000

Total Non Current Liabilities:	92,218

Total Liabilities	841,377

Commitments and Contingencies (Notes 4 and 5)

Stockholders’ Equity

Common Stock: US$.001 par value, 200,000,000 shares authorized
156,885,885 issued	200,240
Additional Paid-in-Capital	12,726,486
Other Comprehensive Gain	38,490
Retained Deficit During Development period	(839,463)
Retained Deficit During Exploration period	(9,402,507)

Total Stockholders’ Equity	2,723,246

Total Liabilities and Stockholders’ Equity	3,564,623

The accompanying notes are an integral part of these consolidated financial statements.

LEGEND INTERNATIONAL HOLDINGS, INC.
(An Exploration Stage Company)
Statements of Operations
(Unaudited)

	For the three months ended September 30		For the nine months September 30		January 5, 2001 (Inception) to September 30,
	2007 A$	2006 A$	2007 A$	2006 A$	2007 A$

Revenues:

Sales	-	-	-	-	6,353
less Cost of Sales	-	-	-	-	(1,362)

Gross Profit	-	-	-	-	4,991

Other Income
Interest Income	2,068	-	6,471	-	11,292

	2,068	-	6,471	-	16,283

Costs and Expenses:
Exploration Expenditure	1,274,519	2,853,528	2,969,928	2,853,528	7,530,701
Legal, accounting & professional	47,997	32,760	107,296	51,281	286,303
Stock Based compensation	84,632	-	255,579	-	1,126,521
Interest expense, net	14,009	7,990	47,015	12,435	123,179
Administration expenses	498,186	75,127	1,196,894	110,484	2,040,849

Total Expenses	1,919,343	2,969,405	4,576,712	3,027,728	11,107,553

(Loss) from operations	(1,917,275)	(2,969,405)	(4,570,241)	(3,027,728)	(11,091,270)

Foreign currency exchange gain/(loss)	(159,460)	(32,115)	(315,995)	(32,115)	(386,583)

(Loss) before income taxes	(2,076,735)	(3,001,520)	(4,886,236)	(3,059,843)	(11,477,853)

Provision for Income Tax	-	-	-	-	-

Net (Loss)	(2,076,735)	(3,001,520)	(4,886,236)	(3,059,843)	(11,477,853)
Basic and Diluted (Loss) Per Common Equivalent Shares	A$(0.01)	A$(0.03)	A$(0.03)	A$(0.05)	A$(0.29)
Weighted Average Number of Common Equivalent Shares Outstanding	155,186,494	97,893,356	141,566,192	59,523,070	40,041,048

The accompanying notes are an integral part of these consolidated financial statements.

LEGEND INTERNATIONAL HOLDINGS, INC.
(An Exploration Stage Company)
Statements of Stockholders' Equity (Deficit)
for the period ended September 30 , 2007

	Common Stock		Retained
	Shares	Par Value A$	Additional Paid-In Capital A$	(Deficit) During the Development Period A$	(Deficit) During the Exploration Period A$	Other Comprehensive Gain A$	Stockholders’ Equity (Deficit) A$
Balance, January 5, 2001	-	-	-	-	-	-	-

Shares issued to founder for organisation cost and services at US$0.05 per shares	4,297,500	2,489	121,957	-	-	-	124,446
Shares Issued for services rendered at US$0.05 per share	146,250	85	4,150	-	-	-	4,235
Shares Issued for Cash	616,500	357	17,495	-	-	-	17,852

Net Loss	-	-	-	(131,420)	-	-	(131,420)
Balance, December 31, 2001	5,060,250	2,931	143,603	(131,420)	-	-	15,113
Shares Issued for Cash	225,000	130	6,385	-	-	-	6,516
Shares Issued for Officer’s Compensation	11,250,000	6,516	156,372	-	-	-	162,888

Net Loss	-	-	-	(182,635)	-	-	(182,635)
Balance, December 31, 2002	16,535,250	9,576	306,360	(314,055)	-	-	1,882
Shares Issued for services rendered at US$0.05 per share	5,026,500	2,911	142,645	-	-	-	145,556

Net Loss	-	-	-	(156,966)	-	-	(156,966)
Balance, December 31, 2003	21,561,750	12,488	449,006	(471,022)	-	-	(9,528)
Shares Issued for services rendered at US$0.05 per share	2,004,750	1,161	56,892	-	-	-	58,053
Options Issued for services	-	-	160,672	-	-	-	160,672
Loan forgiveness-former major shareholder	-	-	12,144	-	-	-	12,144

Net Loss	-	-	-	(234,610)	-	-	(234,610)
Balance, December 31, 2004	23,566,500	13,649	678,714	(705,632)	-	-	(13,269)
Shares issued on cashless exercise of options	17,085,938	9,896	(9,896)	-	-	-	-
Net Loss	-	-	-	(75,508)	-	-	(75,508)
Balance, December 31, 2005	40,652,438	23,544	668,818	(781,140)	-	-	(88,778)
Share issued on cashless exercise of options	72,281,329	93,336	(93,336)	-	-	-	-
Shares issued for cash	12,756,734	16,254	3,854,843	-	-	-	3,871,367
Shares and options issued under settlement agreement	112,500	144	35,272	-	-	-	35,416
Cost of share issues	-	-	(128,376)	-	-	-	(128,376)
Amortization of options under stock option plan	-	-	115,307	-	-	-	115,307
Net unrealized gain on foreign exchange translation	-	-	-	-	-	38,490	(38,490)
Net Loss	-	-	-	(58,323)	(4,516,271)	-	(4,574,594)
Balance, December 31, 2006	125,803,001	$162,505	$4,423,571	$(839,463)	$(4,516,271)	$38,490	$(731,168)

LEGEND INTERNATIONAL HOLDINGS, INC.
(An Exploration Stage Company)
Statements of Stockholders' Equity (Deficit)
for the period ended September 31, 2007
(continued)

	Common Stock		Retained
	Shares	Par Value A$	Additional Paid-In Capital A$	(Deficit) During the Development Period A$	(Deficit) During the Exploration Period A$	Other Comprehensive Gain A$	Stockholders’ Equity (Deficit) A$
Shares issued for cash	28,732,624	35,041	8,781,770	-	-	-	8,816,811
Cost of share issues	-	-	(1,405,283)	-	-	-	(1,405,283)
Shares issued for consulting fees	2,350,200	2,694	670,849	-	-	-	673,543
Amortization of options under stock option plan	-	-	255,579	-	-	-	255,579
Net Loss	-	-	-	-	(4,886,236)	-	(4,886,236)
Balance, September 30, 2007	156,885,825	$200,240	$12,726,486	$(839,463)	$(9,402,507)	$38,490	$2,723,246

The accompanying notes are an integral part of these consolidated financial statements

LEGEND INTERNATIONAL HOLDINGS, INC.
(An Exploration Stage Company)
Statements of Cash Flows
 (Unaudited)

	For the nine months Ended September 30		January 5, 2001 (Inception) to September 30,
	2007 A$	2006 A$	2007 A$

CASH FLOWS FROM OPERATING ACTIVITIES
Net (Loss)	(4,886,236)	(3,059,843)	(10,241,970)

Adjustments to reconcile net (loss) to net cash provided (used) by operating activities:
Foreign exchange	315,995	32,115	354,669
Shares and Options Issued for Stock Based Compensation
- Employees	255,579	-	1,026,737
- Consultants	53,269		53,269
Depreciation	12,404	-	13,425
Provision for rehabilitation	90,000	-	90,000
Exploration costs	142,215	-	142,215
Accrued interest added to principal	-	12,435	37,282
Net Change in:
Receivables	(33,833)	(131,412)	(203,104)
Prepayments and deposits	(295,762)	(18,198)	(400,321)
Accounts Payable and Accrued Expenses	(6,400)	759,573	558,412

Net Cash (Used) by Operating Activities	(4,352,769)	(2,405,330)	(8,569,386)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Property, Equipment and Motor Vehicles	(125,899)	-	(138,172)

Net Cash (Used) in Investing Activities	(125,899)	-	(138,172)

CASH FLOWS FROM FINANCING ACTIVITIES
Advances Payable – Affiliates	(1,271,501)	633,934	(26,156)
Repayment of Convertible Debenture	-	-	(130,310)
Repayment of Shareholder Advance	-	-	(641)
Proceeds from Convertible Debenture Payable	-	-	130,310
Shareholder Advance	-	-	6,621
Proceeds from Issuance of Stock	8,816,811	1,530,291	12,712,546
Cost of Share Issues	(787,704)	-	(916,080)
Net Borrowing/Repayments from Affiliates	-	241,577	50,003

Net Cash Provided by Financing Activities	6,757,606	2,405,802	11,826,293

Effects of Exchange Rate on Cash	(311,303)	-	(311,303)

Net Increase in Cash	1,967,635	472	2,807,432

Cash at Beginning of Period	839,797	1,291	-

Cash at End of Period	2,807,432	1,763	2,807,432

Supplemental Disclosures:
Cash Paid for interest	47,015	-	47,015
Cash Paid for income taxes	-	-	-
Stock and Options Issued for stock raising consulting fees	673,543	-	1,477,986
Equipment obtained through a capital lease		-	24,581
Advances charged to paid in capital		-	12,144
Capital lease obligation for exploration costs	362,462	-	362,462
Interest in relation to capital lease obligation for exploration costs	42,313	-	42,313

The accompanying notes are an integral part of these consolidated financial statements

LEGEND INTERNATIONAL HOLDINGS, INC.
Notes to Financial Statements September 30 , 2007

1.	ORGANISATION AND BUSINESS

Legend International Holdings, Inc, ("the Company"), was incorporated under the laws of the State of Delaware on January 5, 2001.

The Company has never generated any significant revenues from operations and is still considered an exploration stage company.  The Company was initially formed to engage in the business of selling compatible inkjet cartridges and refill kits on the Internet for the consumer printer market.  In March 2003, management of the Company decided to engage in the business of building and acquiring controlling or other interests in one or more companies engaged in the contract sales and distribution of specialty medical products, and raise additional capital for this purpose.  Neither business was successful and operations of both were eventually discontinued.  During fiscal 2004, management of the Company developed a plan of operations to acquire income-producing real property.  The Company did not acquire any properties pursuant to such plan.

Following a change of management in November 2004, the Company developed a new plan of operations for fiscal 2006, which is to engage in mineral exploration and development activities.  The Company's current business plan calls for the identification of mineral properties, in South America and other parts of the world, where it can obtain secure title to exploration, development and mining interests. The Company’s preference is to identify large gold deposits with low operating costs. The Company is prepared to consider the exploration, development and mining of profitable base metal interests.  At the beginning of 2006, the Company expanded its areas of interest to include diamond exploration activities and in July 2006, the Company completed the acquisition of certain diamond mining tenements in Northern Australia. Since that time, the Company has identified that those mining tenements in Northern Australia also have potential for uranium and base metals.

The Company's financial statements are prepared using generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company has incurred net losses since its inception and has experienced liquidity problems that raise substantial doubt about its ability to continue as a going concern. The stockholders/officers and or directors have committed to advancing funds to cover operating costs of the Company to insure that the Company has enough operating capital over the next twelve months.

Exploration Stage Enterprise

The Company is an exploration stage enterprise. The Company is devoting all of its present efforts in securing and establishing its exploration business through field sampling and drilling programs in the Northern Territory of Australia.

2.	STOCKHOLDERS’ EQUITY

Common Stock

In January 2001, 4,297,500 common shares were issued to the Company's founder for organization cost valued at A$124,446 (US$95,500), and 146,250 common shares were issued to a related party in exchange for consulting fee valued at A$4,235 (US$3,250).

In March 2002, 11,250,000 common shares were issued to the Company's founder in exchange for present and future services valued at A$162,888 (US$125,000).

In April 2002, the Company closed its offering under its registration statement filed with the United States Securities and Exchange Commission to sell up to 4,500,000 shares of its Common Stock at US$0.022 per share, which became effective on April 11, 2001. The Company sold 841,500 shares (616,500 shares in 2001 and a further 225,000 shares in 2002) of its Common Stock under the offering.

In 2003, a total of 5,026,500 common shares were issued to the Company's sole officer and director for services valued at A$145,556 (US$111,700) or A$0.029 (US$0.022) per share.

In 2004, a total of 2,004,750 common shares were issued to the Company’s former sole officer and director for services valued at A$58,053 (US$44,550) or A$0.029 (US$0.022) per share.

In December 2004, the Company issued to Renika Pty Limited (“Renika”), a company associated with Mr J I Gutnick, 20,250,000 options to be converted into 20,250,000 shares of Common Stock, at an exercise price of US$0.022 and a latest exercise date of December 2009 for services to be rendered to the Company.  The Company undertook a Black Scholes valuation of these options using a A$0.029 (US$0.022) exercise price, US$0.022 market price, 5 year life, risk free interest rate of 5.155% and a volatility of 16.7%.  The 20,250,000 options were valued at A$160,672 (US$123,300) or A$0.008 (US$0.006) each.  The stock options were issued for services rendered, to be rendered and for agreeing to provide financial assistance to the Company (not the actual provision of financial assistance).  The issue of the stock options was not contingent upon any further services or events.  The stock options are not forfeitable if the services or financial assistance are not provided.  Accordingly, the value of the stock options were expensed during 2004. In September 2005, Renika exercised the 20,250,000 options using the cashless exercise feature and were issued 17,085,938 shares of Common Stock.

Effective as of December 12, 2005, the Board of Directors of Company approved the distribution to all stockholders for no consideration of an aggregate of 36,135,500 non-transferable options, each of which is exercisable to purchase one share of Common Stock of the Company at an exercise price of US$0.25 cents per share with a latest exercise date of December 31, 2012.  The options were issued on a pro-rata basis to all stockholders of record on December 31, 2005 on the basis of two (2) options for every one (1) share of Common Stock owned by a stockholder on the record date. The options may not be exercised until the shares underlying the options are registered under federal and state securities laws.

At December 31, 2005 the Company had outstanding 36,135,500 options and as at December 31, 2006, the Company had outstanding 1,388,280 options, each of which is exercisable to purchase one share of Common Stock at US$0.25 per share.  The options cannot be exercised, other than using the cashless exercise feature, until the Company registers the shares of Common Stock to be issued upon exercise of the options in accordance with the Securities Act of 1933, as amended and any applicable state securities laws. The only exception is in the case of a cashless exercise.

Effective July 21, 2006, Legend issued 71,730,079 shares of Common Stock to Renika Pty Ltd (“Renika”), a company associated with Mr. J I Gutnick, President of Legend, following the cashless exercise of 34,778,220 options. The shares of Common Stock issued are restricted shares.

Effective September 19, 2006, Legend issued 5,349,728 shares of Common Stock at a placement price of US$0.22 per share raising A$1,530,291 (US$1,188,828). The securities were issued pursuant to a private placement and are issued in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended (“The Act”) under Section 4(2) of the Act.

Between October 1, 2006 and December 31, 2006, Legend issued a further 4,104,000 shares of Common Stock at a placement price of US$0.22 per share raising A$1,854,418 (US$1,412,000). The securities were issued pursuant to a private placement and are issued in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended (“The Act”) under Section 4(2) of the Act.

Effective November 30, 2006, Legend issued a further 112,500 shares of Common Stock and 50,000 options with an exercise price of A$0.25 per option and a latest exercise date of December 12, 2012 for no consideration to settle outstanding matters with an external party.

Effective December 31, 2006, Legend issued a further 1,053,000 shares of Common Stock at a placement price of US$0.33 raising A$445,705 (US$351,000). The securities were issued pursuant to a private placement and are issued in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended (“the Act”) under Section 4 (2) of the Act.

In December 2006, 19,000 options were exercised using the cashless exercise feature in the terms and conditions of the options and the Company issued 16,500 shares of Common Stock.

In December 2006, 526,600 options were exercised using the cashless exercise feature and the Company issued 526,500 shares of Common Stock.

Between January 1, 2007 and March 31, 2007, Legend issued a further 8,462,624 shares of Common Stock at a placement price of US$0.25 raising A$2,709,162 (US$2,115,656). The securities were issued pursuant to a private placement and are issued in reliance upon an exemption from the registration requirements of the Securities Act of 1933 as amended (“The Act”) under Section 4(2) of the Act.

Between April 1, 2007 and September 30 2007, Legend issued a further 16,270,000 shares of Common Stock at a placement price of US$0.25 per share, raising A$4,891,830 (US$4,067,500). The securities were issued pursuant to a private placement and are issued in reliance upon an exemption from the registration requirements of the Securities Act of 1933 as amended (“The Act”) under Section 4(2) of the Act.

Effective June 15, 2007, Legend issued a further 200,000 shares of Common Stock at a placement price of US$0.25 per share for consulting fees amounting to A$59,074 (US$50,000).

Between July 1, 2007 and September 30, 2007, Legend issued a further 4,000,000 shares of Common Stock at a placement price of US$0.25 per share raising A$1,184,819 (US$1,000,000). The securities were issued pursuant to a private placement and are issued in reliance upon an exemption from the registration requirements of the Securities Act of 1933 as amended (“The Act”) under Section 4(2) of the Act.

Between July 1, 2007 and September 30, 2007, Legend issued a further 2,150,200 shares of Common Stock at a placement price of US$0.25 per share for consulting fees amounting to A$614,469 (US$537,550).

Share Bonus Issue

Effective November 17, 2006, Legend issued one (1) new bonus share of Common Stock for every two (2) shares of Common Stock outstanding on the record at that date. The issue of the new bonus shares of Common Stock were on a pro-rata basis to all shareholders. As a result, the Company issued 27,599,722 shares of its Common Stock.

Effective December 31, 2006, Legend issued one (1) new bonus share of Common Stock for every two (2) shares of Common Stock outstanding on the record at that date. The issue of the new bonus shares of Common Stock were on a pro-rata basis to all shareholders. As a result, the Company issued 41,934,337 shares of its Common Stock.

The Company has accounted for these two bonus issues as a stock split and accordingly, all share and per share data has been retroactively restated.

Issue of Options under Equity Incentive Plan

Effective September 19, 2006, the Company issued 8,100,000 options over shares of Common Stock to Directors, Executives and Consultants under the 2006 Equity Incentive Plan that has been adopted by the Directors of the Company. The options will vest as follows: 1/3 after 12 months, 1/3 after 24 months and the balance of 1/3 after 36 months. The exercise price of the options is US$1.00 for the President and Chief Executive Officer and one other participant; and for all other participants, US$0.444 for 50% of the options and US$1.00 for the balance of 50% of the options. The latest exercise date for the options is September 19, 2016.

The Company has accounted for all options issued based upon their fair market value using the Binomial pricing model.

An external consultant has calculated the fair value of the 8,100,000 options using the Binomial valuation method using the following inputs:

Grant date	Sept 19, 2006	Sept 19, 2006	Sept 19, 2006	Sept 19, 2006	Sept 19, 2006	Sept 19, 2006
Grant date share price	US$0.222	US$0.222	US$0.222	US$0.222	US$0.222	US$0.222
Vesting date	Sept 19, 2007	Sept 19, 2007	Sept 19, 2008	Sept 19, 2008	Sept 19, 2009	Sept 19, 2009
Expected life in years	5.50	5.50	6.00	6.00	6.50	6.50
Risk-free rate	4.69%	4.69%	4.69%	4.69%	4.69%	4.69%
Volatility	60%	60%	60%	60%	60%	60%
Exercise price	US$0.444	US$1.00	US$0.444	US$1.00	US$0.444	US$1.00
Call option value	US$0.09	US$0.05	US$0.10	US$0.06	US$0.10	US$0.06

The Company adopted revised SFAS No.123, Share-Based payment, which addresses the accounting for share-based payment transactions in which a company receives employee services in exchange for (a) equity instruments of that company or (b) liabilities that are based on the fair value of the company’s equity instruments or that may be settled by the issuance of such equity instruments.

	Options	Option Price Per Share US$	Weighted Average Exercise Price US$
Outstanding at January 1, 2006	-	-	-
Granted	8,100,000	0.444-1.00	0.69
Forfeited	-	-	-
Outstanding at December 31, 2006	8,100,000	0.444-1.00	0.69
Granted	-	-	-
Forfeited	(1,462,500)	-	-
Outstanding at September 30, 2007	6,637,500	0.444-1.00	0.69

The range of exercise price is US$0.444 to US$1.00 per option. The weighted average per option fair value of options granted during 2006 was US$0.07 and the weighted average remaining contractual life of those options is 9 years. No options are currently exercisable.

The total value of the outstanding options equates to A$601,743 (US$534,588) and is being amortised over the vesting periods.

For the nine months ended September 30, 2007, the amortization amounted to A$246,022 (US$218,566).

Effective May 16, 2007, the Company issued 862,500 options over shares of Common Stock to employees under the 2006 Equity Incentive Plan that has been adopted by the Directors of the Company. The options will vest as follows: 1/3 after 12 months, 1/3 after 24 months and the balance of 1/3 after 36 months. The exercise price of the options is US$0.444 for 50% of the options and US$1.00 for the balance of 50% of the options. The latest exercise date for the options is May 16, 2017.

The Company has accounted for all options issued based upon their fair market value using the Binomial pricing model.

An external consultant has calculated the fair value of the 862,500 options using the Binomial valuation method using the following inputs:

Grant date	May 16, 2007	May 16, 2007	May 16, 2007	May 16, 2007	May 16, 2007	May 16, 2007
Grant date share price	US$0.25	US$0.25	US$0.25	US$0.25	US$0.25	US$0.25
Vesting date	May 16, 2008	May 16, 2008	May 16, 2009	May 16, 2009	May 16, 2010	May 16, 2010
Expected life in years	5.50	5.50	6.00	6.00	6.50	6.50
Risk-free rate	4.92%	4.92%	4.92%	4.92%	4.92%	4.92%
Volatility	60%	60%	60%	60%	60%	60%
Exercise price	US$0.444	US$1.00	US$0.444	US$1.00	US$0.444	US$1.00
Call option value	US$0.1111	US$0.064	US$0.117	US$0.072	US$0.124	US$0.079

The Company adopted revised SFAS No.123, Share-Based payment, which addresses the accounting for share-based payment transactions in which a company receives employee services in exchange for (a) equity instruments of that company or (b) liabilities that are based on the fair value of the company’s equity instruments or that may be settled by the issuance of such equity instruments.

	Options	Option Price Per Share US$	Weighted Average Exercise Price US$
Outstanding at January 1, 2007	-	-	-
Granted	862,500	0.444-1.00	0.69
Forfeited	187,500	-	-
Outstanding at September 30, 2007	675,000	0.444-1.00	0.69

The range of exercise price is US$0.444 to US$1.00 per option. The weighted average per option fair value of options granted during 2007 was US$0.0945 and the weighted average remaining contractual life of those options is 16 years. No options are currently exercisable. The forfeiture rate of 56.52% is based on personnel retention history for persons in this class of participants by AXIS Consultants Pty Ltd.

The total value of the outstanding options including employee retention factor equates to A$42,593 (US$37,840) and is being amortised over the vesting periods.

For the nine months ended September 30, 2007, the amortization amounted to A$9,557(US$8,490).

Effective September 10, 2007, the Company issued 300,000 options over shares of Common Stock to an employee under the 2006 Equity Incentive Plan that has been adopted by the Directors of the Company. The options will vest as follows: 1/3 after 12 months, 1/3 after 24 months and the balance of 1/3 after 36 months. The exercise price of the options is US$0.444 for 50% of the options and US$1.00 for the balance of 50% of the options. The latest exercise date for the options is September 10, 2017.

The Company has engaged an external consultant to value the options and is waiting on the valuation. The Company will account for the options issued based upon their fair market value using the Binomial pricing model.

3 .	AFFILIATE TRANSACTIONS

In December 2004, the Company issued to Renika, a company associated with Mr J I Gutnick, 20,250,000 options to be converted into 20,250,000 shares of Common Stock, at an exercise price of 5 cents and a latest exercise date of December 2009 for services to be rendered to the Company. The Company undertook a Black and Scholes valuation of these options using a 2.22 cent exercise price, 2.22 cent market price, 5 year life, risk free interest rate of 5.155% and a volatility of 16.7%.  The Company valued the 20,250,000 options at A$160,672 (US$123,300) or A$0.0178 (US$0.0137) each. In September 2005, Renika exercised the 20,250,000 options using the cashless exercise feature and were issued 17,085,937 shares of Common Stock.

In December 2004, the Company entered into an agreement with AXIS Consultants Pty Ltd to provide geological, management and administration services to the Company.  AXIS is affiliated through common management.  The Company is one of five affiliated companies of which three are Australian public companies listed on Australian Stock Exchange. Each of the companies has some common Directors, officers and shareholders.  In addition, each of the companies is substantially dependent upon AXIS for its senior management and certain mining and exploration staff. A number of arrangements and transactions have been entered into from time to time between such companies.  It has been the intention of the affiliated companies and respective Boards of Directors that each of such arrangements or transactions should accommodate the respective interest of the relevant affiliated companies in a manner which is fair to all parties and equitable to the shareholders of each. Currently, there are no material arrangements or planned transactions between the Company and any of the other affiliated companies other than AXIS.

AXIS is paid by each company for the costs incurred by it in carrying out the administration function for each such company. Pursuant to the Service Agreement, AXIS performs such functions as payroll, maintaining employee records required by law and by usual accounting procedures, providing insurance, legal, human resources, company secretarial, land management, certain exploration and mining support, financial, accounting advice and services.  AXIS procures items of equipment necessary in the conduct of the business of the Company.  AXIS also provides for the Company various services, including but not limited to the making available of office supplies, office facilities and any other services as may be required from time to time by the Company as and when requested by the Company.

The Company is required to reimburse AXIS for any direct costs incurred by AXIS for the Company.  In addition, the Company is required to pay a proportion of AXIS’s overhead cost based on AXIS’s management estimate of our utilisation of the facilities and activities of AXIS plus a service fee of not more than 15% of the direct and overhead costs.  AXIS has not charged the 15% service fee to us. Amounts invoiced by AXIS are required to be paid by us.  The Company is also not permitted to obtain from sources other than AXIS, and the Company is not permitted to perform or provide ourselves, the services contemplated by the Service Agreement, unless the Company first requests AXIS to provide the service and AXIS fails to provide the service within one month.

The Service Agreement may be terminated by AXIS or us upon 60 days prior notice.  If the Service Agreement is terminated by AXIS, the Company would be required to independently provide, or to seek an alternative source of providing, the services currently provided by AXIS.  There can be no assurance that the Company could independently provide or find a third party to provide these services on a cost-effective basis or that any transition from receiving services under the Service Agreement will not have a material adverse effect on us.  The Company’s inability to provide such services or to find a third party to provide such services may have a material adverse effect on our operations.

In accordance with the Service Agreement AXIS provides the Company with the services of the Company’s Chief Executive Officer, Chief Financial Officer, geologists and clerical employees, as well as office facilities, equipment, administrative and clerical services. The Company pays AXIS for the actual costs of such facilities plus a maximum service fee of 15%.

During the nine months ended September 30, 2006, AXIS charged the Company A$66,300 for indirect costs, A$113,476 for direct costs and charged interest of A$6,566 on the outstanding balance. AXIS charged interest at a rate of 9.35% to 9.60%. AXIS did not charge a service fee for fiscal 2006. The amount owed to AXIS at September 30, 2006 was A$248,753.

During the nine months ended September 30, 2007, AXIS charged the Company A$709,243 for management and administration services, and A$622,096 for exploration services and charged interest of A$14,683 on the outstanding balance and the Company repaid A$1,826,060. AXIS charged interest at a rate of 10.10% for the nine months ended September 30, 2007. The amount owed by AXIS at September 30, 2007 was A$15,984 which is included in current receivables.

Wilzed Pty Ltd, a company associated with President and CEO of the Company, Joseph Gutnick, has paid expenses on behalf of the Company and has provided loan funds to enable the Company to meet its liabilities. During the nine months to September 30, 2006, Wilzed loaned the Company A$169,251 and charged interest of A$2,922 on the outstanding balance. At September 30, 2006, the Company owed Wilzed A$179,716. Wilzed charged interest at a rate of 9.35% to 9.60%. The amount owing at September 30, 2007 is A$nil.

Mr Joseph Gutnick, the President of the Company advanced the Company the initial deposit on opening a US Dollar bank account. During the nine months ended September 30, 2007, the balance of A$831, owing of the initial advance of A$1,303 (US$1,000) less expenses incurred of A$472, was repaid.

Effective as of March 3, 2006, Legend entered into a Contract for the Sale of Mining Tenements (“Contract”) with Astro Diamond Mines N.L. (“Astro”) an Australian company pursuant to which the Company acquired certain diamond mining tenements in Northern Australia from Astro. The consideration payable by Legend to Astro was A$1.5 million and Legend was also required to pay to Astro any costs incurred on the tenements after February 1, 2006.  Astro provided commercial warranties which are usual for a transaction of this nature in favour of Legend. Under Australian law, Astro was required to provide an independent experts report to shareholders for this transaction. In order to prepare the independent experts report, a mineral valuation was prepared on behalf of Astro which indicated that the preferred value for the tenements that are the subject of the transaction was A$1.5 million. This formed the basis of the consideration agreed by the parties. The President and Chief Executive Officer of the Company, Mr. J. I. Gutnick, is Chairman and Managing Director of Astro and Dr DS Tyrwhitt, an independent Director of the Company is also a Director of Astro. The tenements are located in the Northern Territory of Australia and are prospective for diamonds. Astro incurred costs on the mining tenements from February 1, 2006 which at settlement Legend was required to pay. However, Astro had not quantified the amount at the date of settlement and it was only finally quantified in November 2006. At December 31, 2006, the Company owed Astro A$942,433 for these costs including interest of A$21,302. During the nine months ended September 30, 2007, the amount was repaid including the interest charge for the nine months ended September 30, 2007 of A$16,774. Astro charged interest at a rate of 10.10%.

4 .	COMMITMENTS

During December 2006, the Company entered into a capital lease agreement for a motor vehicle which expires in 2008. The lease agreement has a monthly repayment amount of A$1,123. The future minimum lease repayments under a non-cancellable lease at September 30, 2007 are A$12,580 for 2007 and A$2,218 for 2008.

During September 2007, the Company entered into a commercial hire purchase agreement for proposed on-site accommodation units, which expires in 2008. The hire purchase agreement has a monthly repayment amount of A$20,954 and a final repayment of A$174,280 in September 2008. The future minimum lease repayments under a non-cancellable lease at September 30, 2007 are A$313,197 and interest of A$28,175.

During July 2007, the Company entered into a sublease agreement for the rental of office premises which expires in 2008. The total minimum payment for 2007 is US$28,773 and for 2008 US$90,511.

Exploration

The Company has to perform minimum exploration work and expend minimum amounts of money on its tenements. The overall expenditure requirement tends to be limited in the normal course of the Company’s tenement portfolio management through expenditure exemption approvals, and expenditure reductions through relinquishment of parts or the whole of tenements deemed non prospective. Should the company wish to preserve interests in its current tenements the amount which may be required to be expended is as follows:

2007 A$
Not later than one year	1,445,000
Later than one year but not later than five years	1,595,000
More than five years	60,000
3,100,000

5.             PROVISION FOR REHABILITATION

Deposits	2007 A$
Cash deposits have been provided to the Department of Business, Industry and Resource
Development of Northern Territory for the purpose of guaranteeing the Company’s performance in accordance with Northern Territory mining law.

The performance relates to the requirement that the Company adheres to the terms and conditions of its exploration licences, which inter alia requires site restoration. However, the Directors do not anticipate the Department of Business, Industry and Resource
Development of Northern Territory will exercise these guarantees as the Company adheres to all conditions of its exploration licences.
90,000

6.             RECENT ACCOUNTING PRONOUNCEMENTS

In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 (FIN 48), which provides clarification related to the process associated with accounting for uncertain tax positions recognized in consolidated financial statements. FIN 48 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken, or expected to be taken, in a tax return. FIN 48 also provides guidance related to, among other things, classification, accounting for interest and penalties associated with tax positions, and disclosure requirements. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of this statement did not have a material effect on the Company’s future reported financial position or results of operations.

In February 2007 the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities-Including an Amendment of FASB Statement No. 115”, which permits companies to choose to measure many financial instruments and certain other items at fair value. SFAS 159 is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company does not expect SFAS 159 to have a material impact on its results of operations or financial position.

7.             EVENTS SUBSEQUENT TO BALANCE SHEET DATE

In November 2007, Legend purchased four exploration permit for minerals licences in two separate transactions for a cash consideration of A$800,000 and the issue of 500,000 shares of Common Stock.

8.             FUTURE DEVELOPMENTS

On May 13, 2007, the Company announced that it intends to spin off its uranium exploration interests to a new public company to be traded on the over the counter market in the USA. The Company intends to distribute to existing shareholders of the Company, as a dividend, shares in the new company, on a pro-rata basis to their holdings in Legend. A record date for the transaction will be announced. The shares of the new company will not be distributed to the shareholders of Legend until a registration statement covering such shares has been filed with and declared effective by the Securities and Exchange Commission.  This communication does not constitute an offer of any securities for sale.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Legend International Holdings, Inc

We have audited the accompanying balance sheet of Legend International Holdings, Inc (An Exploration Stage Company) as of December 31, 2006, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the years ended December 31, 2006 and 2005 and the cumulative amounts from inception, January 5, 2001 through December 31, 2006.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.  The related statements of operations, stockholders’ equity (deficit), and cash flows from inception of the development stage on January 5, 2001 through December 31, 2003, were audited by other auditors whose reports dated March 20, 2004 and April 7, 2003 expressed an unqualified opinion, with an explanatory paragraph discussing the company’s ability to continue as a going concern.  Our opinion on the statements of operations, stockholders’ equity (deficit) and cash flows from inception of the development stage through December 31, 2006, insofar as it relates to amounts for prior periods through December 31, 2003, is solely based on the reports of other auditors.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Legend International Holdings, Inc. at December 31, 2006, and the results of its operations and its cash flows for the periods indicated above in conformity with accounting principles generally accepted in the United States of America.

As discussed in note 3, during 2006, the Company changed its functional and reporting currency from the US dollar to the Australian dollar.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  As described in note 1, at December 31, 2006 the Company had not yet commenced revenue producing operations and had a working capital deficit of A$845,234 and a retained deficit of A$5,355,734. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.  Management’s plans in regard to these matters are also discussed in note 1.

New York, NY	PKF
March 29, 2007	Certified Public Accountants
A Professional Corporation

LEGEND INTERNATIONAL HOLDINGS, INC.
(An Exploration Stage Company)
Balance Sheet
December 31, 2006

ASSETS
	A$	Convenience Translation US$ 2006
Current Assets:
Cash	839,797	662,852
Receivables	169,271	133,606
Prepayments	14,559	11,490
Total Current Assets	1,023,627	807,948

Non-Current Assets:
Property and Equipment, net	35,834	28,284
Deposits (note 9)	90,000	71,037
Total Non-Current Assets	125,834	99,321

Total Assets	1,149,461	907,269

LIABILITIES

Current Liabilities:
Accounts payable and accrued expenses	601,654	474,886
Lease liability	11,690	9,227
Short-Term Advance - Affiliate	1,255,517	990,979
Total Current Liabilities	1,868,861	1,475,092

Non Current Liabilities:
Lease liability	11,768	9,288
Total Non Current Liabilities	11,768	9,288

Total Liabilities	1,880,629	1,484,380

Commitments and Contingencies (Notes 7 and 9)
Stockholders’ Equity
Common Stock: US$.001 par value 200,000,000 shares authorised
125,803,001 shares issued	162,505	128,265
Additional Paid-in-Capital	4,423,571	3,491,525
Other Comprehensive Gain	38,490	30,380
Retained Deficit during development period	(839,463)	(662,588)
Retained Deficit during exploration period	(4,516,271)	(3,564,693)

Total Stockholders’ Equity (Deficit)	(731,168)	(577,111)

Total Liabilities and Stockholders’ Equity (Deficit)	1,149,461	907,269

The accompanying notes are integral part of the financial statements.

LEGEND INTERNATIONAL HOLDINGS, INC.
(A Development Stage Company)
Statements of Operations

	For the years Ended December 31		Convenience Translation	January 5, 2001 (Inception) to December 31,
	2005 A$	2006 A$	2006 US$	2006 A$
Revenues:

Sales	-	-	-	6,353
less cost of sales	-	-	-	(1,362)

Gross profit	-	-	-	4,991

Other income
Interest income – related entity	-	-	-	-
Interest income – other	-	1,930	1,523	3,875
	-	1,930	1,523	8,866

Costs and expenses:
Legal, professional and accounting	28,305	89,351	70,524	135,397
Exploration expenditure	-	3,811,385	3,088,326	3,811,385
Stock based compensation	-	115,307	91,012	771,157
Interest expense	2,482	41,371	32,655	49,935
Administration expenses	46,064	479,093	378,148	556,709
Total expenses	(76,851)	(4,536,507)	(3,580,665)	(5,324,583)

(Loss) from operations	(76,851)	(4,534,577)	(3,579,142)	(5,315,717)
Foreign currency exchange gain/(loss)	1,343	(40,017)	(31,585)	(40,017)
(Loss) before income taxes	(75,508)	(4,574,594)	(3,610,727)	(5,355,734)

Provision for income taxes	-	-	-	-

Net (loss)	(75,508)	(4,574,594)	(3,610,727)	(5,355,734)

Basic and diluted loss per common shares	(0.00)	(0.06)	(0.05)	(0.20)

Weighted average number of common shares used in per share calculations	28,668,876	75,229,664	75,229,664	27,298,540

The accompanying notes are integral part of the financial statements.

LEGEND INTERNATIONAL HOLDINGS, INC.
(A Development Stage Company)
Statements of Stockholders' Equity (Deficit)
for the period ended December 31, 2006

	Common Stock
	Shares	Par Value A$	Additional Paid-In Capital A$	Retained (Deficit) During the Exploration Period A$	Retained (Deficit) During the Development Period A$	Other Comprehensive Gain A$	Stockholders’ Equity (Deficit) A$
Balance, January 5, 2001	-	-	-	-	-	-	-

Shares issued to founder for organisation cost and services at US$0.05 per shares	4,297,500	5,550	118,896	-	-	-	124,446
Shares Issued for services rendered at US$0.05 per share	146,250	189	4,046	-	-	-	4,235
Shares Issued for Cash	616,500	796	17,056	-	-	-	17,852

Net Loss	-	-	-	-	(131,420)	-	(131,420)
Balance, December 31, 2001	5,060,250	6,535	139,998	-	(131,420)	-	15,113

Shares Issued for Cash	225,000	291	6,225	-	-	-	6,516
Shares Issued for Officer’s Compensation	11,250,000	14,529	148,359	-	-	-	162,888

Net Loss	-	-	-	-	(182,635)	-	(182,635)
Balance, December 31, 2002	16,535,250	21,355	294,582	-	(314,055)	-	1,882

Shares Issued for services rendered at US$0.022 per share	5,026,500	6,491	139,065	-	-	-	145,556

Net Loss	-	-	-	-	(156,966)	-	(156,966)
Balance, December 31, 2003	21,561,750	27,846	433,647	-	(471,022)	-	(9,528)

Shares Issued for services rendered at US$0.022 per share	2,004,750	2,589	55,464	-	-	-	58,053
Options Issued for services	-	-	160,672	-	-	-	160,672
Loan forgiveness-former major shareholder	-	-	12,144	-	-	-	12,144

Net Loss	-	-	-	-	(234,610)	-	(234,610)
Balance, December 31, 2004	23,566,500	30,435	661,927	-	(705,632)	-	(13,269)
Shares issued on cashless exercise of options	17,085,938	22,066	(22,066)	-	-	-	-
Net Loss	-	-	-	-	(75,508)	-	(75,508)
Balance, December 31, 2005	40,652,438	52,501	639,861	-	(781,140)	-	(88,778)
Share issued on cashless exercise of options	72,281,329	93,336	(93,336)	-	-	-	-
Shares and options issued under settlement agreement	112,500	144	35,272	-	-	-	35,416
Shares issued for cash	12,756,734	16,254	3,854,843	-	-	-	3,871,367
Cost of share issues	-	-	(128,376)	-	-	-	(128,376)
Amortisation of Options under stock option plan	-	-	115,307	-	-	-	115,307
Net unrealized gain on foreign exchange translation	-	-	-	-	-	38,490	38,490
Net Loss	-	-	-	(4,516,271)	(58,323)	-	(4,574,594)
Balance, December 31, 2006	125,803,001	162,505	4,423,571	(4,516,271)	(839,463)	38,490	(731,168)

The accompanying notes are integral part of the financial statements.

LEGEND INTERNATIONAL HOLDINGS, INC.
(An Exploration Stage Company)
Statement of Cash Flows

		For the years Ended December 31	Convenience Translation	January 5, 2001 (Inception) to December 31
	2005 A$	2006 A$	2006 US$	2006 A$
CASH FLOWS FROM OPERATING ACTIVITIES:

Net Loss	(75,508)	(4,574,594)	(3,610,727)	(5,355,734)

Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Foreign exchange	(1,344)	40,017	31,585	38,674
Shares and Options issued for Stock Based Compensation	-	115,307	91,012	771,158
Depreciation	-	1,021	806	1,021
Accrued interest added to principal	2,482	34,800	27,468	37,282
Net Change in:
Receivables	-	(169,271)	(133,606)	(169,271)
Prepayments and deposits	-	(104,559)	(82,529)	(104,559)
Accounts Payable and Accrued Expenses	13,236	532,144	420,022	564,812
Net Cash (Used) In Operating Activities	(61,134)	(4,125,135)	(3,255,969)	(4,216,617)

CASH FLOWS FROM INVESTING ACTIVITIES:

Purchase of Property and Equipment	-	(12,273)	(9,687)	(12,273)
Net Cash (Used) In Investing Activities	-	(12,273)	(9,687)	(12,273)

CASH FLOWS FROM FINANCING ACTIVITIES:

Accounts Payable - Affiliates	-	1,245,345	982,951	1,245,345
Repayment of Convertible Debenture	-	-	-	(130,310)
Repayment of Shareholder Advance	-	-	-	(641)
Proceeds from Convertible Debenture	-	-	-	130,310
Shareholder Advance	-	-	-	6,621
Proceeds from Issuance of Stock	-	3,871,367	3,055,670	3,895,735
Cost of share issues	-	(128,376)	(101,327)	(128,376)
Net Borrowing/Repayments from Affiliates	61,134	(11,131)	(8,786)	50,003
Net Cash Provided for financing activities	61,134	4,977,205	3,928,508	5,068,687

Net Increase in Cash	-	839,797	662,852	839,797

Cash at Beginning of Period	-	-	-	-

Cash at End of Period	-	839,797	662,852	839,797

Supplemental Disclosures:
Cash paid for interest	-	-	-	-
Cash paid for income taxes	-	-	-	-
Stock and options issued for services	-	150,723	118,966	806,574
Accrued interest and stockholder advances charged to paid in capital	-	-	-	12,144

The accompanying notes are integral part of the financial statements.

LEGEND INTERNATIONAL HOLDINGS, INC.
(An Exploration Stage Company)
Notes to Financial Statements

1.	ORGANISATION AND BUSINESS

Legend International Holdings, Inc., formerly Sundew International, Inc. ("the Company"), was incorporated under the laws of the State of Delaware on January 5, 2001.

The Company has never generated any significant revenues from operations and is still considered an exploration stage company.  The Company was initially formed to engage in the business of selling compatible inkjet cartridges and refill kits on the Internet for the consumer printer market.  In March 2003, management of the Company decided to engage in the business of building and acquiring controlling or other interests in one or more companies engaged in the contract sales and distribution of specialty medical products, and raise additional capital for this purpose.  Neither business was successful and operations of both were eventually discontinued.  During fiscal 2004, management of the Company developed a plan of operations to acquire income-producing real property.  The Company did not acquire any properties pursuant to such plan.

Following a change of management in November 2004, the Company developed a new plan of operations for fiscal 2006, which is to engage in mineral exploration and development activities.  The Company's current business plan calls for the identification of mineral properties, in South America and other parts of the world, where it can obtain secure title to exploration, development and mining interests. The Company’s preference is to identify large gold deposits with low operating costs. The Company is prepared to consider the exploration, development and mining of profitable base metal interests.  At the beginning of 2006, the Company expanded its areas of interest to include diamond exploration activities and in July 2006, the Company completed the acquisition of certain diamond mining tenements in Northern Australia (see note 6).

The Company's financial statements are prepared using generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company has incurred net losses since its inception and has experienced liquidity problems that raise substantial doubt about its ability to continue as a going concern. The stockholders/officers and or directors have committed to advancing funds to cover operating costs of the Company to insure that the Company has enough operating capital over the next twelve months.

Exploration Stage Enterprise

The Company is a exploration stage enterprise. The Company is devoting all of its present efforts in securing and establishing a new business, and its planned principal operations have not commenced, and, accordingly, no revenue has been derived during the organizational period.

2.	RECENT ACCOUNTING PRONOUNCEMENTS

In December 2004, the FASB issued a revision to SFAS No. 123 “Accounting for Stock Based Compensation” (“FASB 123R”). This statement established standard for the accounting for transactions in which an entity exchanges its equity instruments for goods or services and addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. The Company’s policy has been to account for options using the fair value method under FASB 123. Accordingly, the adoption of FASB 123R did not have a material impact on the consistent financial reporting of the Company.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements which provides enhanced guidance for using fair value to measure assets and liabilities. SFAS No. 157 provides a common definition of fair value and establishes a framework to make the measurement of fair value in generally accepted accounting principles more consistent and comparable. SFAS No. 157 also requires expanded disclosures to provide information about the extent to which fair value is used to measure assets and liabilities, the methods and assumptions used to measure fair value, and the effect of fair value measures on earnings. SFAS No. 157 is effective for financial statements issued in fiscal years beginning after  November 15, 2007 and for interim periods within those fiscal years. The Company is currently in the process of evaluating the effect, if any, the adoption of SFAS No 157 will have on the results of operations, financial position, or cash flows.

LEGEND INTERNATIONAL HOLDINGS, INC.
(An Exploration Stage Company)
Notes to Financial Statements

2.	RECENT ACCOUNTING PRONOUNCEMENTS (Cont’d)

In June 2006, the FASB issued FIN 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109.” Which seeks to reduce the diversity in practice associated with the accounting and reporting for uncertainty in income tax positions. The Interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in an income tax return. FIN 48 presents a two-step process for evaluating a tax position. The first step is to determine whether rit is more-likely-than-not that a tax position will be sustained upon examination, based on the technical merits of the position. The second step is to measure the benefit to be recorded from tax positions that meet the more-likely-than-not recognition threshold, by determining the largest amount of tax benefit that ios greater than 50 percent likely of being realized upon ultimate settlement, and recognizing that amount in the financial statements. Fin 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently in the process of evaluating the effect, if any, the adoption of FIN 48 will have on its results of operations, financial position, or cash flows.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements”. SAB No 108 was issued in order to eliminate the diversity in practice surrounding how public companies quantify financial statement misstatements. SAB No 108 requires that registrants quantify errors using both a balance sheet (iron curtain) approach and an income statement (rollover) approach then evaluate whether either approach results in a misstatement amount that, when all relevant quantative and qualitative factors are considered, is material. SAB No 108 is effective for the fiscal year ending after November 15, 2006, and is not expected to materially impact our financial position or results of operations.

3.	ACCOUNTING POLICIES

Exploration Expenditure

Exploration expenditure consisting of acquisition cost and related expenditure, prospecting and exploration costs are written off into operations as incurred.

Functional and Reporting Currency

Prior to July 31, 2006, the Company’s functional currency was the US dollar. However, as a result of the purchase of diamond mining tenements in Northern Australia in July 2006, the Company’s 2006 revenue and expenses will be primarily denominated in Australian dollars (A$). Statement of Financial Accounting Standards (‘‘SFAS’’) No. 52, Foreign Currency Translation, states that the functional currency of an entity is the currency of the primary economic environment in which the entity operates. Accordingly the Company determined that from August 1, 2006 the functional currency of the Company is the Australian dollar. Assets, liabilities and equity were translated at the rate of exchange at  July 31, 2006.  Revenue and expenses were translated at actual rates. Translation gains and losses were included as part of accumulated other comprehensive gain.

Restatement of comparative numbers was made for the change in functional and reporting currency. The change was adopted prospectively beginning July 31, 2006 in accordance with SFAS No. 52.

LEGEND INTERNATIONAL HOLDINGS, INC.
(An Exploration Stage Company)
Notes to Financial Statements

3.	ACCOUNTING POLICIES (Cont'd)

Stock Options

For the issuances of stock options, the Company follows the fair value provisions of Financial Accounting Standards No. 123(R) “Share Based Payments”. SFAS 123(R) requires the company to measure the cost of employee services received in exchange for an award of equity instruments based on grant date fair value.  The cost will be recognised over the period during which an employee is required to provide service in exchange for the award – usually the vesting period.  In the case where there is no required service period, the fair value of the equity instruments is expensed immediately.

Loss per Common Share

Basic loss per share is computed on the basis of the weighted average number of common shares outstanding during each year. Diluted loss per share is not presented as the effect of Common Stock equivalents would be anti dilutive.

Comprehensive Income

Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income," establishes standards for reporting and display of comprehensive income, its components and accumulated balances.  Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners.  Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The translation gains and losses from the change to functional currency of the Company from August 1, 2006 are included as part of the accumulated other comprehensive loss. Comprehensive loss for the years ended December 31, 2006 and 2005 amounted to A$4,536,104 and A$75,508 respectively.

Property and Equipment

Property and equipment is stated at cost.  Depreciation is computed over a period covering the estimated useful life of the applicable property and equipment.  Accumulated depreciation and depreciation expense as of and for the year ended December 31, 2006 amounted to A$1,021 (US$859). The Company had no fixed assets at December 31, 2005.

Cash Equivalents

Legend considers all highly liquid investments with an original maturity of three months or less at the time of purchase to be cash equivalents. For the periods presented, there were no cash equivalents.

Federal Income Tax

The Company has adopted the provisions of Financial Accounting Standards Board Statement No. 109, Accounting for Income Taxes. The Company accounts for income taxes pursuant to the provisions of the Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes", which requires an asset and liability approach to calculating deferred income taxes.  The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. For the period presented, there was no taxable income. There are no deferred income taxes resulting from temporary differences in reporting certain income and expense items for income tax and financial accounting purposes. Legend, at this time, is not aware of any net operating losses which are expected to be realised.

LEGEND INTERNATIONAL HOLDINGS, INC.
(An Exploration Stage Company)
Notes to Financial Statements

3.	ACCOUNTING POLICIES (Cont'd)

Foreign Currency Translation

The Company’s functional and reporting currency is the Australian dollar. Expenses incurred in a currency other than the reporting currency, Australian dollars are translated at the date invoiced. Assets and liabilities are re-valued at the period end exchange rate where appropriate. Foreign currency exchange gain in 2006 amounted to A$40,017 (US$31,585). The Company is actively capital raising, and costs incurred are in US dollars and are translated to A$ at invoice date.

Goods and Services Tax (“GST”)

Revenues, expenses and assets generated in Australia are subject to Australian GST which requires the supplier to add a 10% GST to predominately all expenses and the cost of assets and for the Company to include a 10% GST to the selling price of a product. Revenues, expenses and assets are recognized net of the amount of GST except where the GST incurred on a purchase of goods and services is not recoverable from the taxation authority, in which case the GST is recognized as part of the cost of acquisition of the assets or as part of the expense item as applicable, and receivables and payables are stated with the amount of GST included. The net amount of GST recoverable from, or payable to, the taxation authority is included as part of receivables or payables in the balance sheet. Cash flows are included in the cash flow statement on a gross basis and the GST component of cash flows arising from investing and financing activities which is recoverable from, or payable to, the taxation authority are classified as operating cash flows. Commitments and contingencies are disclosed net of the amount of GST recoverable from, or payable to, the taxation authority

Financial Instruments

The Company’s cash, receivables, payables, short and long term borrowings represent financial instruments whose carrying amounts reasonably approximate their fair value.

Concentrations of credit risk

The Company monitors its position with, and the credit quality of, the financial institution it invests with. As of the balance sheet date, and periodically throughout the year, the Company has maintained balances in various operating accounts in excess of federally insured limits.

Convenience Translation to US$

The consolidated financial statements as of and for the year ended December 31, 2006 have been translated into United States dollars using the rate of exchange of the United States dollar at December 31, 2006 (A$1.00=US$0.7893). The translation was made solely for the convenience of readers in the United States.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure on contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Comparative Figures

Where necessary, comparative figures have been restated to be consistent with current year presentation.

Prior to July 31, 2006, the Company’s functional currency was the US dollar. However, as a result of the purchase of diamond mining tenements in Northern Australia in July 2006, the Company’s 2006 revenue and expenses are primarily denominated in Australian dollars (A$). Statement of Financial Accounting Standards (‘‘SFAS’’) No. 52, Foreign Currency Translation, states that the functional currency of an entity is the currency of the primary economic environment in which the entity operates. Accordingly the Company determined that from August 1, 2006 the functional currency of the Company is the Australian dollar. Assets, liabilities and equity were translated at the rate of exchange at  July 31, 2006.  Revenue and expenses were translated at actual rates. Translation gains and losses were included as part of accumulated other comprehensive gain.

LEGEND INTERNATIONAL HOLDINGS, INC.
(An Exploration Stage Company)
Notes to Financial Statements

3.	ACCOUNTING POLICIES (Cont'd)

Restatement of comparative numbers was made for the change in functional and reporting currency. The change was adopted prospectively beginning July 31, 2006 in accordance with SFAS No. 52.

4.	STOCKHOLDERS EQUITY

Common Stock

In January 2001, 4,297,500 common shares were issued to the Company's founder for organization cost valued at A$124,446 (US$95,500), and 146,250 common shares were issued to a related party in exchange for consulting fee valued at A$4,235 (US$3,250).

In March 2002, 11,250,000 common shares were issued to the Company's founder in exchange for present and future services valued at A$162,888 (US$125,000).

In April 2002, the Company closed its offering under its registration statement filed with the United States Securities and Exchange Commission to sell up to 4,500,000 shares of its Common Stock at US$0.022 per share, which became effective on April 11, 2001. The Company sold 841,500 shares (616,500 shares in 2001 and a further 225,000 shares in 2002) of its Common Stock under the offering.

In 2003, a total of 5,026,500 common shares were issued to the Company's sole officer and director for services valued at A$145,556 (US$111,700) or A$0.029 (US$0.022) per share.

In 2004, a total of 2,004,750 common shares were issued to the Company’s former sole officer and director for services valued at A$58,053 (US$44,550) or A$0.029 (US$0.022) per share.

In December 2004, the Company issued to Renika Pty Limited (“Renika”), a company associated with Mr J I Gutnick, 20,250,000 options to be converted into 20,250,000 shares of Common Stock, at an exercise price of US$0.022 and a latest exercise date of December 2009 for services to be rendered to the Company.  The Company undertook a Black Scholes valuation of these options using a A$0.029 (US$0.022) exercise price, US$0.022 market price, 5 year life, risk free interest rate of 5.155% and a volatility of 16.7%.  The 20,250,000 options were valued at A$160,672 (US$123,300) or A$0.008 (US$0.006) each.  The stock options were issued for services rendered, to be rendered and for agreeing to provide financial assistance to the Company (not the actual provision of financial assistance).  The issue of the stock options was not contingent upon any further services or events.  The stock options are not forfeitable if the services or financial assistance are not provided.  Accordingly, the value of the stock options were expensed during 2004.

In September 2005, Renika exercised the 20,250,000 options using the cashless exercise feature and were issued 17,085,937 shares of Common Stock.

Effective as of December 12, 2005, the Board of Directors of Company approved the distribution to all stockholders for no consideration of an aggregate of 36,135,500 non-transferable options, each of which is exercisable to purchase one share of Common Stock of the Company at an exercise price of US$0.25 cents per share with a latest exercise date of December 31, 2012.  The options were issued on a pro-rata basis to all stockholders of record on December 31, 2005 on the basis of two (2) options for every one (1) share of Common Stock owned by a stockholder on the record date. The options may not be exercised until the shares underlying the options are registered under federal and state securities laws.

LEGEND INTERNATIONAL HOLDINGS, INC.
(An Exploration Stage Company)
Notes to Financial Statements

4.	STOCKHOLDERS EQUITY (Cont’d)

At December 31, 2005 the Company had outstanding 36,135,500 options and as at December 31, 2006, the Company had outstanding 1,388,280 options, each of which is exercisable to purchase one share of Common Stock at US$0.25 per share.  The options cannot be exercised, other than using the cashless exercise feature, until the Company registers the shares of Common Stock to be issued upon exercise of the options in accordance with the Securities Act of 1933, as amended and any applicable state securities laws. The only exception is in the case of a cashless exercise.

Effective July 21, 2006, Legend issued 71,730,079 shares of Common Stock to Renika Pty Ltd (“Renika”), a company associated with Mr. J I Gutnick, President of Legend, following the cashless exercise of 34,778,220 options. The shares of Common Stock issued are restricted shares.

Effective September 19, 2006, Legend issued 5,349,728 shares of Common Stock at a placement price of US$0.22 per share raising A$1,530,291 (US$1,188,828). The securities were issued pursuant to a private placement and are issued in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended (“The Act”) under Section 4(2) of the Act.

Effective October 6, 2006, Legend issued a further 2,250,000 shares of Common Stock at a placement price of US$0.22 per share raising A$670,413 (US$500,000). The securities were issued pursuant to a private placement and are issued in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended (“The Act”) under Section 4(2) of the Act.

Effective November 17, 2006, Legend issued a further 4,104,000 shares of Common Stock at a placement price of US$0.22 raising A$1,184,005 (US$912,000). The securities were issued pursuant to a private placement and are issued in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended (“the Act”) under Section 4 (2) of the Act.

Effective November 30, 2006, Legend issued a further 112,500 shares of Common Stock and 50,000 options with an exercise price of A$0.25 per option and a latest exercise date of December 12, 2012 for no consideration to settle outstanding matters with an external party.

Effective December 31, 2006, Legend issued a further 1,053,000 shares of Common Stock at a placement price of US$0.33 raising A$445,705 (US$351,000). The securities were issued pursuant to a private placement and are issued in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended (“the Act”) under Section 4 (2) of the Act.

In December 2006, 19,000 options issued with no exercise price were exercised and the Company issued 24,750 shares of Common Stock.

In December 2006, 351,000 options were exercised using the cashless exercise feature and the Company issued 526,500 shares of Common Stock.

Share Bonus Issue

Effective November 17, 2006, Legend issued one (1) new bonus share of Common Stock for every two (2) shares of Common Stock outstanding on the record at that date. The issue of the new bonus shares of Common Stock were on a pro-rate basis to all shareholders. As a result, the Company issued 27,599,722 shares of its Common Stock.

LEGEND INTERNATIONAL HOLDINGS, INC.
(An Exploration Stage Company)
Notes to Financial Statements

4.	STOCKHOLDERS EQUITY (Cont’d)

Effective December 31, 2006, Legend issued one (1) new bonus share of Common Stock for every two (2) shares of Common Stock outstanding on the record at that date. The issue of the new bonus shares of Common Stock were on a pro-rata basis to all shareholders. As a result, the Company issued 41,934,337 shares of its Common Stock.

The Company has accounted for these two bonus issues as a stock split and accordingly, all share and per share data has been retroactively restated.

Issue of Options under Equity Incentive Plan

Effective September 19, 2006, the Company issued 7,425,000 options over shares of Common Stock to Directors, Executives and Consultants under the 2006 Equity Incentive Plan that has been adopted by the Directors of the Company. The options will vest as follows: 1/3 after 12 months, 1/3 after 24 months and the balance of 1/3 after 36 months. The exercise price of the options is US$1.00 for the President and Chief Executive Officer; and for all other participants, US$0.444 for 50% of the options and US$1.00 for the balance of 50% of the options. The latest exercise date for the options is September 19, 2016.

The Company has accounted for all options issued based upon their fair market value using the Binomial pricing model.

An external consultant has calculated the fair value of the 7,425,000 options using the Binomial valuation method using the following inputs

Grant date	Sept 19, 2006	Sept 19, 2006	Sept 19, 2006	Sept 19, 2006	Sept 19, 2006	Sept 19, 2006
Grant date share price	US$0.222	US$0.222	US$0.222	US$0.222	US$0.222	US$0.222
Vesting date	Sept 19, 2007	Sept 19, 2007	Sept 19, 2008	Sept 19, 2008	Sept 19, 2009	Sept 19, 2009
Expected life in years	5.50	5.50	6.00	6.00	6.50	6.50
Risk-free rate	4.69%	4.69%	4.69%	4.69%	4.69%	4.69%
Volatility	60%	60%	60%	60%	60%	60%
Exercise price	US$0.444	US$1.00	US$0.444	US$1.00	US$0.444	US$1.00
Call option value	US$0.09	US$0.05	US$0.10	US$0.06	US$0.10	US$0.06

The total value of the options equates to A$683,628 (US$574,635) and is being amortized over the vesting periods.

For the year ended December 31, 2006, the amortization amounted to A$115,307 (US$91,012).

The Company adopted revised SFAS No.123, Share-Based payment, which addresses the accounting for share-based payment transactions in which a company receives employee services in exchange for (a) equity instruments of that company or (b) liabilities that are based on the fair value of the company’s equity instruments or that may be settled by the issuance of such equity instruments.

	Options	Option Price Per Share US$	Weighted Average Exercise Price US$
Outstanding at January 1, 2006	-	-	-
Granted	7,425,000	0.444-1.00	0.69
Forfeited	-	-	-
Outstanding at December 31, 2006	7,425,000	0.444-1.00	0.69

LEGEND INTERNATIONAL HOLDINGS, INC.
(An Exploration Stage Company)
Notes to Financial Statements

4.	STOCKHOLDERS EQUITY (Cont’d)

The range of exercise price is US$0.444 to US$1.00 per option. The weighted average per option fair value of options granted during 2006 was US$0.07 and the weighted average remaining contractual life of those options is 9½ years. No options are currently exercisable.

5.	SHORT-TERM ADVANCE – AFFILIATE

2006 A$
Amount owing to Astro Diamond Mines N.L. Interest accrued at 9.85% to 10.10% from October 1, 2006 being the “reference rate” of the ANZ Banking Group Ltd	942,433

Amount owing to AXIS Consultants, a corporation affiliated with the President of the Company. Interest accrued at the rate of 9.35% to 10.10% per annum being the “Reference Rate” of the ANZ Banking Group Ltd.	312,253

Amount owing to Joseph Gutnick, President of Legend International Holdings, Inc. No interest accrued.	831
1,255,517

The amount owing to Astro represents the amount for costs incurred on the mining tenements since February 1, 2006. At settlement, Legend was also required to pay any costs incurred on the tenements after February 1, 2006. However, Astro had not quantified the amount at the date of settlement.

At December 31, 2006, the Company owed Astro A$942,433 (US$743,862) including interest of A$21,302 (US$16,813). During fiscal 2007, this amount was repaid in full including interest charge for fiscal 2007 of A$16,774 (US$13,240).

6.	AFFILIATE TRANSACTIONS

In December 2004, the Company issued to Renika, a company associated with Mr J I Gutnick, 20,250,000 options to be converted into 20,250,000 shares of Common Stock, at an exercise price of 5 cents and a latest exercise date of December 2009 for services to be rendered to the Company. The Company undertook a Black and Scholes valuation of these options using a 2.22 cent exercise price, 2.22 cent market price, 5 year life, risk free interest rate of 5.155% and a volatility of 16.7%.  The Company valued the 20,250,000 options at A$160,672 (US$123,300) or A$0.0178 (US$0.0137) each. In September 2005, Renika exercised the 20,250,000 options using the cashless exercise feature and were issued 17,085,937 shares of Common Stock.

In December 2004, the Company entered into an agreement with AXIS Consultants Pty Ltd to provide geological, management and administration services to the Company.  AXIS is affiliated through common management.  The Company is one of five affiliated companies of which three are Australian public companies listed on Australian Stock Exchange. Each of the companies has some common Directors, officers and shareholders.  In addition, each of the companies is substantially dependent upon AXIS for its senior management and certain mining and exploration staff. A number of arrangements and transactions have been entered into from time to time between such companies.  It has been the intention of the affiliated companies and respective Boards of Directors that each of such arrangements or transactions should accommodate the respective interest of the relevant affiliated companies in a manner which is fair to all parties and equitable to the shareholders of each. Currently, there are no material arrangements or planned transactions between the Company and any of the other affiliated companies other than AXIS.

LEGEND INTERNATIONAL HOLDINGS, INC.
(An Exploration Stage Company)
Notes to Financial Statements

6.	AFFILIATE TRANSACTIONS (Cont’d)

AXIS is paid by each company for the costs incurred by it in carrying out the administration function for each such company. Pursuant to the Service Agreement, AXIS performs such functions as payroll, maintaining employee records required by law and by usual accounting procedures, providing insurance, legal, human resources, company secretarial, land management, certain exploration and mining support, financial, accounting advice and services.  AXIS procures items of equipment necessary in the conduct of the business of the Company.  AXIS also provides for the Company various services, including but not limited to the making available of office supplies, office facilities and any other services as may be required from time to time by the Company as and when requested by the Company.

The Company is required to reimburse AXIS for any direct costs incurred by AXIS for the Company.  In addition, the Company is required to pay a proportion of AXIS’s overhead cost based on AXIS’s management estimate of our utilisation of the facilities and activities of AXIS plus a service fee of not more than 15% of the direct and overhead costs.  AXIS has not charged the 15% service fee to us. Amounts invoiced by AXIS are required to be paid by us.  The Company is also not permitted to obtain from sources other than AXIS, and we are not permitted to perform or provide ourselves, the services contemplated by the Service Agreement, unless we first requests AXIS to provide the service and AXIS fails to provide the service within one month.

The Service Agreement may be terminated by AXIS or us upon 60 days prior notice.  If the Service Agreement is terminated by AXIS, the Company would be required to independently provide, or to seek an alternative source of providing, the services currently provided by AXIS.  There can be no assurance that the Company could independently provide or find a third party to provide these services on a cost-effective basis or that any transition from receiving services under the Service Agreement will not have a material adverse effect on us.  The Company’s inability to provide such services or to find a third party to provide such services may have a material adverse effect on our operations.

In accordance with the Service Agreement AXIS provides the Company with the services of the Company’s Chief Executive Officer, Chief Financial Officer, geologists and clerical employees, as well as office facilities, equipment, administrative and clerical services. We pay AXIS for the actual costs of such facilities plus a maximum service fee of 15%.

During fiscal 2005, AXIS charged the Company A$28,600 in management fees, A$26,954 for salaries incurred in relation to AXIS staff that provided services to the Company and charged interest of A$2,357 on the outstanding balance. AXIS charged interest at a rate of 9.35% for 2005. The amount owed to AXIS at December 31, 2005 was A$57,911. During fiscal 2006, AXIS charged the Company A$82,771 in management fees, A$120,893 for salaries and corporate costs incurred in relation to AXIS staff that provided services to the Company, A$212,679 for exploration services provided to the Company, charged interest of A$13,498 on the outstanding balance, loaned us $4,500 and the Company repaid A$180,000. AXIS charged interest at a rate of between 9.35% and 10.10% for fiscal 2006. The amount owed to AXIS at December 31, 2006 was A$312,253.

Wilzed Pty Ltd, a company associated with President and CEO of the Company, Joseph Gutnick, has paid expenses on behalf of the Company and has provided loan funds to enable the Company to meet its liabilities. During fiscal 2005, Wilzed loaned the Company A$7,361 and charged interest of A$181 on the outstanding balance. At December 31, 2005, the Company owed Wilzed A$7,542. During the 2006 fiscal year, Wilzed loaned A$324,951 and charged A$3,588 in interest, and we repaid $336,081. The amount owing at December 31, 2006 is A$nil. Wilzed charged interest at a rate of 9.35% for fiscal 2005 and between 9.35% and 9.85% for fiscal 2006.

Mr Joseph Gutnick, the President of the Company advanced the Company the initial deposit on opening a US Dollar bank account. In March, 2007, the balance of A$831, owing of the initial advance of A$1,303 (US$1,000) less expenses incurred of A$472, was repaid.

LEGEND INTERNATIONAL HOLDINGS, INC.
(An Exploration Stage Company)
Notes to Financial Statements

6.	AFFILIATE TRANSACTIONS (Cont’d)

Effective as of March 3, 2006, Legend entered into a Contract for the Sale of Mining Tenements (“Contract”) with Astro Diamond Mines N.L. (“Astro”) an Australian company pursuant to which the Company acquired certain diamond mining tenements in Northern Australia from Astro. The consideration payable by Legend to Astro was A$1.5 million and Legend was also required to pay to Astro any costs incurred on the tenements after February 1, 2006.  Astro provided commercial warranties which are usual for a transaction of this nature in favour of Legend. Under Australian law, Astro was required to provide an independent experts report to shareholders for this transaction. In order to prepare the independent experts report, a mineral valuation was prepared on behalf of Astro which indicated that the preferred value for the tenements that are the subject of the transaction was A$1.5 million. This formed the basis of the consideration agreed by the parties. The President and Chief Executive Officer of the Company, Mr. J. I. Gutnick, is Chairman and Managing Director of Astro and Dr DS Tyrwhitt, an independent Director of the Company is also a Director of Astro. The tenements are located in the Northern Territory of Australia and are prospective for diamonds. Astro incurred costs on the mining tenements from February 1, 2006 which at settlement Legend was required to pay. However, Astro had not quantified the amount at the date of settlement and it was only finally quantified in November 2006. At December 31, 2006, the Company owed Astro A$942,433 for these costs including interest of A$21,302. During fiscal 2007, the amount was repaid in full including interest charge for fiscal 2007 of A$16,774. Astro charged interest at a rate between 9.85% and 10.10%.

The consideration and all related acquisition costs, costs incurred by Astro since February 1, 2006 and exploration expenditure incurred by the Company is shown in the Statement of Operations as Exploration Expenditure.

7.	INCOME TAXES

The Company has adopted the provisions of SFAS No. 109 "Accounting for Income Taxes". SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

The Company has operations in both the USA and Australia and the Company is subject to taxation in both jurisdictions on the operations in each respective jurisdiction

At December 31, 2006 and 2005 deferred taxes consisted of the following:

	USA 2006 A$	Australia 2006 A$	Total 2006 A$
Deferred tax assets

Net operating loss carry-forward	1,304,322	1,218,600	2,522,922
Less valuation allowance	(1,304,322)	(1,218,600)	(2,522,922)
Net deferred taxes	-	-	-

	USA 2005 A$	Australia 2005 A$	Total 2005 A$
Deferred tax assets

Net operating loss carry-forward	1,286,342	-	-
Less valuation allowance	(1,286,342)	-	-
Net deferred taxes	-	-	-

LEGEND INTERNATIONAL HOLDINGS, INC.
(An Exploration Stage Company)
Notes to Financial Statements

7.	INCOME TAXES (Cont’d)

The valuation allowance offsets the net deferred tax asset for which there is no assurance of recovery. The valuation allowance will be evaluated at the end of each year, considering positive and negative evidence about whether the deferred tax asset will be realized.

At that time, the allowance will either be increased or reduced; reduction could result in the complete elimination of the allowance if positive evidence indicates that the value of the deferred tax assets is no longer impaired and the allowance is no longer required.

As a result of the ownership change that occurred in November 2004 (see note 1), Internal Revenue Code Section 382 limits the use of available operating loss carryforwards for losses incurred prior to the ownership change.  In addition, the Company will need to file a tax return for 2006 to establish the tax benefits of the net operating loss carry forwards. Future net operating losses will be fully available to offset future taxable income.  Total available net operating loss carryforwards, which are subject to limitations, amount to approximately A$7,898,243 at December 31, 2006 and expire in years 2022 through 2026.

8.	COMMITMENTS

During December 2006, the Company entered into an operating lease agreement for a motor vehicle which expires in 2008. The lease agreement has a monthly repayment amount of A$1,021. The future minimum lease repayments under a non-cancellable lease at December 31, 2006 are A$11,690 (US$9,227) for 2007 and A$11,768 (US$9,288) for 2008.

Exploration

The Company has to perform minimum exploration work and expend minimum amounts of money on its tenements. The overall expenditure requirement tends to be limited in the normal course of the Company’s tenement portfolio management through expenditure exemption approvals, and expenditure reductions through relinquishment of parts or the whole of tenements deemed non prospective. Should the company wish to preserve interests in its current tenements the amount which may be required to be expended is as follows:

2006 A$
Not later than one year	860,000
Later than one year but not later than five years	875,000
1,735,000

9.	CONTINGENCIES

Deposits	2006 A$
Cash deposits have been provided to the Department of
Business, Industry and Resource Development of
Northern Territory for the purpose of guaranteeing the
Company’s performance in accordance with Northern
Territory mining law.

The performance relates to the requirement that the
Company adheres to the terms and conditions of its
exploration licences, which inter alia requires site
restoration. However, the Directors do not anticipate the
Department of Business, Industry and Resource
Development of Northern Territory will exercise these
guarantees as the Company adheres to all conditions of
its exploration licences.
90,000

LEGEND INTERNATIONAL HOLDINGS, INC.
(An Exploration Stage Company)
Notes to Financial Statements

10.	EVENTS SUBSEQUENT TO BALANCE SHEET DATE

The Company has received applications for a further 7,962,624 shares of Common Stock at a placement price of US$0.25 per share raising an estimated A$2,522,052 (US$1,990,656). The securities will be issued pursuant to a private placement and will be issued in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended (“The Act”) under Section 4(2) of the Act and/or under Regulation S promulgated under the Act.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our by-laws indemnify each person (including the heirs, executors, administrators, or estate of such person) who is or was a director or officer of Legend to the fullest extent permitted or authorized by current or future legislation or judicial or administrative decision against all fines, liabilities, costs and expenses, including attorney's fees, arising out of his or her status as a director, officer, agent, employee or representative. The foregoing right of indemnification shall not be exclusive of other rights to which those seeking an indemnification may be entitled. Legend may maintain insurance, at its expense, to protect itself and all officers and directors against fines, liabilities, costs and expenses, whether or not Legend would have the legal power to indemnify them directly against such liability.

Costs, charges, and expenses (including attorney's fees) incurred by a person referred to above in defending a civil or criminal proceeding shall be paid by Legend in advance of the final disposition thereof upon receipt of any undertaking to repay all amounts advanced if it is ultimately determined that the person is not entitled to be indemnified by Legend and upon satisfaction of other conditions required by current or future legislation.

If this indemnification or any portion of it is invalidated on any ground by a court of competent jurisdiction, Legend nevertheless indemnifies each person described above to the fullest extent permitted by all portions of this indemnification that have not been invalidated and to the fullest extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Golden River Resources pursuant to the foregoing provisions, or otherwise, be advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth expenses, incurred or expected to be incurred by Legend in connect with the issuance and distribution of the securities being registered. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. Selling security holders will not pay any part of these expenses.

SEC Registration Fee	$7,548
Legal Fees and Expenses*	10,000
Accounting Fees and Expenses*	5,000
Printing	-
Miscellaneous	5,000

TOTAL*	$27,548

Item 26. RECENT ISSUANCE OF SECURITIES

In 2004, a total of 2,004,750 common shares were issued to the Company’s former sole officer and director for services valued at A$58,053 (US$44,550) or A$0.029 (US$0.022) per share.

In December 2004, the Company issued to Renika Pty Limited (“Renika”), a company associated with Mr J I Gutnick, 20,250,000 options to be converted into 20,250,000 shares of Common Stock, at an exercise price of A$0.029 (US$0.022) and a latest exercise date of December 2009 for services to be rendered to the Company.  The Company undertook a Black Scholes valuation of these options using a A$0.029 (US$0.022) exercise price, A$0.029 (US$0.022) market price, 5 year life, risk free interest rate of 5.155% and a volatility of 16.7%.  The 9,000,000 options were valued at A$160,672 (US$123,300) or A$0.008 (US$0.006) each.

The stock options were issued for services rendered, to be rendered and for agreeing to provide financial assistance to the Company (not the actual provision of financial assistance).  The issue of the stock options was not contingent upon any further services or events.  The stock options are not forfeitable if the services or financial assistance are not provided.  Accordingly, the value of the stock options was expensed immediately during 2004.

In September 2005, Renika exercised the 20,250,000 options using the cashless exercise feature and were issued 17,085,937 shares of Common Stock.

Effective as of December 12, 2005, the Board of Directors of Company approved the distribution to all stockholders for no consideration of an aggregate of 36,135,500 non-transferable options, each of which is exercisable to purchase one share of Common Stock of the Company at an exercise price of 25 cents per share with a latest exercise date of December 31, 2012.  The options were issued on a pro-rata basis to all stockholders of record on December 31, 2005 on the basis of two (2) options for every one (1) share of Common Stock owned by a stockholder on the record date. The options may not be exercised (other than pursuant to a cashless exercise feature) until the shares underlying the options are registered under federal and state securities laws.

Effective July 21, 2006, Legend issued 71,730,079 shares of Common Stock to Renika Pty Ltd (“Renika”), a company associated with Mr J I Gutnick, President of Legend, following the cashless exercise of 34,778,220 options. The shares of Common Stock issued are restricted shares.

From September 19, 2006 to November 17, 2006, we entered into subscription agreements with a number of parties pursuant to which we issued to those parties in a private placement transaction shares of Common Stock in Legend at an issue price of US$0.50 per share.

Effective November 17, 2006, Legend issued one (1) new bonus share of Common Stock for every two (2) shares of Common Stock outstanding on the record at that date. The issue of the new bonus shares of Common Stock were on a pro-rate basis to all shareholders. As a result, the Company issued 27,599,722 shares of its Common Stock.The Company has accounted for these bonus issues as a stock split and accordingly, all share and per share data has been retroactively restated.

On November 30, 2006, we issued 112,500 shares of Common Stock and 112,500 options over shares of Common Stock to Pinchas T Althaus.

On December 31, 2006, we entered into a subscription agreement with a party pursuant to which we issued to that party in a private placement transaction shares of Common Stock and options on the basis of one option for every two shares subscribed for with no exercise price in Legend at an issue price of US$0.50 per share. The Company has accounted for these bonus issues as a stock split and accordingly, all share and per share data has been retroactively restated.

Effective December 31, 2006, Legend issued one (1) new bonus share of Common Stock for every two (2) shares of Common Stock outstanding on the record at that date. The issue of the new bonus shares of Common Stock were on a pro-rata basis to all shareholders. As a result, the Company issued 41,934,337 shares of its Common Stock.

From February 19, 2007 to July 31, 2007, we entered into subscription agreements with a number of parties pursuant to which we issued to those parties in a private placement transaction 29,336,824 shares of Common Stock in Legend at an issue price of US$0.25 per share.

From June 15, 2007 to July 31, 2007, we issued an aggregate of 2,150,000 shares of Common Stock as consulting fees in connection with a private placement.

On November 2, 2007, we entered into an agreement with Iron Duyfken Pty Ltd to acquire three (3) project areas in the Georgina Basin of Queensland, Australia. We agreed to pay A$500,000 and issue 500,000 shares of Common Stock as consideration.

On November 22, 2007, we agreed to issue 75,000 shares of Common Stock as a result of the cashless exercise of 90,000 options expiring December 31, 2012.

On November 22 and 24, 2007, we agreed to issue a total of 104,000 shares of Common Stock for investor relations and consulting services.

On December 12, 2007, we entered into a Subscription Agreement with Atticus European Fund Ltd and Green Way Managed Account Series Ltd in respect of its segregated account, Green Way Portfolio D (collectively “Atticus”) pursuant to which the Company issued in a private placement transaction (the ”Private Placement”) to Atticus an aggregate of 18,750,000 shares of Common Stock at a price of US$0.80 per share for an aggregate purchase price of US$15,000,000..

On December 31, 2007, we issued 200,000 shares of Common Stock for services rendered to us and 150,000 shares of Common Stock for consulting services.

The securities described above were issued in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act) under Section 4(2) of the Act and/or under Regulation S promulgated under the Act.

Item 27.  EXHIBITS

Incorporated by
Reference to:

Exhibit No.	Exhibit

1.1	Subscription Agreement (1)

3.1	Certificate of Incorporation (1)

3.2	Amended Certificate of Incorporation (2)

3.3	Bylaws (1)

3.4	Specimen Stock Certificate (1)

3.5	Amendment to Certificate of Incorporation (3)

5.1	Opinion of Phillips Nizer LLP (4)

10.1	2006 Incentive Stock Option Plan (5)

10.2	Contract for the Sale of Mining Tenements (6)

10.3*	Form of Subscription Agreement (4)

10.4	Subscription Agreement dated as of December 12, 2007 (6)

10.5	Agreement with Iron Duketon Pty Limited dated November 2, 2007(7)

10.6	Agreement with Ansett Resources & Industries Pty Ltd. dated November 7, 2007(7)

10.7	Agreement with King Eagle Resources Pty Limited dated December 7, 2007(8)

21.1*	Subsidiaries of the Registrant (4)

23.1*	Consent of Phillips Nizer LLP (included in Exhibit 5.1) (4)

23.2	Consent of PKF, Certified Public Accountants, A Professional Corporation (4)

Footnotes:

(1)	Incorporated herein by reference to the Company’s Registration Statement on Form SB-2, filed on February 2, 2001, File No. 333-55116, and the amendments thereto.

(2)	Incorporated herein by reference to the Company’s current report on Form 8-K filed on March 21, 2003.

(3)	Incorporated herein by reference to the Company’s annual report on Form 10-KSB for the fiscal year ended December 31, 2006.

(4)	Filed herewith.

(5)	Incorporated by reference to the Appendix to the Company’s Proxy Statement filed on October 19, 2006.

(6)	Incorporated herein by reference to the Company’s Current Report on From 8-K filed on December 19, 2007.

(7)	Incorporated herein by reference to the Company’s Current Report on From 8-K filed on December 28, 2007.

(8)	Incorporated herein by reference to the Company’s Current Report on From 8-K filed on December 28, 2007

*	previously filed

Item 28.  UNDERTAKINGS

(a) The undersigned registrant hereby undertakes that it will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of or used or referred to by the undersigned;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned or its securities provided by or on behalf of the undersigned; and

(iv)	Any other communication that is an offer in the offering made by the undersigned to the purchaser.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(6) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and  contained in a form of prospectus filed by the registrant pursuant to Rule 424 (b)(1) or (4), or 497(h) under the Securities Act of 1933, shall be deemed to be part of this registration statement as of the time it was declared effective.

(7) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering of those securities.

(8) For the purpose of determining liability under the Securities Act to any purchaser:

(i)
Each prospectus filed pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus is deemed part of and included in this registration statement;

(ii)
Each prospectus require to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in this registration statement as of the earlier date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement shall be made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(iii)
Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in any document incorporated or deemed incorporated by reference into the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the State of Victoria, Australia on February 13, 2008 .

LEGEND INTERNATIONAL
HOLDINGS, INC.

By:	Peter Lee
Name:	Peter Lee
Title:	CFO & Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter Lee and Brian Brodrick and each of them, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign this Registration Statement and any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue thereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

/s/ Joseph I Gutnick	President, Chairman of the Board and Chief Executive Officer	February 13, 2008
Joseph I Gutnick

/s/ David Tyrwhitt	Director	February 13, 2008
David Tyrwhitt

/s/ Peter Lee	Secretary, Chief Financial Officer and Principal Accounting Officer	February 13, 2008
Peter Lee